UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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March 14, 2022

Dear Fellow Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to attend our 2022 annual meeting of shareholders, to be held at 8:00 a.m. Central Time on April 26, 2022, in the Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee 38103.

In order to provide the proxy materials to our shareholders in an expedited manner while significantly lowering the costs of delivery and reducing the environmental impact of our annual meeting, we are furnishing these materials to shareholders on the internet at https://ir.firsthorizon.com/financialdocs. You will receive a notice with instructions for accessing the materials and voting via the internet in addition to information about how to obtain paper copies of our proxy materials if you would prefer. Following this letter are the formal notice of the annual meeting and our 2022 proxy statement. The proxy statement contains detailed information on the matters to be voted on at the annual meeting.

Your vote is important. We encourage you to vote your proxy by telephone or via the internet or, if you received a paper proxy card by mail, you may also vote by signing,

dating and returning it by mail. Even if you plan to attend the meeting, please vote your proxy as soon as possible.

In order to accommodate those attending, we ask that you let us know of your plans to attend by so indicating when you vote. Registration and seating will begin at 7:30 a.m. Central Time. We will ask you to sign in and present valid photo identification (or other identification acceptable to the company) as well as proof of ownership acceptable to the company, such as an appropriate brokerage statement. If you are the legal representative of a shareholder, also bring proof thereof. Cameras and recording devices will not be permitted at the meeting. For the health and safety of all meeting attendees, if you have not been vaccinated against COVID-19, we ask that you wear a mask and practice social distancing. Though not required of vaccinated individuals, we encourage everyone to wear a mask and practice social distancing where possible.

Thank you for your continued support of First Horizon and for the trust and confidence you place in our company.

D. Bryan Jordan

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

April 26, 2022

8:00 a.m. Central Time

The annual meeting of the holders of First Horizon Corporation’s common stock will be held at 8:00 a.m. Central Time on April 26, 2022 in the Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee 38103.

The items of business are:

1.	Election of 17 directors to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified. Note, however, that under his agreement with the company Daryl G. Byrd is required to step down as Executive Chairman and a director of First Horizon and the Bank as of the second anniversary of the closing of the merger of First Horizon and IBERIABANK Corporation. Therefore, Mr. Byrd will not complete his full term as a director but will step down effective July 1, 2022.

2.	Ratification of the appointment of auditors.

3.	Approval of an advisory resolution to approve executive compensation (“say on pay”).

These items are described more fully in the following pages, which are made a part of this notice. The close of business on February 25, 2022 is the record date for the meeting. All holders of record of First Horizon’s common stock as of that time are entitled to vote at the meeting.

This meeting does not relate to the Special Meeting of Shareholders that will be held in connection with our pending acquisition by The Toronto-Dominion Bank, a Canadian chartered bank. A separate proxy statement is being prepared and delivered, and a separate Special Meeting of Shareholders will be held, in connection with that transaction.

Management requests that you vote your proxy by telephone or over the internet or that you sign and return the form of proxy promptly, as applicable, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 7 of the proxy statement.

Clyde A Billings, Jr.

Senior Vice President, Assistant General

Counsel and Corporate Secretary

Memphis, Tennessee

March 14, 2022

IMPORTANT NOTICE

Please (1) vote your proxy by telephone, (2) vote your proxy over the internet, or (3) mark, date, sign and promptly mail the form of proxy, as applicable, so that your shares will be represented at the meeting.

If you hold your shares in street name, it is critical that you instruct your broker or bank how to vote if you want your vote to count in the election of directors and the advisory resolution to approve executive compensation (vote item nos. 1 and 3 of this proxy statement). Under current regulations, if you hold your shares in street name and you do not instruct your broker or bank how to vote in these matters, no votes will be cast on your behalf with respect to these matters. For additional information, see page 8 of the proxy statement.

1	2022 PROXY STATEMENT

PROXY SUMMARY

Proxy Summary

Please read the entire proxy statement before voting. This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Page references are supplied to help you find further information in the proxy statement.

The Annual Meeting

Time and Date	8:00 a.m. Central Time, April 26, 2022
Place	The Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee 38103
Record Date	February 25, 2022
Common Shares Outstanding	533,968,325 common shares were outstanding on the record date and entitled to vote
Internet Availability of Proxy Materials	First Horizon uses the SEC’s “notice and access” rule. Notice of internet availability of proxy materials will be sent on or about March 14, 2022.
Admission Requirements and COVID-19 Protocols	To attend the meeting in person you will need proof of your stock ownership such as an appropriate brokerage statement and valid photo identification (or other identification acceptable to the company). If you are the legal representative of a shareholder, you must also bring a letter from the shareholder certifying (a) the beneficial ownership you represent and (b) your status as a legal representative. We will determine in our sole discretion whether the letter presented for admission meets the above requirements. For the health and safety of all meeting attendees, if you have not been vaccinated against COVID-19, we ask that you wear a mask and practice social distancing. Though not required of vaccinated individuals, we encourage everyone to wear a mask and practice social distancing where possible.

Vote Items

ITEM	MATTER	BOARD RECOMMENDATION	PROXY PAGE NUMBER
Vote Item 1	Election of directors. We are asking you to elect the 17 nominees named in this proxy statement as directors for a one-year term. Note, however, that under his agreement with the company Daryl G. Byrd is required to step down as Executive Chairman and a director of First Horizon and the Bank as of the second anniversary of the closing of the merger of First Horizon and IBERIABANK Corporation. Therefore, Mr. Byrd will not complete his full term as a director but will step down effective July 1, 2022. See page 36 of the proxy statement for additional details.	FOR each nominee	36
Vote Item 2	Ratification of appointment of auditors. We are asking you to ratify the appointment of KPMG LLP as our auditors for 2022.	FOR	47
Vote Item 3	Say-on-Pay advisory resolution on executive compensation. In accordance with SEC rules, we are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.	FOR	49

2021 Performance Highlights

2021 was a year of opportunities and progress for First Horizon. Our July 1, 2020 merger of equals with IBERIABANK Corporation (“IBKC merger”) and July 6, 2020 acquisition of 30 Truist branches nearly doubled our size and helped make us a top-30 U.S. bank ranked by assets. As our associates worked to achieve integration and systems conversion, business momentum began building due to their efforts and commitment.

2	2022 PROXY STATEMENT

PROXY SUMMARY

2021 Financial Results

While pressure on short-term rates continued and the competitive landscape amplified, we delivered better than expected results aided by strong credit performance and a differentiated, client-focused value proposition with a broader product set. Our solid results reflect the underlying momentum in our balanced business model and attractive geographic footprint. Non-GAAP results in the text and table below are reconciled to GAAP results in Appendix B.

•	We generated net income available to common shareholders (“NIAC”) of $962 million, up 17% from 2020. These results were reduced by a net $235 million, or $0.32 per share, of notable items largely tied to the IBKC merger, compared to a net benefit of $216 million, or $0.68, in 2020. On an adjusted basis, excluding notable items, we generated net income available to common shareholders of $1.1 billion, up 116% from 2020. These results were driven by the benefits of the IBKC merger, exceptional credit quality as well as a strong focus on deposit cost and expense discipline.

•	Diluted earnings per common share of $1.74 decreased $0.15, driven by a $0.36 reduction tied to notable items. On an adjusted basis, we grew diluted earnings per common share of $2.07 by 70%.

•	We delivered full year ROTCE of 16.5% compared with 19.0% in 2020 and adjusted ROTCE of 19.3% compared with 12.2% in 2020 and returned $733 million of capital to common shareholders, up 179% from 2020.

2021 Key Financial Highlights
PPNR/Adjusted PPNR	$1.0 billion/$1.2 billion
NIAC/Adjusted NIAC	$1.0 billion/$1.1 billion
Diluted EPS/Adjusted Diluted EPS	$1.74/$2.07
ROTCE/Adjusted ROTCE	16.5%/19.3%
Average Loans	$56.3 billion
Average Loans (excluding PPP)	$52.9 billion
Average Deposits	$73.1 billion
CET1 Ratio	9.92%
Tier 1 Capital Ratio	11.04%
Total Capital Ratio	12.34%
TBV per Share	$11.00

Merger Milestones and Technology Enhancements

As we continued to navigate the effects of the pandemic and disruptive natural disasters in 2021, we completed a number of technology enhancements and achieved critical merger-related milestones:

•	Onboarded new technology and digital capabilities and upgraded and consolidated operating systems, including wealth and trust, mortgage banking and online banking.

•	Continued to make progress against our targeted merger cost saves with annualized run-rate savings of $104 million in the fourth quarter of 2021, achieving efficiencies to deliver a differentiated client experience across the organization.

•	Identified $45 million of annualized revenue synergies largely tied to commercial loans.
•	Maintained associate retention in line with expectations, including leadership/critical positions (approximately 92%).

•	Continued to enhance our culture through regular virtual and in person leadership workshops, culture calls, and team building sessions.

As we look to the future, we are focused on our goals: delivering the benefits of our diversified business model through revenue synergies and loan growth, actively managing capital and the balance sheet, maintaining excellent credit quality and delivering top-quartile ROTCE.

3	2022 PROXY STATEMENT

PROXY SUMMARY

ESG & Compensation Highlights

In the following tables we provide a high-level summary of selected practices, including statistical data, in environmental, social, and governance (ESG) areas or related to executive compensation. The areas were selected based on feedback we have received from shareholders in recent years.

Board Composition and Governance
PRACTICE	FIRST HORIZON	PROXY PAGE NUMBER
Number of director nominees	17	36
Independence % of director nominees	82% (14 of 17)	15
Independence on key* board committees	100%	20
Is there majority voting for directors (in uncontested elections)?	Yes	7
Must director tender resignation if fails to receive majority vote?	Yes	36
Average director nominee age	65 years	40-46
Average director nominee tenure	6.5 years	40-46
Board refreshment	11 new directors in the past 5 years	40-46
Does the company disclose a director skills matrix?	Yes	39
Gender diversity % of director nominees	24% (4 of 17)	38
Racial/ethnic diversity % of director nominees	24% (4 of 17)	38
Are CEO and Chairman of the Board separate?	Yes	17-18
Is the Chairman of the Board independent?	No	15
Is there an independent Lead Director?	Yes	17
Director terms	All directors are elected for a term of one year	36
Does the company disclose stock ownership guidelines for directors?	Yes	62
Mandatory retirement age**	72, for non-employee directors	36-37
Retirement age waivers	Board may waive each year for up to 3 additional terms	36-37
Resignation tender if director has major job change (other than promotion)?	Yes	36-37
Director nominees on more than two other public company boards	None	40-46
Annual Board & committee self-evaluations?	Yes	37-38
Annual individual director evaluations?	Yes	37-38
Third party engaged to conduct Board and director evaluations?	Yes; every 3 years or as determined by the Nominating & Corporate Governance Committee	37-38
Director attendance at Board & committee meetings	Average attendance > 96%	29
Total Board meetings held in 2021	6	29
Total Board committee meetings held in 2021	34	29
Do directors meet in executive session without management?	Yes, generally at each regular Board meeting	29

* Key board committees are Audit, Compensation, and Nominating & Corporate Governance.

* * Under the provisions of the IBKC merger agreement, the mandatory retirement provisions will not apply to any of the current director nominees until after the third anniversary of the merger (July 1, 2023).

Shareholder Rights and Governance*
AREA	FIRST HORIZON
One share, one vote?	Yes
Dual or multiple class common stock?	No
Cumulative voting of stock?	No
Vote required for shareholders to amend Charter	Generally, votes cast favoring exceed votes cast opposing
Exceptions to general vote requirement in preceding row	80% for any provision of charter inconsistent with any provision of bylaws or for Article 12 of charter
Vote required for shareholders to amend Bylaws	80%
Shareholder right to act by written consent?	Yes; all shareholders must consent to take action
Shareholder right to call a special meeting?	Yes, upon demand of holders of 10% of outstanding shares
Blank-check preferred stock authorized?	Yes
Blank-check preferred stock outstanding?	Six Series: B, C, D, E, F and G
Outstanding shareholder rights plan?	No
Proxy access bylaw?	Yes
Exclusive forum bylaw?	Yes

* See our Amended and Restated Charter and our Bylaws, both available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”), for details.

4	2022 PROXY STATEMENT

PROXY SUMMARY

Other Governance

AREA	FIRST HORIZON	PROXY PAGE NUMBER
Anti-hedging policy for directors and executives?	Yes	35
Annual shareholder outreach?	Yes	12
Code of Business Conduct and Ethics?	Yes	13
Code of Ethics for Senior Financial Officers?	Yes	13
Compliance and Ethics Program Policy?	Yes	13
Board oversight of cybersecurity?	Yes, by Executive & Risk Committee	18
Audit committee financial experts?	3 currently serve on Audit Committee	21

Environmental and Social*
AREA	FIRST HORIZON
Diversity, Equity and Inclusion Program?	Yes
Board oversight of environmental, social and governance matters?	Yes, by the Nominating & Corporate Governance Committee
Chief Diversity, Equity and Inclusion Officer?	Yes
ESG Officer?	Yes
Human Rights Statement?	Yes
Social Issues Statements?	Yes
Code of Conduct for Suppliers?	Yes
Corporate Social Responsibility working group and task forces?	Yes
Corporate Social Responsibility Report?	Yes--most recently published July 2021
Shareholder Outreach on ESG Matters?	Yes

*See Environmental, Social & Governance Matters on pages 10-13 of this proxy statement, as well as our Corporate Social Responsibility Report, for additional details.

Executive Compensation
AREA	FIRST HORIZON	PROXY PAGE NUMBER
Independent consultant for the Compensation Committee	Meridian Compensation Partners, LLC	25
Frequency of Say-on-Pay vote?	Annual	49
Clawback policy?	Yes	62
Clawback features in award plans?	Yes, long-term and annual bonus	62
Below-market options allowed?	Only in substitution, in a merger, limited to 5% of plan authorization	53
Stock ownership guidelines for executives?	Yes	62
Executive-level employment agreements?	None except one with the Executive Chairman of the Board, related to a merger	77-78
Portion of CEO’s 2021 TDC that is performance-based	60%	51
Portion of CEO’s 2021 TDC that is stock-based	62%	51
Change in control (CIC) severance program?	Yes; new executive plan & legacy agreements	75
Single-trigger CIC severance benefits?	No	75
Range of CIC severance benefit	1.5 to 3.0 times salary & bonus	75
Named Executive Officers in CIC severance program	4 out of 7	75
Tax gross-up paid on CIC severance benefit?	Generally no, with one exception from 2007	75

5	2022 PROXY STATEMENT

ANNUAL MEETING MATTERS

Annual Meeting Matters

Our Board of Directors is soliciting proxies to be voted at our upcoming annual meeting of the holders of First Horizon’s common stock (and at any adjournment or adjournments of the meeting). At the meeting, our common shareholders will act to elect 17 directors; to ratify the appointment of KPMG LLP as our independent auditors for 2022; and to approve an advisory resolution to approve executive compensation (“say on pay”).

Date, Time and Place

The annual meeting of the holders of our common stock will be held on Tuesday, April 26, 2022 at 8:00 a.m. Central Time in the Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee

38103. To obtain additional information or directions to be able to attend the meeting and vote in person, contact our transfer agent at (877) 536-3558.

What You Will Need to Attend the Meeting in Person

You will need proof of your share ownership acceptable to the company (such as an appropriate brokerage statement if you hold your shares through a broker) and a form of valid photo identification (or other identification acceptable to the company). If you do not have proof of ownership and acceptable identification, you may not be admitted to the Annual Meeting. If you are the legal representative of a shareholder, you must also bring a letter from the shareholder certifying (a) the beneficial ownership you represent and (b) your status as a legal representative. We will determine in our sole discretion whether the documents presented for admission meets the above requirements.

No cameras, laptops, tablets, recording equipment, large bags, backpacks, briefcases, and similar items are permitted in the meeting room. Cell phones may not be used during the meeting, and we reserve the right to remove individuals who do not adhere to these requirements.

For the health and safety of all meeting attendees, if you have not been vaccinated against COVID-19, we ask that you wear a mask and practice social distancing. Though not required of vaccinated individuals, we encourage everyone to wear a mask and practice social distancing where possible.

Terms Used in this Proxy Statement

In this proxy statement, First Horizon Corporation is referred to by the use of “we,” “us” or similar pronouns, or simply as “FHN” or “First Horizon,” and First Horizon and its consolidated subsidiaries are referred to collectively as “the company.” First Horizon and IBERIABANK Corporation completed a merger of equals in 2020. IBERIABANK Corporation is referred to in this proxy statement by the use of “IBKC.” The term “shares” means

First Horizon’s common stock, and the term “shareholders” means the holders of that common stock, unless otherwise clearly stated. The term “associates” means persons employed by the company. The notice of the 2022 annual meeting of shareholders, this proxy statement, our annual report on Form 10-K for the year ended December 31, 2021, and the proxy card are together referred to as our “proxy materials.”

Internet Availability of Proxy Materials

We use the SEC’s “notice and access” rule, which allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 14, 2022, we sent to most of our shareholders by mail or email a notice of internet availability of proxy materials, which contains instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card, and you cannot use it to vote your shares. If you received only a notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice.

6	2022 PROXY STATEMENT

ANNUAL MEETING MATTERS

If you received a paper copy of the notice, we encourage you to help us save money and reduce the environmental impact of delivering paper notices by signing up to receive all of your future proxy materials electronically.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares, please follow each set of separate voting instructions that you received for the shares of common stock held in each of your different accounts.

Voting by Proxy & Revoking Your Proxy

The First Horizon Board of Directors is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting of shareholders in the manner you direct. Giving us your proxy allows your shares to be voted even if you do not attend the annual meeting. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including by telephone or internet) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxy. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors as follows:

FOR:

1.	Election of 17 directors to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified. Note, however, that under his agreement with the company Daryl G. Byrd is required to step down as Executive Chairman and a director of First Horizon and the Bank as of the second anniversary of the closing of the IBKC merger. Therefore, Mr. Byrd will not complete his full term as a director but will step down effective July 1, 2022.

2.	Ratification of the appointment of auditors.

3.	Approval of an advisory resolution to approve executive compensation (“say on pay”).

This meeting does not relate to the Special Meeting of Shareholders that will be held in connection with our pending acquisition by The Toronto-Dominion Bank, a Canadian chartered bank. A separate proxy statement is being prepared and delivered, and a separate Special Meeting of Shareholders will be held, in connection with that transaction.

Solicitation of Proxies

First Horizon will pay the entire cost of soliciting the proxies. In following up the original solicitation of the proxies, we may request brokers and others to send proxy materials to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If we deem it necessary, we may also use several of our associates to solicit proxies from the shareholders, either personally or by telephone, letter or email, for which they will receive no compensation in addition to their normal compensation. We have hired Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, Stamford, CT 06902 to aid us in the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses. An additional charge of $6.50 per holder will be incurred should we choose to have Morrow Sodali LLC solicit individual holders of record.

Quorum & Vote Requirements

Except for our depositary shares (each representing a fractional interest in a share of one of the several series of our non-cumulative perpetual preferred stock), which have limited voting rights and no right to vote at the annual meeting, our common stock is our only class of voting securities. There were 533,968,325 shares of common stock outstanding and entitled to vote as of February 25, 2022, the record date for the annual meeting.

Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on the vote items.

The affirmative vote of a majority of the votes cast is required to elect the nominees as directors, and we have

7	2022 PROXY STATEMENT

ANNUAL MEETING MATTERS

adopted a director resignation policy that requires a director who does not, in an uncontested election, receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. For additional information on our director resignation policy, see the summary of the policy under Director Resignation and Retirement Policies in Vote Item 1 of this proxy statement, which begins on page 36. The policy is also contained in our Corporate Governance

Guidelines, which are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation and to ratify the appointment of auditors.

Effect of Not Casting Your Vote

Shares Held in Street Name. If you hold your shares in street name it is critical that you instruct your broker or bank how to vote if you want your vote to count in the election of directors and the advisory resolution to approve executive compensation (vote items 1 and 3 of this proxy statement). Under current regulations, your broker or bank will not have the ability to vote your uninstructed shares in these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker or bank how to vote, no votes will be cast on your behalf with respect to these matters. Your broker or bank will have the ability to vote uninstructed shares on the ratification of the appointment of auditors (vote item 2).

Shareholders of Record. If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting unless you attend the annual meeting and vote your shares there.

Duplicate Mailings & Householding

Duplicate mailings in most cases are inconvenient for you and an unnecessary expenditure for us. We encourage you to eliminate them whenever you can as described below.

Multiple Accounts. Some of our shareholders own their shares using multiple accounts registered in variations of the same name. If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our stock transfer agent, Equiniti Trust Company (EQ), by phone toll-free at 1-877-536-3558, or by mail to EQ Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854.

Shares Held in Street Name. If you and other members of your household are beneficial owners of shares, meaning that you own shares indirectly through a broker, bank, or other nominee, you may eliminate any duplication of mailings by contacting your broker, bank, or other nominee. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

Shareholders with the Same Address; Requesting Changes. If you are among the shareholders who receive paper copies of our proxy materials, SEC rules allow us to mail a single copy of those materials to all shareholders residing at the same address if certain conditions are met. This practice is referred to as “householding.” Householding does not apply to either the proxy card or the notice of internet availability of proxy materials. If your household receives only one copy of the proxy materials and if you wish to start receiving separate copies in your name, apart from others in your household, you must request that action by contacting our stock transfer agent, EQ, by phone toll-free at (877) 536-3558 or by writing to EQ Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854. That request must be made by each person in the household who desires a separate copy. Within 30 days after your request is received we will start sending you separate mailings. If you and members of your household are receiving multiple copies and you want to eliminate the duplications, please request that action by contacting EQ using the contact information given in this paragraph above. In either case, in your communications, please refer to your account number. Please be aware that if you hold shares both in your own name and as a beneficial owner through a broker, bank or other nominee, it is not possible to eliminate duplications as between these two types of ownership. If your household receives only a single copy of the proxy materials, and if you desire your own separate copies for the 2022 annual meeting, you may download them from our website using the website address listed in the box below. If you would like additional copies mailed, we will mail them promptly if you request them from our Investor Relations department at our website or by mail to Investor Relations, P.O. Box 84, Memphis, TN 38101. You may also request that additional copies be mailed by calling our transfer agent at (877536-3558. However, we cannot guarantee you will receive mailed copies before the 2022 annual meeting.

8	2022 PROXY STATEMENT

ANNUAL MEETING MATTERS

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on April 26, 2022
This proxy statement, our proxy card, and our annual report on Form 10-K are available at
https://ir.firsthorizon.com/financialdocs.
Also available there is a letter to shareholders discussing our 2021 activities and performance.

Culture & Governance

Our Firstpower Culture

Our principal business is providing financial services to our clients. Although many financial services can be delivered through technology today, we believe that our clients’ experience with our associates is a critical way we differentiate our company from our competitors. Specifically, we ask our associates to strive consistently to anticipate and respond to client needs and exceed client expectations.

For this “differentiated experience” strategy to succeed, we have to build and nurture a diverse, equitable and inclusive workplace culture that strives to attract, hire, and retain the best people available by compensating and treating them fairly; ensuring that they have opportunities for professional growth and advancement; supporting them with appropriate workplace resources and training; promoting constructive collegiality and a sense of workplace community; encouraging innovation and the development of better ways to address business challenges; recognizing associate achievements, both great and small; and promoting behaviors that provide clients with best-in-class service. At First Horizon, we call this culture “Firstpower.”

As the post-merger integration process has progressed, Firstpower has evolved to incorporate the best aspects of both organizations into the culture of our company. We have developed the following Purpose and Values to guide our associates on our core values and philosophies.

Our Purpose: First Horizon’s purpose is to help our clients unlock their full potential with capital and counsel.

Our Values:

▪	Put Clients First – Go above and beyond to listen, understand and solve the client’s needs. Follow through and exceed expectations every step of the way.

▪	Care About People – Treat others with respect and dignity. Foster a culture of collaboration. Demonstrate kindness and empathy for all.
▪	Commit to Excellence in Everything We Do – Conduct business with professionalism and dignity. Embody a “can do” spirit that gets results for our clients.

▪	Elevate Equity – Place equity at the center of our diversity and inclusion efforts. Create accountability and ensure accessibility and opportunity for all.

▪	Foster Team Success – Measure wins in terms of “we” not “me.” Take pride in company success. Be invested in a shared vision for future growth.

Our Action: Own the moment.

We use many tools and resources—programs, events, promotions, communication channels—to nurture and enhance our Firstpower culture. We focus on offering a variety of opportunities that promote mentoring, wellness, internships, diversity, inclusion, volunteering, informal shout-outs and formal recognitions, career management and continuing education, resource groups, and parental and care-giver support.

Our Firstpower culture is a key enabler of First Horizon’s enterprise-wide diversity, equity, and inclusion strategy. Our DEI strategy has a particular focus on elevating equity —an approach that ensures we hold ourselves accountable for quantifying and reducing disparities in accessibility and opportunity based on gender, age, socioeconomic status, sexual orientation, disability status, veteran status, race/ethnicity, etc. We elevate equity through:

▪	Ensuring representation of diverse talent

▪	Strengthening leadership capabilities and accountability

▪	Fostering inclusion and equality through fairness and transparency

▪	Better serving diverse markets and clients

▪	Investing in the well-being of communities

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GOVERNANCE & CULTURE

The full Board oversees the company’s DEI strategy and receives periodic reports from management on our DEI efforts.

At December 31, 2021, First Horizon had:

▪	7,867 associates, or 7,676 full-time-equivalent associates, not including contract labor for certain services:

○	69% white, 18% African American, 9% Hispanic, 2% Asian, and 2% other races or ethnicities

○	63% female and 37% male

○	2% have disabilities

•	1,215 corporate managers:
○	79% white, 12% African American, 6% Hispanic, 2% Asian, and 1% other races or ethnicities

○	54% female and 46% male

○	1% have disabilities

•	30 members of the Operating Committee (composed of senior leaders from across the organization):

○	73% white, 10% African American, 7% Hispanic, 3% Asian, and 7% other races or ethnicities

○	43% female and 57% male

Our Awards

First Horizon strives to strengthen the lives of our associates, clients and communities. We’re honored by the recognition awarded us for our efforts. We are especially proud of the praise we have received for our community service, diversity, equity and inclusion efforts, and family-friendly work environment. Here are some of the honors we’ve received in the past two years:

World’s Best Banks List Forbes Magazine	America’s Most Just Companies Forbes Magazine

Best Banks to Work For American Banker	U.S. Top 10 Most Reputable Bank RepTrak

Diversity Leader Profiles in Diversity Journal	100 Best Adoption-Friendly Workplaces in America Dave Thomas Foundation for Adoption

Best Companies for Multicultural Women Working Mother Magazine	Bloomberg Gender Equality Index Bloomberg

Environmental, Social & Governance Matters

Our ESG journey is ongoing. We have made progress since the IBKC merger, with several enhancements to our overall ESG practices completed or in progress as described in the chart and narrative on the following pages. We will continue to focus on the ESG issues that matter most to our business and stakeholders and look forward to sharing our progress in our next Corporate Social Responsibility Report, slated to be published in Summer 2022.

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ESG Progress and Opportunities

Recent Progress	Opportunities in Progress and on the Horizon
Governance

Strategy. Adopted initial ESG strategy and pillars.

Responsibility.

•   Board assigned Nominating & Corporate Governance Committee with ESG oversight; regular updates at Committee meetings scheduled.

•   Scheduled regular updates on climate-related risks and opportunities for Executive & Risk Committee.

•   Incorporated climate risk into statement of risk appetite.

•   Delegated management responsibility to an ESG Officer.

•   Established Corporate Social Responsibility working group and task forces.

•   Engaged ESG advisors.

Measurement. Establish qualitative and quantitative measurements to monitor ESG progress.

Implementation. Engage with advisors, working group and task forces to operationalize solutions.

Risk management. Incorporate climate risk throughout our risk management processes and policies.

Environmental

Roadmap. Established a roadmap and framework to achieve sustainability goals.

Resources. Engaged climate scientist to advise on environmental matters.

Accomplishments.

•   Completed initial portfolio analysis on climate risk exposure.

•   Reduce, reuse and recycle initiatives, including becoming a styrofoam free workplace.

Carbon footprint. Calculate our own greenhouse gas emissions and set baseline so that we are positioned to set reduction targets.

Environmental initiatives. Work with environmental task force, corporate properties and procurement to assess cost save opportunities and identify measures to improve the resource efficiency of our footprint and activities.

Social

DEI.

•   Hired Dr. Hood as Chief DEI Officer.

•   Launched enterprise-wide DEI Council.

•   Women appointed to key leadership roles: COO, CFO and CHRO.

•   Participated in the W.K. Kellogg Foundation’s Expanding Equity program.

•   Launched 3 new Associate Resource Groups: Hispanic Outreach and Latino Alliance, Eco Champions and Black Inclusion Guild.

•   Executive Management Committee participated in DEI training at National Civil Rights Museum's Corporate Equity Center.

Wellness & Benefits. Continue to provide tools, resources and support to promote associates’ financial, emotional and physical well-being.

Culture. Continue to work toward infusing DEI into our programs and activities, internally and externally.

Talent. Focus on increasing underrepresented talent in key business units and leadership roles.

CRA. Work to expand access to housing for LMI individuals, support economic development and community revitalization in LMI communities, and improve financial capability and stability in LMI communities.

Outreach and Disclosure

SASB/TCFD. Began the process of aligning ESG reporting with SASB and TCFD frameworks.

Shareholder Outreach. Conducted first proactive corporate governance outreach effort in 2020; continued that outreach in 2021.

CSR Report

•    Published comprehensive CSR Report covering combined company.

•    Enhanced ESG, environmental, DEI, compliance, political involvement and data privacy and cybersecurity disclosures.

Materiality assessment. Look to conduct ESG materiality assessment with our stakeholders to help us prioritize time and resources.

SASB/TCFD. Work toward disclosure aligned with SASB and TCFD frameworks.

ESG Ratings. Continue to review and update rating organizations’ data in order to improve scores further.

Governance. In April 2021, First Horizon hired an Environmental, Social and Governance Officer and began work on a more formalized ESG strategy for our company. We adopted our first ESG strategy and pillars, identified near-term priorities, and incorporated climate risk into our statement of risk appetite. The Board charged the Nominating & Corporate Governance Committee with overseeing the management of and commitment to ESG matters and ESG reporting. That Committee is scheduled to receive updates on ESG matters at every regular meeting, and the Executive & Risk Committee is scheduled to receive regular updates on climate-related risks and opportunities. The Board is also scheduled to receive regular updates on ESG matters, including climate-related

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risks and opportunities. Management responsibility was delegated to the ESG Officer, working under the oversight of the Chief Communications Officer. We also established a Corporate Social Responsibility working group and task forces under the leadership of our Chief Communications Officer to review, direct and guide the company’s ESG efforts. Finally, we engaged advisors to help guide our ESG strategy. Going forward, we plan to engage with our advisors, the CSR working group and the various task forces to establish qualitative and quantitative measurements to track and monitor ESG progress and to further develop our ESG pillars and operationalize solutions. We are also working to incorporate climate risk throughout our risk management processes and policies.

Environmental. In 2021, First Horizon established a roadmap and framework to achieve our sustainability goals and hired a climate scientist to advise the company and the Board of Directors on environmental matters. In addition to opportunities, we are aware of the challenges a changing climate could pose for our business, clients and communities and continue to evaluate these and incorporate them into our risk management framework. We also completed an initial analysis of climate risk exposure in our loan portfolio and became a styrofoam free workplace. Going forward, we plan to work with the environmental task force, corporate properties and procurement to assess cost save opportunities and identify measures to improve the resource efficiency of our footprint and activities.

Social. Under the leadership of Dr. Anthony C. Hood, our Chief Diversity, Equity & Inclusion (“DEI”) Officer, First Horizon participated in the W.K. Kellogg Foundation’s Expanding Equity program, which is designed to increase diversity, equity and inclusion in corporate America. In addition, our Executive Management Committee participated in a two-day intensive DEI training at the National Civil Rights Museum’s Corporate Equity Center. Under Dr. Hood’s oversight, we will continue to focus on infusing DEI into our programs and activities, internally and externally, and on increasing underrepresented talent in key business units and leadership roles. Our Community Reinvestment Act area will focus on expanding access to housing for low to moderate income (“LMI”) individuals by financing affordable housing and home rehabilitation programs; supporting economic development and community revitalization in LMI communities by providing small business and commercial financing, technical assistance, job training and creation, and workforce development initiatives; and improving financial capability and stability in LMI communities through banking products and services, volunteerism, financial support for critical community services and financial literacy education programs.

Outreach and Disclosure. Post-merger, we conducted the company’s first proactive corporate governance outreach effort with shareholders and benefited from their feedback and perspectives on a variety of ESG topics. This feedback provided an opportunity to adopt and apply suggestions and practices to best support our business and culture. See Shareholder Outreach immediately following this section for detailed information on our 2021 outreach. We intend to continue our outreach to shareholders on an annual basis going forward and to participate in proactive ESG conversations with shareholders throughout the year. In addition, our ESG team began the process of aligning our ESG reporting with industry-leading frameworks including the Sustainable Accounting Standards Board (“SASB”) and the Task Force on Climate-related Financial Disclosures (“TCFD”). As we move beyond merger integration and systems conversion priorities, we plan to conduct an ESG materiality assessment with participation by our shareholders, associates and clients to help identify issues that represent our most significant and material risks as well as opportunities for enhanced stakeholder value. We also intend to enhance our ESG disclosures with an eye to improving our ESG scores from organizations that rate companies on ESG matters.

Shareholder Outreach

We are committed to ongoing dialogue with our shareholders, and in the fourth quarter of 2021 we contacted shareholders representing 54% of our outstanding common shares to offer to engage with them and solicit feedback on areas of interest to them regarding corporate governance.

Lead director Colin Reed, Compensation Committee Chair Rick Maples and members of the legal, compensation, investor relations and ESG teams subsequently held discussions with representatives of firms holding about 18% of our outstanding common shares. The comments and insights they received were shared with the Nominating & Corporate Governance Committee in early 2022 and provided valuable insights into our shareholders’ perspectives on various topics related to the merger of equals, Board composition, executive compensation, and ESG matters.

Key strategic, compensation, and governance feedback included:

•	Overall, shareholders expressed the continued view that, particularly for a regional bank of our size, we

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have made considerable progress in advancing our corporate governance and ESG initiatives.

•	In particular, we received positive feedback regarding our efforts around diversity, equity and inclusion at the company and Board level, progress on environmental matters, focus on the well-being of our associates, and improved disclosures particularly in the area of cyber security and associate demographics.

•	Associate retention at all levels is crucial, and executive transitions must be well-managed.

•	Credit quality is critical. We are showing good focus on credit quality and transparency with shareholders.

•	Data security, especially when so many associates work remotely, is an ongoing concern.

•	Our governance and executive compensation programs are strong.

•	Oversight of ESG matters should be a focus for our Board. Some inquired about management’s plans to produce a TCFD report and to incorporate ESG matters into our strategy and ESG metrics into our executive compensation programs.

•	Diversity is important at the board, management and workforce levels.

•	Some noted the need to reduce the size of the Board post-merger via attrition or other options in the future.
•	Some highlighted opportunities to enhance further our disclosures regarding incentive plans.

In response to shareholder feedback, we will continue to make adjustments that represent the best interests of our shareholders by:

•	Continuing to improve transparency and refine our overall corporate governance framework;

•	Consistently reviewing the makeup of our board with a strong focus on ensuring an appropriate level of skills, experience and diversity;

•	Ensuring we have strong board oversight in place regarding risk management with overarching goals of soundness, profitability, and growth, in that order;

•	Further enhancing our compensation framework to help ensure we deliver strong financial performance with appropriate alignment of management and shareholder interests;

•	Fostering an open and inclusive work environment and continuing to advance diversity;

•	Working toward alignment with SASB, TCFD and other disclosure frameworks as appropriate; and

•	Continuing to advance our overall ESG efforts with a goal of delivering for our key stakeholders and driving enhanced long-term shareholder returns.

Corporate Governance

First Horizon is dedicated to operating in accordance with sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and overall success. Some of our corporate governance principles, policies and practices are highlighted below.

Key Corporate Governance Documents

Our Board has adopted the following key corporate governance documents. All of these are available, along with several other governance documents, such as our compensation recovery policy, stock ownership guidelines, and committee charters, on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). Paper copies are also available to shareholders upon request to the Corporate Secretary.

Corporate Governance Guidelines. The Guidelines provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees, and establish a common set of expectations as to how the Board should perform its functions.

Code of Business Conduct and Ethics. This code sets forth the overarching principles that guide the conduct of every aspect of our business. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director must be promptly disclosed to shareholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our website, or disclosure on Form 8-K.

Code of Ethics for Senior Financial Officers. This code promotes honest and ethical conduct, proper disclosure of

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financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other associates who have financial responsibilities. We intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on our website.

We have also adopted a Compliance and Ethics Program Policy, which highlights our commitment to having an effective compliance and ethics program by exercising due diligence to prevent and detect criminal conduct and otherwise by promoting an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Related Party Transaction Procedures

The Audit Committee of the Board has adopted procedures for the approval, monitoring, and ratification of transactions between First Horizon, on the one hand, and our directors, executive officers or 5% shareholders, their immediate family members, their affiliated entities and their immediate family members’ affiliated entities, on the other hand. A copy of our procedures is available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). Our procedures require management to submit any proposed “related party transaction” (defined as a transaction that is required to be disclosed in our proxy statement pursuant to the requirements of Item 404(a) of Regulation S-K promulgated by the SEC) or amendment to an existing related party transaction to the Audit Committee for approval or ratification. In some cases, the matter may be determined by the chair of the Audit Committee. In considering whether to approve a given transaction, the Audit Committee (or chair) must consider:

•	whether the terms of the related party transaction are fair to First Horizon and at least as favorable as would apply if the other party was not, or did not have an affiliation with, a director or executive officer of First Horizon;

•	whether First Horizon is currently engaged in other related party transactions with the related party at issue or other related parties of the same director or executive officer; whether there are demonstrable business reasons for First Horizon to enter into the related party transaction; whether the related party transaction would impair the independence of a director; and

•	whether the related party transaction would present an improper conflict of interest for any director or executive officer of First Horizon, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

First Horizon, the Bank and the subsidiaries of each, as applicable, have entered into lending transactions and/or other banking or financial services transactions in the ordinary course of business with our executive officers, directors, nominees, their immediate family members and affiliated entities, and the persons of which we are aware that beneficially own more than five percent of our common stock, and we expect to have such transactions in the future. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the company, and did not involve more than the normal risk of collectability or present other unfavorable features. We note that as a perquisite we offer all associates discounts on certain financial services (for example, no-fee domestic wire transfers). These discounts are available to our executive officers except in relation to credit extended at the time an executive officer is serving as such.

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Board Matters

In accordance with our Bylaws, First Horizon is managed under the direction of and all corporate powers are exercised by or under the authority of our Board of Directors. Our Board of Directors currently has 17 members. All of our directors are also directors of First Horizon Bank (the “Bank”). The Bank is our principal operating subsidiary.

Independence & Categorical Standards

Independence

Our common stock is listed on the New York Stock Exchange. The NYSE listing standards require a majority of our directors and all of the members of the Audit, Compensation, and Nominating & Corporate Governance Committees of the Board of Directors to be independent as defined in the listing standards. Under these standards, our Board of Directors is required to determine affirmatively that a director has no material relationship with the company for that director to qualify as independent. In order to assist in making independence determinations, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Nominating & Corporate Governance Committee considered the relationships between each director and the company, including those that fall within the categorical standards. In addition, the NYSE listing standards require that the Board specifically consider certain factors in determining the independence of any director who will serve on the Compensation Committee. These factors are described under the heading The Compensation Committee—In General below in this proxy statement. Our Board specifically considered such factors in making the independence determinations for all of our directors, including those who serve on the Compensation Committee. Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that 14 of our current non-employee directors (Messrs. Barton, Burdick, Casbon, Compton, Fenstermaker, Kemp, Maples, Reed, Shea, and Subramaniam and Mses. Davidson, Palmer, Stewart, and Sugrañes) are independent under the NYSE listing standards. None of Mr. Byrd, as our Executive Chairman, Mr. Jordan, as our Chief Executive Officer, or Mr. Taylor, who was employed by First Horizon until November 2019 pursuant to an employment agreement entered into in connection with our merger with Capital Bank Financial Corp., is independent. The categorical standards established by the Board are set forth below and are also available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”).

Director Transactions by Category or Type

With respect to each director who is identified above as independent under the NYSE listing standards, the Board considered the following types or categories of transactions, relationships or arrangements in determining the director’s independence under the NYSE standards and our categorical standards.

•	Provision by the company, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following banking and financial services and services incidental thereto to directors, their immediate family members and/or to entities with which directors or their immediate family members are affiliated: deposit accounts (all independent directors except Mr. Burdick and Ms. Stewart); treasury management products (Messrs. Compton and Subramaniam); loans (including mortgage loans and loans secured by obligations of a director-affiliated entity), letters of credit, guaranties, credit cards and/or other lines of credit (Messrs. Barton, Fenstermaker, Kemp, Maples, Reed, Shea, and Subramaniam and Mmes. Davidson, Palmer and Sugrañes); investment banking (Mr. Subramaniam); broker/dealer services (Messrs. Fenstermaker and Reed); financial planning/family office services (Mr. Reed); trust services (Messrs. Compton, Fenstermaker and Shea and Ms. Sugrañes); insurance brokerage (Mr. Reed); safe deposit boxes (Mr. Compton); purchasing card services (Mr. Fenstermaker) and currency exchange (Mr. Compton).

•	Provision by an entity affiliated with a director or his or her immediate family member, in the ordinary course of business and on substantially the same

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terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following products and services to the company: package delivery and print services (Mr. Subramaniam); hotel lodging for business travel by associates of the company (Mr. Reed); venues for business development and for holding seminars and other corporate functions (Mr. Reed); restaurant meals for business purposes (Mr. Reed); and title insurance and related loan services (Mr. Casbon).

•	Charitable contributions by the company or the First Horizon Foundation to charitable organizations with which a director or immediate family member is affiliated (Mses. Davidson and Palmer and Messrs. Barton, Burdick, Compton and Kemp).

Categorical Standards

Each of the following relationships between the Corporation (as defined below) and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or shareholder (or holds a similar position), on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is independent for purposes of the NYSE listing standards:

1.	Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/ dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

2.	An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business, (2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934, (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and (4) the extension of credit has not been placed on non-accrual status.

3.	Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization’s consolidated gross revenue (based on the charitable organization’s latest available income statement).

4.	Vendor or other business relationships (excluding banking and financial services relationships and extensions of credit covered by paragraph 1 or 2 above), provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

5.	All compensation and benefits provided to non-employee directors for service as a director.

6.	All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated associates and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated associates of the Corporation.

Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.

The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.

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The following definitions apply to the categorical standards listed above:

“Corporation” means First Horizon Corporation and its consolidated subsidiaries.

“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

“Significant shareholder” means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. “Beneficial ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

Board Structure & Role in Risk Oversight

Evolution of Leadership Structure

First Horizon’s Board leadership structure has evolved significantly over the years. Prior to 2007, the Chairman of the Board and Chief Executive Officer roles were held by the same individual (except for two transition periods relating to CEO succession). In 2007, the Board made certain governance changes in order to facilitate the implementation of strategic changes it was then initiating, including the appointment of a new CEO and of a separate individual as the Chairman of the Board. In 2012, the Board elected Mr. Jordan, who had become our President and CEO in 2008, as Chairman of the Board as well. Finally, upon the closing of the merger of equals of First Horizon and IBKC in 2020, Mr. Byrd became Executive Chairman of the Board of First Horizon and the Bank (an executive officer position), with Mr. Jordan continuing in the roles of President and CEO.

Current Leadership Structure

Executive Chairman; President and CEO

In accordance with the Agreement and Plan of Merger with IBKC entered into as of November 3, 2019 in connection with the merger of equals (the “merger agreement”), the company’s Bylaws provide that Mr. Byrd will serve as Executive Chairman of First Horizon and the Bank until the second anniversary of the closing of the merger (or any such earlier date as of which Mr. Byrd ceases for any reason to serve in the position of Executive Chairman), at which time Mr. Jordan will succeed Mr. Byrd as the Chairman of the Board of First Horizon and the Bank. Under his agreement with the company, Mr. Byrd is required to step down as Executive Chairman and a director of First Horizon and the Bank as of the second anniversary of the closing of the merger. Thereafter, Mr. Byrd will serve as a senior advisor to First Horizon and the Bank until the fifth anniversary of the closing date.

Under First Horizon’s current Bylaws, the Chairman of the Board presides at all meetings of the shareholders and of the Board (except, with respect to meetings of the Board, as the Board may otherwise determine) and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board. The Chief Executive Officer is responsible for carrying out the orders of and the resolutions and policies adopted by the Board, has general management of the business of the company and exercises general supervision over all of its affairs, and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board.

Lead Director

In accordance with the merger agreement, First Horizon’s Bylaws also provide that from the closing of the merger until Mr. Jordan succeeds Mr. Byrd as Chairman of the Board of First Horizon and the Bank, the Lead Director of the Board of First Horizon and the Bank will be an independent director chosen by the continuing First Horizon directors from among the continuing First Horizon directors. After Mr. Jordan succeeds Mr. Byrd as Chairman of the Board and until the third anniversary of the closing date, the Lead Director will be an independent director chosen by the majority of the continuing IBKC directors from among the continuing IBKC directors; the Lead Director thereafter will serve in that capacity until replaced by a majority vote of the entire Board.

Mr. Reed, who is independent under the listing standards of the NYSE, is currently serving as Lead Director for the Board. The Lead Director’s responsibilities include, among other things, supporting the Chairman of the Board in developing (in conjunction with the Corporate Secretary) the agenda for each Board meeting and in defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;

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presiding (or, if he cannot be in attendance, designating another independent director to preside) at executive sessions of the Board; taking any actions he deems necessary or appropriate in connection with the Board and committee self-evaluation process (including contacting each director individually to obtain additional input on Board and committee effectiveness, if he deems appropriate); receiving reports from directors who have concerns about another director’s performance pursuant to our process for individual director performance evaluations; and receiving communications from shareholders pursuant to our process for communications with the Board.

Reasons for Current Leadership Structure

We believe that our current board leadership structure, with Mr. Byrd and Mr. Jordan serving as Executive Chairman and CEO, respectively, and with a separate Lead Director who is independent under the NYSE listing standards and has the principal duties specified in the Corporate Governance Guidelines, has been appropriate for our company during the post-merger transition period. The leadership of both Messrs. Byrd and Jordan has been crucial to overseeing and facilitating the integration of First Horizon and IBKC since the merger in July 2020. In negotiating the merger, both boards of directors wanted to ensure substantial continuity in leadership for the combined company post-merger. Thus both boards agreed that roughly half of the new board, and roughly half of the new executive team, would come from each legacy company. The division of the roles of Executive Chairman and CEO between Mr. Byrd and Mr. Jordan also reflected this desire. While Mr. Jordan has the overall responsibility for managing the business, Mr. Byrd was tasked as Executive Chairman with making key aspects of the merger work, including blending the two business cultures (on the Board, within the executive group, and within the combined company overall), promoting the best practices of each legacy company, smoothing transitions for clients, and assuring our many communities that we will continue our support of them.

Mr. Byrd will step down as Executive Chairman effective July 1, 2022, and Mr. Jordan will succeed him as Chairman of the Board. At that point, we will again have a combined CEO and Chairman in Mr. Jordan. We believe that that leadership structure, along with a separate Lead Director who is independent under the NYSE listing standards and has the principal duties specified in the Corporate Governance Guidelines, will be most appropriate for our company going forward. We believe that combining the roles of CEO and Chairman beginning in July 2022 will facilitate our prudent management of the company as we leave merger integration and systems conversion tasks behind us. Holding both roles will best position Mr. Jordan as CEO and Chairman to be aware of major issues facing the company on a day-to-day and long-term basis and to identify key risks and developments facing the company that should be brought to the Board’s attention. The combined role will also provide a single point of leadership for the company so that the company maintains a unified message and strategic direction.

The combined CEO/Chairman position will be counterbalanced by our strong Lead Director position, currently held by Mr. Reed. The Lead Director, who has the responsibilities described above, provides an independent voice on issues facing the company and ensures that key issues are brought to the Board’s attention. The Board and its committees also regularly hold executive sessions with no members of management present, thereby providing an opportunity for the independent directors to discuss their views freely; the executive sessions of the Board are generally presided over by the Lead Director (or his designee, if he cannot attend). All four regular meetings of the Board in 2021 concluded with such an executive session. The Board itself has a high degree of independence, with 14 of the 15 non-employee directors qualifying as independent under the NYSE listing standards.

We recognize that different board leadership structures may be appropriate for First Horizon at different times and in different situations. As part of our Board self-evaluation process, the Board annually evaluates the company’s leadership structure to ensure that it remains the most appropriate one for the company. As stated in our Corporate Governance Guidelines, the Board is free to select its Chairman and First Horizon’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time. The Board has currently separated the roles of Chairman and CEO and will consider doing so in the future should circumstances arise that make such separation appropriate.

Board Role in Risk Oversight

As stated in our Corporate Governance Guidelines, oversight of risk management is central to the role of the Board. Our Board provides continuous oversight of overall risks, with emphasis on strategic risks and those related to reputation and corporate social responsibility. The Board reviews and approves our statement of risk appetite, which defines the outside limit of risk that First Horizon is willing to assume in executing our business strategy through the business cycle, on an annual basis. Our risk management processes are reflected in a Board policy on risk management governance and in a Board statement of strategic objectives and risk appetite. The policy delegates

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primary responsibility for enterprise risk management oversight (including oversight of information security risk) to the Executive & Risk Committee. The role of that Committee, as well as that of the Audit, Compensation and Nominating & Corporate Governance Committees, is outlined below. Each of these committees and the full Board receive regular reports from management regarding the company’s risks, and each committee reports regularly to the full Board concerning risk.

Executive & Risk Committee. The Executive & Risk Committee’s charter authorizes and directs the Committee to assist the Board in its oversight of (i) the establishment and operation of our enterprise risk management framework, including policies and procedures establishing risk management governance, risk management procedures, risk control infrastructure, and processes and systems for implementing and monitoring compliance with the framework with respect to the management of credit, market, operational, liquidity, interest rate sensitivity, capital and equity investment risks, including emerging risks, (ii) the adoption, implementation and periodic review of significant risk management and compliance policies and (iii) our risk appetite statement. In fulfilling its risk responsibilities, the Board delegated the following duties to the Committee: to review periodically and recommend to the Board the risk appetite parameters to be employed by management in operating the company; to receive information on our business practices, policies and procedures related to the risks listed above; to monitor results to ensure alignment with First Horizon’s risk appetite; to review periodic risk and compliance reports from the Chief Risk Officer and the Chief Credit Officer, including reports on major risk exposures and steps taken to monitor, mitigate and control such exposures; to review periodically with management regulatory correspondence and actions; to review and approve First Horizon’s stress testing program and results; and to establish (or recommend to the Board the establishment of) risk management and compliance policies and periodically review such policies, as appropriate. The reports from the Chief Risk Officer referred to above take place on a quarterly basis and include information on information security (including cybersecurity) risk and the steps taken to monitor, mitigate and control it. The Committee’s charter specifically states that the Committee may meet separately in executive session with the Chief Risk Officer as often as the Committee deems necessary or appropriate.

In connection with its credit risk responsibilities, the Committee oversees First Horizon’s independent Credit Assurance Services department. The Committee charter requires the Committee to advise the Chief Audit Executive (who has responsibility for the Credit Assurance Services department) that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the Credit Assurance Services department and management’s responses thereto; to approve the department’s Annual Review Plan and schedule of activities; to meet quarterly with the Chief Audit Executive in separate executive session to discuss any matters that the Committee or the Chief Audit Executive believes should be discussed privately; and to review the Annual Credit Assurance Services department Statement of Independence.

Federal Reserve regulations require banking organizations with assets greater than $50 billion to establish an independent risk committee of the board of directors that has, as its sole and exclusive function, responsibility for the risk management policies of the organization’s global operations and oversight of the organization’s risk management framework. The regulations also specify that the organization must have a risk committee that is chaired by a director who is independent as defined in the regulations and that has at least one member with “experience in identifying, assessing and managing risk exposures of large, complex firms.” These requirements will apply to the company beginning in the fourth quarter of 2022. The company currently complies voluntarily with the requirements outlined above with respect to the Executive & Risk Committee chair and membership and expects to establish a separate risk committee in advance of the date that these requirements become applicable to the company.

Audit Committee. In accordance with the NYSE listing standards and its charter, the Audit Committee receives reports from the Chief Audit Executive regarding risk governance, risk assessment and risk management, the adequacy of the company’s policies and compliance with legal and regulatory requirements. These include reports from the IT Audit area on the company’s information security, including risk assessment and planning relating to cybersecurity, network security and physical security. Pursuant to its charter, the Audit Committee also reviews associate complaints or material reports or inquiries received from regulators or government agencies and management’s responses; meets periodically with the company’s Chief Risk Officer to discuss any risk and compliance matters that may have a material effect on the company’s financial statements or internal controls; discusses any significant compliance issues raised in reports or inquiries received from regulators or government agencies; reviews periodic reports regarding the Compliance and Ethics Program on the effectiveness of that program; and discusses with the General Counsel pending and threatened claims that may have a material impact on the financial statements.

Compensation Committee. The Compensation Committee is responsible for compensation-related risks. The charter of the Committee requires the Committee to oversee our compliance with all applicable laws and regulations

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relating to (i) appropriate management of the risks associated with incentive compensation programs or arrangements or (ii) public, regulatory, or other reporting associated with such risks, programs or arrangements. Additional information about the Committee’s role in risk management is included under the heading Compensation Risk within The Compensation Committee, which begins on page 23.

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is responsible for overseeing risks relating to the company’s governance structure and Board succession, as well as those relating to the company's management of and commitment to ESG matters and ESG reporting.

Board Committees

Committee Charters & Composition

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive & Risk Committee, the Information Technology Committee and the Nominating &  Corporate Governance Committee. The charter of each of these committees is currently available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”) (and a copy of the Nominating & Corporate Governance Committee charter is attached as Appendix A to this proxy statement). Paper copies are available to shareholders upon request to the Corporate Secretary. The Audit, Compensation, and Nominating & Corporate Governance Committees are each composed of directors who are independent, as defined above under the heading Independence & Categorical Standards beginning on page 15. The chair of the Executive & Risk Committee is also independent, as defined by the Federal Reserve regulations that govern risk committees. The current membership of each of the Board’s standing committees is set forth in the table below. Membership and chairmanship continued during the entire period from January 1, 2021 through the filing of this proxy statement unless otherwise indicated in notes following the table.

In accordance with the merger agreement entered into in connection with the merger of equals of First Horizon and

IBKC, First Horizon’s Bylaws provide that, for a period of three years following the closing of the merger, each committee of the Board will, to the fullest extent practicable, have at least five members, and each such committee will, to the extent reasonably practicable, have one more continuing First Horizon director than continuing IBKC director. The merger agreement also provides that, for a period of three years following the closing of the merger, the chair of the Compensation Committee shall be a director selected from among the continuing IBKC directors by majority vote of the continuing IBKC directors, and the chair of the Executive & Risk Committee shall be selected as follows: until the second anniversary of the closing of the merger (or any earlier date as of which Mr. Byrd ceases for any reason to serve in the position of Executive Chairman), at which time Mr. Jordan will succeed Mr. Byrd as the Chairman of the Board of First Horizon and the Bank, the chair of the Executive & Risk Committee shall be a director selected from among the continuing IBKC directors by a majority vote of the continuing IBKC directors, and thereafter shall be a director selected from among the continuing First Horizon directors by a majority vote of the continuing First Horizon directors.

2021 Committees of the Board
AUDIT	COMPENSATION	EXECUTIVE & RISK	INFORMATION TECHNOLOGY	NOMINATING & CORPORATE GOVERNANCE
Mr. Barton	Mr. Burdick	Mr. Byrd	Mr. Barton	Mr. Burdick
Mr. Burdick	Mr. Casbon	Mr. Casbon	Ms. Davidson	Mr. Compton (chair)
Ms. Davidson	Mr. Maples (chair)	Mr. Compton	Mr. Kemp	Mr. Fenstermaker
Mr. Kemp	Ms. Palmer	Mr. Fenstermaker (chair)	Ms. Stewart (chair)	Mr. Kemp
Ms. Palmer (chair)	Mr. Reed	Mr. Jordan	Mr. Subramaniam	Mr. Shea
Ms. Stewart	Mr. Shea	Mr. Maples	Ms. Sugrañes	Mr. Subramaniam
Ms. Sugrañes		Ms. Palmer
Mr. Reed
Mr. Taylor

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Audit Committee

Overview

The Audit Committee was established by our Board of Directors and operates under a written charter that was last amended in 2020 to make minor updates. In 2021, the Committee met 12 times for the principal purpose of executing its responsibilities under the Committee’s charter. Eight of those meetings concluded with an executive session during which management was not present.

Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves independent, as that term is defined in the NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. In addition, the Board of Directors has determined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee’s Report is included below.

Audit Committee Financial Experts

Mr. Barton. The Board of Directors has determined that Harry V. Barton Jr. (member of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Prior to joining First Horizon’s Board in 2020, Mr. Barton had served as a director of IBKC since 1993. He was a member of IBKC’s audit committee from 2000 to 2020 and chaired the committee from 2005 to 2020, and IBKC’s board determined that Mr. Barton was an audit committee financial expert. IBKC’s financial statements were generally comparable to First Horizon’s in the breadth and complexity of the issues that they raised. Mr. Barton has been a practicing certified public accountant since 1984, for most of that time as the owner of his own accounting firm. In order to maintain his license as a practicing CPA, he has obtained the required continuing education for accountants every year. His broad professional experience as a practicing certified public accountant and his service on IBKC’s audit committee allowed him to gain an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of accounting principles in connection with the accounting for estimates, accruals and reserves, experience evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by First Horizon’s financial statements, an understanding of internal control over financial reporting, and an understanding of audit committee functions.

Mr. Burdick. The Board of Directors has determined that Kenneth A. Burdick (member of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Mr. Burdick received his Bachelor of Arts in American Studies from Amherst College and law degree from the University of Connecticut School of Law. Over the course of his 40 year career in healthcare, Mr. Burdick served in various positions with Cigna, UnitedHeathcare and Blue Cross and Blue Shield of Minnesota, culminating in his service as Chief Executive Officer and a director of WellCare Health Plans, Inc. (“WellCare”) from 2015 until early 2020. In 2019, WellCare had approximately $20.4 billion in total revenue and about 5.5 million members nationwide and was among the largest managed care organizations providing Medicaid managed care services plans, MA Plans and PDPs, as measured by membership. As CEO of WellCare, Mr. Burdick was responsible for the financial statements of the company. He actively supervised the company’s chief financial officer, who reported directly to him, regularly reviewing the company’s results in detail and discussing with the CFO issues relating to its financial statements, including issues relating to its estimates, accruals and reserves. He was an active member of WellCare’s Risk Management group, whose oversight responsibilities include accounting risks. He met quarterly with WellCare’s independent auditors to discuss financial statement and accounting matters and annually signed a certificate for WellCare in connection with the certification process for the Sarbanes-Oxley Act and a management representation letter in connection with the audit of the financial results of WellCare (the financial statements of which were audited in accordance with generally accepted accounting principles). Early in 2020, Centene Corporation (“Centene”) acquired WellCare, and Mr. Burdick became Centene’s Executive Vice President of Products and Markets. Centene, a Fortune 100 company with approximately $74.6 billion in total revenue and managed care membership of approximately 15.2 million in 2019, provides a portfolio of services to government

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sponsored and commercial healthcare programs. In 2021, Mr. Burdick retired from his position at Centene; he continued to serve as a consultant to Centene until January 2022, when he also became a director of Centene. Mr. Burdick has served on First Horizon’s Audit Committee since 2019.

Ms. Palmer. The Board of Directors has determined that Vicki R. Palmer (chair of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with the Bank, where she was trained in and worked daily in evaluating financial statements of corporate clients in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company’s worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. (“CCE”) in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE’s $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management; and commercial and investment banking relationships. In 2004, she became Executive Vice President, Financial Services and Administration, responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. In this position she was a member of CCE’s Risk Committee, which was charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process. Ms. Palmer also served for over ten years on CCE’s Financial Reporting Committee, which reviewed the company’s financial statements and dealt periodically with accounting issues, and in her most recent position with CCE she supervised the treasurer who served on this committee. Ms. Palmer retired as a CCE officer in 2009. She is currently the President of The Palmer Group, LLC, a general consulting firm. She was a member of our Audit Committee from 1995 to 1999 (chairing the Committee from 1996 to 1999), and she again served as chair from 2003 to 2014. She returned to the Committee once again as chair in 2020. She is also a member of the audit committee of another public company, Haverty

Furniture Companies Inc.; the board of Haverty has determined that she is an audit committee financial expert.

Messrs. Barton and Burdick and Ms. Palmer meet in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding members of the Committee who are not independent (if any) shall not be incorporated by reference into any such filings.

Audit Committee Report

The roles of the Audit Committee (“Committee”) are (1) to assist First Horizon’s Board of Directors in its oversight of (a) the company’s accounting and financial reporting principles and policies and internal controls and procedures, (b) the integrity of its financial statements, (c) its compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and internal audit function; and (2) to prepare this report to be included in First Horizon’s annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board in 2020. As set forth in the Committee’s charter, management of First Horizon is responsible for preparation, presentation and integrity of the company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out audits of First Horizon’s annual financial statements and effectiveness of internal control over financial reporting, reviews of First Horizon’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and certain other procedures.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications that were included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2021. The Committee has also discussed

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with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (formerly the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). Finally, the Committee has received the written disclosures and the letter (or other written communication) from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Horizon is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. At each of its regular quarterly meetings, the Committee is scheduled to meet, in separate executive sessions with no members of management present, with both the independent auditors and the internal auditor to discuss any matters that the Committee in its discretion deems appropriate.

While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Messrs. Barton and Burdick and Ms. Palmer are audit committee financial experts as that term is defined in Item 407(d)(5) of Regulation S-K, none of the members of the Committee is performing the functions of auditors or accountants with respect to the company, nor is any of them an expert in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis upon which to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of First Horizon’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that First Horizon’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Submitted by the Audit Committee of our Board of Directors.

Audit Committee

Vicki R. Palmer, Chair

Harry V. Barton, Jr.

Kenneth A. Burdick

Wendy P. Davidson

J. Michael Kemp, Sr.

Cecelia D. Stewart

Rosa Sugrañes

Compensation Committee

In General

The purposes of the Compensation Committee are (1) to discharge the Board’s responsibilities relating to the compensation of our executive officers and members of the CEO’s executive management committee, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth below], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee’s charter.

The Compensation Committee operates under a written charter that was last amended and restated by the Board of Directors in 2020. The 2020 amendments added to the list of plans that the Committee has authority to administer the names of the legacy IBKC stock option and other equity-based award plans and programs adopted by First Horizon in connection with the merger of equals and made minor updates.

All directors who served on the Committee during any portion of 2021, including all current Committee members, are independent as that term is defined in the NYSE listing standards (described above) and meet the additional independence requirements that specifically apply to Compensation Committee members as set forth in the listing standards (as prescribed by Section 10C of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder). In affirmatively determining the independence of all of the current directors (other than Messrs. Byrd, Jordan and Taylor),

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including those who serve on the Committee (as well as any director who served on the Board during any portion of 2021), the Board has considered all factors specifically relevant to determining whether any of those directors has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to, the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director, and whether such director is affiliated with First Horizon, a subsidiary of First Horizon, or an affiliate of a subsidiary of First Horizon.

Most of our executive compensation plans specify that they will be administered by a committee. The Committee’s charter provides that the Committee will administer plan-committee functions under our various executive-level compensation plans. Under the charter, at least two members of the Committee must be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Many of our plans have similar provisions concerning their respective plan committees. The charter stipulates that if a Committee member is disqualified under one or the other of those tests, then that member must recuse him- or herself from participating in decisions impacted by the relevant test. In that situation, the remaining members would constitute the Committee for that action. On occasion, in connection with a specific action, a Committee member may feel that his or her qualification under one of those tests may be in doubt for some reason; in that case, the member may elect recusal to avoid any risk of possible disqualification.

Processes & Procedures Regarding Executive & Director Compensation

The Committee’s Authority

The charter of the Compensation Committee provides that the Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of those goals and objectives, to set the CEO’s compensation level based on this evaluation, and to fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers and members of the CEO’s executive management committee. The Committee also has the authority, pursuant to its charter, to make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers, and to make recommendations to the Board concerning director compensation. The charter also provides that the Committee will oversee the company’s compliance with all applicable laws, regulations and listing standards relating to (1) appropriate management of the risks associated with incentive compensation programs or arrangements, (2) the compensation of the company’s executive officers and (3) any reporting associated with either of the above or with the compensation of any other associates or directors. The Committee may not delegate any of the substantive authority described in this paragraph related to executive and director compensation to any other persons. In 2021, the Committee met six times for the principal purpose of executing its responsibilities under the Committee’s charter; four of the meetings included an executive session during which management was not present.

Director Compensation

The Committee periodically conducts a review of our director compensation program. The last comprehensive review took place in 2019. (Following the July 2020 merger of equals, our Board made changes to director compensation.) During each comprehensive review, the design and amount of director compensation is considered by management, and any changes are recommended to the Committee, either as a short list of alternatives or as single-item recommendations. In general, management uses a consultant in formulating many of its recommendations, both for advice in designing director compensation and as a source of peer-company data. (Additional information on the use of consultants in compensation matters is provided below.) Management also prepares various presentations, analyses, and other tools for the Committee to use in considering director compensation decisions. As a result of the most recent review process, several changes were made and took effect in April 2019. A complete description of our current director compensation program can be found under the heading Director Compensation beginning on page 30 of this proxy statement.

Executive Compensation

The Committee determines the CEO’s salary and bonus in executive session independent of management, generally on an annual basis. That determination is based on a review of the CEO’s personal plan results for the prior year, along with peer CEO salary data provided by management’s compensation consultant as well as input from the Committee’s independent compensation consultant. The CEO participates in establishing his personal plan, but otherwise is not involved in the determination of his own salary.

Our CEO recommends to the Committee salary levels for the executive officers other than himself as well as for members of the CEO’s executive management committee. Other compensation matters (bonus, equity awards, etc.) involving these officers are reviewed by management,

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including the CEO, which then makes recommendations to the Committee, either as a short list of alternatives or as single-item recommendations. Management uses consultants in formulating certain of its recommendations, both for advice and as a source of peer-company data. Management also prepares various presentations, analyses, forecasts, and other tools for the Committee to use in considering compensation decisions during the year. The Committee’s independent consultant reviews all major proposals and makes recommendations to the Committee.

Benefit Programs and Plans

Management monitors and considers benefit programs used by other companies, or needed within our company, to attract and retain key associates. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees these management processes. New benefit plans, or significant amendments to existing plans, typically are considered by the full Board based on recommendations from the Committee. Enrollment and other administrative actions associated with the benefit plans are handled mainly through third party vendors in accordance with the terms in the Board-approved plans. If executive-level exceptions are required for administration of the plans, such as approval of an early retirement, management generally reviews the facts of the situation and provides a recommendation to the Committee for approval.

Use of Consultants

Management uses national compensation consulting firms to provide advice with respect to executive and director compensation matters. Management also uses a number of other specialist firms to provide data relevant to specific needs such as funding for nonqualified deferred compensation and any special compensation arrangements that are unique to specific business units. The consultants provide competitive data/trends, keep management informed of best practices and work with management to develop programs that permit the company to attract and retain the talent needed. In addition, management engages nationally-recognized law firms as appropriate to provide advice on compliance with new laws, administration of stock plans, and compensation-related agreements and arrangements.

In 2021, the Compensation Committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian”) to provide it with independent analysis and advice on executive compensation-related matters. Among other things, Meridian assists the Committee in its reviews of compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising the Committee on best practices and ideas for board governance of executive compensation. The Committee specifically directed Meridian to undertake no work on behalf of management, and the firm has no other relationships with the company or management.

The NYSE listing standards require that all compensation consultants, legal counsel or other advisers to the Committee (which we collectively refer to as “advisers”) undergo an assessment of independence from management. The Committee must consider all factors relevant to each adviser’s independence from management, including the following:

•	the provision of other services to the company by the person that employs the adviser;

•	the amount of fees received from the company by the person that employs the adviser, as a percentage of the total revenue of the person that employs the adviser;

•	the policies and procedures of the person that employs the adviser that are designed to prevent conflicts of interest;

•	any business or personal relationship of the adviser with a member of the Committee;

•	any stock of the company owned by the adviser; and

•	any business or personal relationship of the adviser or the person employing the adviser with an executive officer of the company.

The Committee has assessed the independence of Meridian and all other advisers to the Committee as required by the NYSE listing standards, considering the factors described above, and has determined that Meridian (and the individual advisers that Meridian employs with respect to the engagement by the company) is independent of management. The Committee has also considered the factors listed above for determining whether the work performed by Meridian has raised any conflict of interest and has concluded that no such conflict of interest exists.

Compensation Risk

Management and the Committee seek to balance several competing corporate goals: to motivate associates to achieve key goals through appropriate risk-taking; to avoid incenting inappropriate risk-taking and to reinforce risk management practices; to promote retention in the face of efforts by competitors to hire away our talent; and to comply with regulatory standards concerning compensation and risk management. At least once each year the Committee meets with management to review and assess risks associated with incentive and other compensation plans.

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As part of the 2021 review, management conducted a risk and culture assessment of the top three tiers of management. This “tone from the top” assessment evaluated leadership performance and behaviors against risk management expectations. The results of this assessment, which management judged to be satisfactory, were reported to the Committee early in 2022.

In 2021 senior management measured achievement using risk-adjusted return on capital and economic profit. These performance measures adjust profit for risk and measure profit net of the cost of capital employed. This approach has been applied to individual business lines and products, among other things, and it discourages business activities which entail risk or capital usage disproportionate to expected profit and encourages activities whose profit is at least commensurate with risk and capital usage. Our focus on these metrics is intended to drive capital-efficient, risk-appropriate, and therefore superior performance over the long term. This focus is directly supportive of our risk management goals and practices.

Other risk management features employed in various performance and retention incentives include a qualitative risk assessment used in annual personal plan performance, which can directly impact annual bonus and salary decisions; use of a mandatory deferral feature for many incentives; forfeiture of equity awards for termination for cause and certain misconduct; clawback of previously-paid awards for certain types of misconduct;

and corrective clawback for incentive awards if payment is based on erroneous data.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee of our Board of Directors has reviewed and discussed with management, among other things, the section of this proxy statement captioned Compensation Discussion &  Analysis beginning on page 50. Based on that review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion & Analysis section be included in this proxy statement.

Compensation Committee

Rick E. Maples, Chair

Kenneth A. Burdick

John N. Casbon

Vicki R. Palmer

Colin V. Reed

E. Stewart Shea III

Executive & Risk Committee

The Executive & Risk Committee was established by our Board of Directors and operates under a written charter. The charter was last amended and restated in 2021 to make minor changes. During 2021, the Committee met eight times and took action by written consent once.

The Board has delegated primary responsibility for enterprise risk management oversight to the Executive & Risk Committee. In connection with its credit risk responsibilities, the Committee oversees First Horizon’s independent Credit Assurance Services department. Additional information on the Committee’s risk-related duties is available under Executive & Risk Committee within the Board Structure & Role in Risk Oversight section, which begins on page 17 above. As an executive committee, the Committee is authorized and empowered to exercise during the intervals between meetings of the Board all authority of the Board, except as prohibited by applicable law and provided that it may not approve (1) the acquisition of control of any bank; (2) other acquisitions, divestitures or the entry into definitive agreements (not in the ordinary course of business) where the purchase or sale price or transaction amount exceeds $150 million, or as to which the total assets being acquired are more than $2 billion, or (3) FDIC-assisted transactions where the total assets being offered by the FDIC exceed $2 billion. Also, no authority has been delegated to the Committee in its charter to approve any acquisition involving the issuance of our stock.

Federal Reserve regulations require banking organizations with assets greater than $50 billion to establish an independent risk committee of the board of directors that has, as its sole and exclusive function, responsibility for the risk management policies of the organization’s global operations and oversight of the organization’s risk management framework. This requirement (among others) will apply to the company beginning in the fourth quarter of 2022. The company expects to establish a separate risk committee in advance of the date that this requirement becomes applicable to the company.

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Information Technology Committee

The Information Technology Committee was established in 2015 and operates under a written charter that was last amended in 2021 to provide, in keeping with the Committee's actual practice, that the Committee generally meets four times yearly (and must meet at least twice yearly). The purposes of the Committee are (1) to assist management in its understanding of information technology trends, its development and maintenance of an information technology strategy, and its management of major information technology investments, and (2) to assist the Board in its oversight of information technology matters.

The Committee met four times in 2021 for the principal purpose of executing its responsibilities under its charter.

Nominating & Corporate Governance Committee

In General

The Nominating & Corporate Governance Committee operates under a written charter that was last amended in 2021 to (1) add as a duty of the Committee oversight of the company’s management of and commitment to ESG matters and ESG reporting and (2) to provide, in keeping with the Committee's actual practice, that the Committee generally meets four times yearly (and must meet at least twice yearly). The purposes of the Nominating & Corporate Governance Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the company, (3) to oversee the evaluation of the Board and management, and (4) to perform such other duties and responsibilities as set forth herein. The Committee met four times in 2021 for the principal purpose of executing its responsibilities under its charter, a copy of which is attached as Appendix A to this proxy statement.

In the past, the Committee has from time to time retained a director search firm to assist it in assessing Board competencies and identifying potential director candidates.

Director Nominations and Qualifications; Consideration of Diversity

With respect to the nominating process, the Nominating & Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals whose potential membership on the Board could be explored in greater depth. The Committee, with input from the Chairman of the Board, Chief Executive Officer and the Lead Director, recommends new nominees for the position of independent director based on the following criteria:

•	Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

•	Current knowledge and contacts in the communities in which the company does business and in the company’s industry or other industries relevant to the company’s business.

•	Diversity of viewpoints, background, experience and other demographics.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

The Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the company and the composition of the Board of Directors.

As described above and set forth in our Corporate Governance Guidelines, diversity, broadly defined to mean diversity of viewpoints, background, experience and other demographics, is one criterion on which the Committee bases its recommendations of new nominees for director positions. The inclusion of diversity in the listed criteria for director nominees reflects the Board’s belief that diversity is important to the effective functioning of the Board. This belief is expressed in the fact that when the Committee has engaged a director search firm in the past, that firm was instructed to consider diversity as a factor in seeking director candidates, and the Committee defined the success of the search process to include the presentation of a diverse slate of candidates. More generally, our Human Rights Statement and Board-adopted Code of Business Conduct and Ethics reflect First Horizon’s firm commitment to non-discrimination and equal opportunity for associates, clients and suppliers and to treatment of everyone without discrimination or harassment based on race, color, religion, sex, sexual orientation, gender identity, national origin, age, veteran status or disability. However, neither the Committee nor the Board has a

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BOARD MATTERS

formal policy with regard to the consideration of diversity in identifying director nominees.

Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman, CEO and/or other directors as the Committee determines will enter into a discussion with that candidate.

Shareholder Recommendations and Nominations

Committee Consideration of Shareholder Recommendations of Nominees

The Nominating & Corporate Governance Committee will consider individuals recommended by shareholders as director nominees and will give any such individual appropriate consideration in the same manner as individuals recommended by the Committee, a director or executive officer, or a director search firm.

Shareholders who wish to submit individuals for consideration by the Nominating & Corporate Governance Committee as director nominees may do so by submitting, in compliance with the procedures and along with the other information required by our Bylaws (as described below), a notice in writing that gives such individuals’ names to the Corporate Secretary. A shareholder’s notice must state:

•	The name, age, business address and residence address of the person whom the shareholder recommends; the principal occupation or employment of such person; the class and number of shares of First Horizon that are beneficially owned (as defined in the Bylaws) by such person on the date of the notice;

•	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	The name and address, as they appear on our books, of the shareholder giving the notice and any other shareholders known by such shareholder to be supporting the proposed nominee;

•	The class and number of shares of our stock which are beneficially owned (as defined in the Bylaws) by the shareholder giving the notice on the date of the notice and by any other shareholders known by the shareholder giving the notice to be supporting the proposed nominee on the date of such shareholder’s notice; and

•	Such other information as the company may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director of the company and to comply with applicable law.

Director Nominations for Inclusion in our Proxy Statement (Proxy Access)

First Horizon has adopted a proxy access bylaw that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to the greater of two directors or 20% of the Board and have those nominees appear in our proxy statement, subject to notice, eligibility and other specific requirements in our Bylaws. Any shareholder considering a proxy access nomination should carefully review our Bylaws, which are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). The deadlines for a proxy access nomination are discussed on page  81 of this proxy statement.

Other Director Nominations to be Brought before the Annual Meeting

Any shareholder who is entitled to vote in the election of directors at any meeting of shareholders and who complies with the procedures described in our Bylaws may nominate an individual for election to the Board of Directors. A shareholder who wishes to nominate an individual in accordance with those procedures must submit a notice in writing to the Corporate Secretary. The notice must provide detailed information about the nominee (including but not limited to information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended) and about the shareholder giving the notice, all as described in detail in the Bylaws. Our Bylaws are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). The deadlines for submitting a notice to the Corporate Secretary are available on page 81 of this proxy statement.

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BOARD MATTERS

Compensation Committee Interlocks & Insider Participation

Messrs. Burdick, Casbon, Maples, Reed, and Shea and Ms. Palmer, all non-employee directors, served as members of the Board of Director’s Compensation Committee during

2021. No interlocking relationships existed with respect to any of the members of the Committee.

Director Meeting Attendance

During 2021, the Board of Directors held six meetings (four of which took place over a period of two days) and took action by written consent twice. The Audit Committee held twelve meetings, the Compensation Committee held six meetings, the Executive & Risk Committee held eight meetings and took action by written consent once, the Information Technology Committee held four meetings, and the Nominating & Corporate Governance Committee held four meetings. The average attendance at Board and committee meetings exceeded 96 percent. No incumbent director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served during 2021, except for Mr. Subramaniam, who attended 64 percent of the Board and committee meetings on which he served during 2021. Due to conflicts with previously scheduled professional commitments, he was unable to attend the two special Board meetings held during 2021, both of which were called on notice of less than 48 hours. If not for those two special Board meetings, Mr. Subramaniam, who attended all regular Board meetings, would not have attended fewer than 75 percent of the meetings of the Board and committees on which he served during 2021. As set forth in our Corporate Governance Guidelines, we expect our directors to make every effort to attend every meeting of our shareholders. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, except for one director in 2012 and one director in 2014.

Executive Sessions of the Board

To ensure free and open discussion and communication among the non-management directors of the Board and its committees, our Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present, and that if any non-management directors are not independent under the NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. During 2021, our non-management directors met four times in executive session and our independent, non-management directors met four times in executive session. The Lead Director presides (or, if he cannot be in attendance, designates another independent director to preside) at the executive sessions of the Board.

Communication with the Board

A shareholder who desires to communicate with the Board of Directors (other than to nominate a director pursuant to our Bylaws or recommend the nomination of a director to the Nominating & Corporate Governance Committee) should submit his or her communication in writing to the Lead Director, c/o Corporate Secretary, First Horizon Corporation, 165 Madison Avenue, Memphis,

Tennessee 38103, and identify himself or herself as a shareholder. The Corporate Secretary will forward all such communications to the Lead Director for a determination as to how to proceed. Other interested parties desiring to communicate with the Board of Directors should submit their communications in the same manner.

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DIRECTOR COMPENSATION

Director Compensation

Directors in 2021

Seventeen directors serve on our Board. All 17 served for all of 2021, and all are nominated for election at the 2022 annual meeting. See The Nominees for background and other information concerning each director.

Mr. Jordan (our Chief Executive Officer) and Mr. Byrd (our Executive Chairman) serve on our Board but, because they were employees in 2021, they were not paid for Board service. No director program discussed in this section applies to either of them. No other director is an employee of ours. For information concerning the compensation of Messrs. Jordan and Byrd, see Compensation Discussion & Analysis (CD&A), Recent

Compensation, and Post-Employment Compensation beginning on pages 50, 64, and 72, respectively.

Our fifteen non-employee directors are:

Non-Employee Directors

Harry V. Barton, Jr.	Wm. H. Fenstermaker	E. Stewart Shea, III
Kenneth A. Burdick	J. Michael Kemp, Sr.	Cecelia D. Stewart
John N. Casbon	Rick E. Maples	Rajesh Subramaniam
John C. Compton	Vicki R. Palmer	Rosa Sugrañes
Wendy P. Davidson	Colin V. Reed	R. Eugene Taylor

Director Programs

Non-employee director compensation falls into two categories: base retainer and additional retainers. Base retainer is paid in two parts: a cash retainer, paid in quarterly installments; and an RSU retainer, granted in April following the annual meeting of shareholders. Additional cash retainers are paid for particular assignments, such as lead director or Audit Committee chair. The pay year for our directors starts April 1 and ends March 31, roughly synchronous with our annual meeting cycle.

Director pay levels are considered for adjustment every three years. The last adjustment was in July 2020 following the expansion of the Board to 17 persons after we closed our merger of equals with IBKC. Director pay levels for the 2021-2022 cycle are shown below:

Annual Director Compensation Rates
Item	Ann. Amt.
Base Retainer – cash portion:	$80,000
Base Retainer – RSU portion:	$120,000
Additional Retainers (all cash):
Lead director	$50,000
Chair – Audit	$32,000
Chair – Executive & Risk	$50,000
Chair – other committee	$20,000
Non-Chair Service – Audit	$10,000
Non-Chair Service – Executive & Risk	$10,000

Each director may elect to be paid retainer amounts in the form of additional RSUs instead of cash, granted at the same time as base RSUs.

Non-employee directors may serve as members of our Bank’s regional boards and may be paid, as additional Board compensation, cash attendance fees up to $500 per regional board meeting. In addition, directors may receive the following benefits: a personal account executive, a no fee personal checking account for the director and his or her spouse, a debit card, a no-fee VISA card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, use of tickets for marketing and other business events up to $5,000 in value, and, subject to certain restrictions and limitations, the repurchase of shares of our common stock under a Board-approved repurchase program with no fees or commissions. Directors may participate in a charitable gift matching program up to $25,000 per year.

Several directors have nonqualified deferred compensation accounts that earn interest or returns indexed to the performance of certain mutual funds selected by the director.

Prior to 2006, directors could receive stock options in lieu of fees under certain deferral plans. Some of those options remain outstanding.

From 1985 to 1995, directors could defer fees and receive an accrual of interest at rates ranging from 17-22 percent annually. Although new deferrals under that old plan have not been permitted since 1995, interest continues to accrue on outstanding accounts. The rate is re-set annually. For many years, the rate has been set at seven

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percentage points above a benchmark rate. For the 2021 plan year, the interest rate was 8.20% for Ms. Palmer, who is the only active participant. For 2022, the rate increased to 9.07%, corresponding to an increase in the benchmark rate. The plan continues to promote retention since the above-market rates of return can be largely forfeited in a case of early departure from Board service.

Director Compensation Table

The following table shows compensation earned last year by non-employee directors, whether or not deferred.

Director Compensation 2021
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Barton	90,000	122,000	—	—	—	25,000	237,000
Mr. Burdick	22,500	212,000	—	—	—	25,000	259,500
Mr. Casbon	90,000	122,000	—	—	—	500	212,000
Mr. Compton	27,500	232,000	—	—	—	—	259,500
Ms. Davidson	22,500	212,000	—	—	—	—	234,500
Mr. Fenstermaker	130,000	122,000	—	—	—	—	252,000
Mr. Kemp	90,000	122,000	—	—	—	—	212,000
Mr. Maples	27,500	232,000	—	—	—	—	259,500
Ms. Palmer	122,000	122,000	—	—	14,982	10,000	268,982
Mr. Reed	140,000	157,000	—	—	—	25,000	322,000
Mr. Shea	80,000	122,000	—	—	—	25,000	227,000
Ms. Stewart	110,000	135,750	—	—	—	—	245,750
Mr. Subramaniam	50,000	162,000	—	—	—	25,000	237,000
Ms. Sugrañes	90,000	122,000	—	—	—	—	212,000
Mr. Taylor	90,000	122,000	—	—	—	—	212,000

Explanations of certain columns follow:

Col (c) Stock Awards. Includes RSUs granted to non-employee directors during calendar 2021. Amounts shown are the grant date fair values of awards using the accounting method applicable to our financial statements. For additional information about valuation, see the note for columns (e)-(f) to the Summary Compensation Table; discussion of that Table begins on page 64. Additional information about outstanding awards appears under the caption Outstanding Director Equity Awards at Year-End below.

Col (e) Incentive Plan Compensation. Non-employee directors do not receive cash incentives.

Col (f) Deferred Compensation. Amount consists of above-market interest accrued during the year under a plan discontinued in 1995.

Col (g) All Other Compensation. For non-employee directors, amounts in this column consist of matching donations to eligible charitable organizations by First Horizon Foundation and cash attendance fees from regional board meetings.

Awards Outstanding at Year-End

All non-employee directors receive annual RSU awards, and one holds option awards from an old deferral program, as presented in the following table. All options are vested. All other awards shown were unvested at year-end. Awards held by Mr. Jordan and Mr. Byrd are omitted from the table; see Awards Outstanding at Year-End beginning on page 69 for additional information for them.

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DIRECTOR COMPENSATION

Outstanding Equity Awards at Year-End 2021 Held by Directors
(a)	(b)	(c)	(d)	(e)	(f)

	Stock Options			Restricted Stock or Unit Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Mr. Barton	—	—	—	6,576	107,386
Mr. Burdick	—	—	—	11,428	186,619
Mr. Casbon	—	—	—	6,576	107,386
Mr. Compton	—	—	—	12,506	204,223
Ms. Davidson	—	—	—	11,428	186,619
Mr. Fenstermaker	—	—	—	6,576	107,386
Mr. Kemp	—	—	—	6,576	107,386
Mr. Maples	—	—	—	12,506	204,223
	3,093	23.91	1/2/2022
	2,764	25.34	7/1/2022
Ms. Palmer	2,709	24.36	1/2/2023
	1,121	18.28	7/1/2023
	2,028	18.24	1/2/2024	6,576	107,386
Mr. Reed	—	—	—	8,463	138,201
Mr. Shea	—	—	—	6,576	107,386
Ms. Stewart	—	—	—	7,318	119,503
Mr. Subramaniam	—	—	—	8,733	142,610
Ms. Sugrañes	—	—	—	6,576	107,386
Mr. Taylor	—	—	—	6,576	107,386

Explanations of certain columns follow:

Cols (b)/(c) Stock Options. Stock options include adjustments for stock dividends distributed from 2008-2011, the cumulative compound rate of which was 20.0380%.

Col (e) RSUs & RS. Awards held by non-employee directors are RSUs that will vest on April 22, 2022.

Col (f) RSU & RS Values. Values are based on the year-end market price of our common stock ($16.33/share) with no discount for the risk that the award might be forfeited or for the time remaining before vesting. Values shown here are not based on financial accounting assumptions or methods.

Director Awards Exercised & Vested

The following table provides information about stock options exercised during 2021 by our directors as well as RSUs and RSAs that vested during 2021. Amounts in columns (c) and (e) represent the market values of shares on the exercise or vesting dates. Information for Mr.

Jordan and Mr. Byrd is omitted from this table; see Awards Exercised & Vested beginning on page 71 for their information.

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DIRECTOR COMPENSATION

Director Options Exercised & Stock Awards Vested During 2021
(a)	(b)	(c)	(d)	(e)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired or Units Paid on Vesting (#)	Value Realized upon Vesting ($)
Mr. Barton	—	—	14,439	259,469
Mr. Burdick	—	—	11,680	201,714
Mr. Casbon	—	—	14,439	259,469
Mr. Compton	—	—	11,680	201,714
Ms. Davidson	—	—	11,680	201,714
Mr. Fenstermaker	—	—	14,439	259,469
Mr. Kemp	—	—	14,439	259,469
Mr. Maples	—	—	14,439	259,469
Ms. Palmer	—	—	11,680	201,714
Mr. Reed	—	—	11,680	201,714
Mr. Shea	—	—	14,439	259,469
Ms. Stewart	—	—	11,680	201,714
Mr. Subramaniam	—	—	11,680	201,714
Ms. Sugrañes	—	—	14,439	259,469
Mr. Taylor	—	—	11,680	201,714

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STOCK OWNERSHIP INFORMATION

Stock Ownership Information

As of December 31, 2021, there were 9,426 shareholders of record of our common stock. To our knowledge, there were two persons who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock as of December 31, 2021. Certain information concerning beneficial ownership of our common stock by those persons as of December 31, 2021 is set forth in the following table:

Security Ownership by Certain Beneficial Owners
Name and Address* of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc	61,543,301	11.40%
The Vanguard Group, Inc	57,729,147	10.68%

*	Addresses appear in the text below.

BlackRock. The information in the table above with respect to BlackRock is based on information set forth in Amendment No. 10 to Schedule 13G, filed with the Securities and Exchange Commission on January 25, 2022 by BlackRock, Inc. on behalf of its subsidiaries BlackRock Life Limited, BlackRock International Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd, 55 East 52nd Street, New York, NY 10055. According to this amendment to Schedule 13G, BlackRock has sole voting power with respect to 59,133,269 shares of our common stock and sole dispositive power with respect to 61,543,301 shares of our common stock.

Vanguard.  The information in the table above with respect to The Vanguard Group, Inc. (“Vanguard”) is based on information set forth in Amendment No. 11 to Schedule 13G, filed with the Securities and Exchange Commission on February 10, 2022 by Vanguard, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to this Schedule 13G, Vanguard has shared voting power with respect to 290,334 shares of our common stock, shared dispositive power with respect to 758,368 shares of our common stock and sole dispositive power with respect to 56,970,779 shares of our common stock.

The table below sets forth certain information concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and the directors and executive officers as a group. The information in the table is as of December 31, 2021 except as otherwise noted in the notes to the table.

Security Ownership by Management
Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class
Harry V. Barton, Jr.	143,373		*
Michael J. Brown(5)	656,815	(3)	*
Kenneth A. Burdick	19,935		*
Daryl G. Byrd	2,292,458	(3)(4)	*
John N. Casbon	94,626		*
John C. Compton	94,152		*
Wendy P. Davidson	16,085		*
Hope Dmuchowski	—	(3)	*
William H. Fenstermaker	344,827	(4)	*
D. Bryan Jordan	1,247,923	(3)	*
J. Michael Kemp, Sr.	20,719		*
William C. Losch III(5)	360,670	(3)	*
Rick E. Maples	58,265		*
Vicki R. Palmer	79,938	(2)	*
David T. Popwell	440,956	(3)
Colin V. Reed	127,866		*
Anthony J. Restel	499,307	(3)	*
E. Stewart Shea, III	403,473	(4)	*
Cecelia D. Stewart	34,622		*
Rajesh Subramaniam	23,082		*
Rosa Sugrañes	26,219		*
R. Eugene Taylor	585,036		*
Directors & Executive Officers as a Group (25 persons)(5)	8,306,551	(3)	1.55%

*	No current individual director, nominee or executive officer beneficially owns more than one percent (1%) of our outstanding common stock or depositary shares.

(1)	The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (2) and (3).

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STOCK OWNERSHIP INFORMATION

(2)	Includes the following shares as to which the named non-employee director has the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested or will have vested within 60 days of December 31, 2021: Ms. Palmer—11,715.

(3)	Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Brown—14,911; Mr. Byrd—47,421; Ms. Dmuchowski—0; Mr. Jordan—0; Mr. Losch—0; Mr. Popwell—0; Mr. Restel —13,944; and the director and executive officer group—93,208. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership through the exercise of stock options granted under our stock option plans, all of which are 100% vested or will have vested within 60 days of December 31, 2021: Mr. Brown—44,547; Mr. Byrd—710,606; Ms. Dmuchowski—0; Mr. Jordan—290,934; Mr. Losch—0; Mr. Popwell—104,095; Mr. Restel—153,574; and the director and executive officer group—1,485,382. Also includes shares held at December 31, 2021 in 401(k) Savings Plan accounts.

(4)	Includes 714,361, 199,573 and 92,133 shares pledged by Messrs. Byrd, Fenstermaker and Shea, respectively, on loans from unaffiliated parties.

(5)	Mr. Losch stepped down as our CFO effective July 31, 2021, and Mr. Brown retired as our President--Regional Banking effective October 31, 2021. The beneficial ownership of each is shown as of those dates. The director and executive officer group does not include either Mr. Losch or Mr. Brown.

No current director or executive officer beneficially owns any of the perpetual convertible preferred stock, Series G, issued by First Horizon; any of the depositary shares, each representing a 1/4000th interest in a share of non-cumulative perpetual preferred stock, Series E and F, issued by First Horizon; or any of the depositary shares, each representing a 1/400th interest in a share of non-cumulative perpetual preferred stock, Series B, C and D, respectively, issued by First Horizon, except for Mr. Restel, who owns 3,050 depositary shares representing interests in shares of our Series C non-cumulative perpetual preferred stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our stock and to furnish us with copies of all forms filed.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

Jeff L. Fleming, our Executive Vice President and Chief Accounting Officer, inadvertently failed timely to file one Form 4 in 2020 to report mandatory withholding of shares to pay withholding taxes associated with the vesting of two restricted stock awards. Such withholding is treated as a disposition event under the applicable Section 16(a) filing requirements. The required form was filed in 2021. The failure to file in a timely manner did not give rise to liability for short-swing profits.

Policy on Hedging

First Horizon has a policy that prohibits all “pre-clearance persons” from engaging in any activity that hedges an economic interest in First Horizon or Bank stock, unless approved by the CEO or General Counsel, or a designee, in accordance with the policy. To date, no such approval has been granted. For this purpose, a hedge includes any transaction, position, or financial instrument which offsets or ameliorates any decrease in the market value of First Horizon or Bank stock beneficially owned by the pre-clearance person, including any shares owned directly or indirectly as well as any unvested, deferred, or otherwise restricted stock-based awards. “Pre-clearance persons” consist of all executive officers, all First Horizon and Bank directors, all members of the CEO’s executive management committee, and certain additional associates.

When a person first becomes a pre-clearance person, he or she is required to inform the General Counsel of all derivative and short holdings, including any position that would constitute a hedge, which would violate the policy or the procedures if undertaken while the person has pre-clearance person status. Each pre-clearance person further is required to pre-clear any change in his or her derivative and short holdings from time to time other than a change caused by expiration due solely to the passage of time.

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VOTE ITEM 1—ELECTION OF DIRECTORS

Vote Item 1—Election of Directors

Board Composition & Processes

Overview; Impact of 2020 Merger Agreement

In accordance with the merger agreement entered into in connection with the merger of equals of IBKC and First Horizon, First Horizon’s Bylaws provide that, for a period of three years after the closing of the merger in 2020, the Board will be composed of 17 members, initially consisting of (i) the chief executive officer of First Horizon as of immediately prior to the closing of the merger, (ii) the chief executive officer of IBKC as of immediately prior to the closing of the merger, (iii) eight other continuing First Horizon directors (designated by First Horizon), and (iv) seven other continuing IBKC directors (designated by IBKC). Pursuant to these provisions of the Bylaws, the Board of Directors is proposing for election our 17 current directors, Messrs. Barton, Burdick, Byrd, Casbon, Compton, Fenstermaker, Jordan, Kemp, Maples, Reed, Shea, Subramaniam, and Taylor and Mses. Davidson, Palmer, Stewart, and Sugrañes, at the 2022 annual meeting, to hold office until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified. Note, however, that under his agreement with the company Daryl G. Byrd is required to step down as Executive Chairman and a director of First Horizon and the Bank as of the second anniversary of the closing of the merger. Therefore, Mr. Byrd will not complete his full term as a director but will step down effective July 1, 2022. (Thereafter, Mr. Byrd will serve as a senior advisor to First Horizon and the Bank until the fifth anniversary of the closing date.)

If any nominee proposed by the Board of Directors is unable to accept election (which the Board of Directors has no reason to anticipate) the persons named in the enclosed form of proxy will vote for the election of such other persons as directed by the Board pursuant to the Bylaws, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

Director Resignation and Retirement Policies

Director Resignation Policy

Our Board has adopted a director resignation policy that requires a director who does not, in an uncontested election, receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. Under the policy, the Nominating & Corporate Governance Committee must promptly consider the resignation tender and a range of possible responses and make a recommendation to the Board. The Board will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation tender, including an explanation of the decision (or the reason(s) for rejecting the resignation offer, if applicable), in a Form 8-K (or other appropriate report) filed with or furnished to the Securities and Exchange Commission. If any director’s tender of resignation under the policy is not accepted by the Board, such director will serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Any director who tenders his or her resignation pursuant to the director resignation policy shall not participate in the Nominating & Corporate Governance Committee recommendation or Board action regarding whether to accept the tender of resignation. If a majority of the members of the Nominating & Corporate Governance Committee did not receive the affirmative vote of a majority of the votes cast at the same election, then all the directors who are “independent” under the listing standards of the New York Stock Exchange and who received the affirmative vote of a majority of the votes cast shall appoint a committee amongst themselves to consider the resignation tenders and recommend to the Board whether to accept them. This committee may, but need not, consist of all of the independent directors who received the affirmative vote of a majority of the votes cast. The director resignation policy is contained in our Corporate Governance Guidelines, which are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”).

Our Bylaws also provide that any director who has a major change in his or her principal position (other than by a promotion) must tender a resignation for consideration by the Board. The Board will accept unless it determines that (i) the director has assumed another position in which he or she continues to be actively engaged as a business or professional person, (i) the director is engaged in a specific project for the Board so as to make his or her resignation detrimental to First Horizon, or (iii) it is beneficial to the

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Board and in the best interests of the company for the director to continue to serve.

Director Retirement Policy

Under our Bylaws, any non-officer director who reaches age 72 on or before the last day of his or her term must retire from the Board of Directors at the expiration of such term. Notwithstanding the foregoing, each year the Board in the exercise of its discretion may waive this age limit for any director for up to an additional three terms if it determines such waiver to be beneficial to the Board and in the best interests of First Horizon. Note, however, that under the merger agreement, the retirement provisions outlined above will not apply to any of the current director nominees until after the third anniversary of the merger of equals (July 1, 2023).

Candidate Nominations Process

The Board and the Nominating & Corporate Governance Committee regularly assess the composition of the Board as a whole and the contributions of each director. The Nominating & Corporate Governance Committee’s charter assigns to that Committee the duty to identify individuals believed to be qualified to become Board members and to recommend to the Board the individuals to stand for election or reelection as directors. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the company does business and in the company’s industry or other industries relevant to the company’s business; diversity of viewpoints, background, experience and other demographics; ability and willingness to commit adequate time to Board and committee matters; and the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the company.

Assessment of Board Composition

At each of its regularly scheduled meetings, the Nominating & Corporate Governance Committee reviews the composition of the Board as a whole, considering the mix of skills and experience that directors bring to the Board, and evaluates Board composition in light of the company’s then-current business needs as well as applicable legal, regulatory and NYSE requirements. Among the areas considered by the Committee are each director’s independence under the NYSE listing standards and other applicable laws and regulations; experience, including experience as a public company officer or director; primary area of business expertise; geographical markets experience; and projected retirement date. In accordance with the requirements of Tennessee banking law and regulations, the Committee also considers the proportion of directors who reside in states in which the Bank has a main or branch office (or within 100 miles of the location of any branch). In light of this review, the Committee assesses whether the Board has the necessary tools to perform its oversight functions effectively and recommends, as appropriate, new nominees for consideration by the Board. The Board’s annual self-evaluation (described in the next section) includes an evaluation of whether Board members have an appropriately broad and diverse range of experience and whether committee members have the right expertise, background and skills to be effective and responsive to their duties and responsibilities as committee members.

Board and Committee Self-Evaluations; Individual Director Evaluations

The Board, with oversight provided by the Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it is functioning effectively. Each committee of the Board, under the oversight of the Nominating & Corporate Governance Committee, also conducts a self-evaluation at least annually and reports the results to the Board. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter, if any.

The Nominating & Corporate Governance Committee also conducts annual individual director evaluations. To facilitate these evaluations, the Board has adopted a Statement of Expectations of Directors. The Statement of Expectations contains specific activities and conduct each director should engage in or adhere to and includes consideration of each director’s background, expertise and skills. The Statement of Expectations is provided to each new director at the time of orientation and to all directors once a year. Each year, the Nominating & Corporate Governance Committee conducts evaluations

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against the Statement of Expectations of the performance of each non-employee director who has been serving for at least six months (as of the time of the evaluations) prior to determining whether to recommend him or her to the Board for renomination.

At least every three years (or as otherwise determined by the Nominating & Corporate Governance Committee), the company engages a third party to conduct individual director assessments and to provide advice and reports on how individual directors and the Board can improve. These assessments may include both director self-assessments and peer assessments. In the years in which a third party conducts such assessments, no evaluation of individual directors against the Statement of Expectations (as described above) will be conducted unless otherwise determined by the chair of the Nominating & Corporate Governance Committee.

Board Experiences, Qualifications, Attributes and Skills

Our Board selected our 17 director nominees based on the belief that each one brings significant experience and expertise that will serve First Horizon well. The breadth of their expertise and their mix of attributes is reflected in the chart and matrix below. See the matrix for a description of each of the categories of skills. Following the matrix is a biographical summary for each nominee of the particular experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of First Horizon, as well as the age, current principal occupation (which has continued for at least five years unless otherwise indicated), name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies (including those held in the past but not currently held), and year first elected to our Board. All of our directors are also directors of the Bank.

Diversity on Our Board

First Horizon values diversity and believes it is important to the effective functioning of the whole organization, from the newest associates to the Board of Directors. This belief is reflected in the diversity of our Board members:

•	35% diverse in terms of race, gender or ethnicity

•	24% women
•	24% ethnically diverse (12% African American, 6% Hispanic, 6% Asian)

•	12% both women and ethnically diverse

•	40% (two) of standing Board committees led by women

Our Board at a Glance*
13	9	7	17	9	8	13
have experience as a CEO/President	have finance or accounting experience	have experience in the banking/ financial services industry	have served as a director or executive officer of another public company	have experience in information technology/ cybersecurity matters	have experience in digital innovation/ fintech	have experience in human capital management
17	6	10	11	11	16	8
have strategic planning/ leadership experience	are diverse in terms of race, gender or ethnicity	have marketing or retail distribution experience	joined the Board within the past 5 years	have experience in legal/ regulatory/ ethics/ compliance matters	have experience in risk management	have experience in environmental matters

*Please see the matrix below for additional information on the scope of each category.

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Director Skills and Characteristics Matrix

CEO/President. Experience as CEO, President or similar position at a firm or major operating division.		x	x		x	x	x	x	x			x	x	x	x	x	x
Finance/accounting. Audit company financial expert, CFO, or experience (including oversight experience) in accounting or financial planning and analysis.	x	x	x					x		x	x	x	x				X
Banking/financial services industry. Executive experience in banking, investment banking, broker-dealer or insurance.		x	x	x				x		x				x			x
Strategic planning/leadership. Experience defining the strategic direction of a business or organization; service in a significant leadership position.	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x
Public company. Experience as a public company director or executive officer.	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x
Racial, ethnic or gender diversity. As identified by the director.						x			x		x			x	x	x
Information technology/ cybersecurity. Experience implementing information technology and cybersecurity systems or managing a business in which such systems play a significant role.		x	x	x			x	x	x			x			X		x
Digital Innovation/Fintech. Experience in the use of technology to facilitate business operations and customer service.			x		x			x		x		x		x	x		x
Environmental Matters. Experience understanding, evaluating and managing environmental risks and opportunities.			x	x	x		x		x			x			x		x
Human Capital Management. Experience in workforce management, compensation, inclusion and diversity efforts, culture, succession planning and talent management.		x	x	x	x	x		x		x	x	x	x		x	x	x
Risk Management. Experience with understanding and managing risk in a large organization.	x	x	x	x	x	x	x	x	x	x	x	x	x	x	x		x
Legal/regulatory/ethics/compliance matters. Experience (including oversight experience) managing legal, regulatory, ethical and compliance risks and obligations.	x	x	x	x	x		x	x				x	x	x			x
Marketing/retail distribution. Experience in building and maintaining customer relationships.		x	x		x	x		x				x		x	x	x	x

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Nominees for Election

Harry V. Barton, Jr.

Harry V. Barton, Jr. is a certified public accountant, registered investment advisor and an owner of Barton Advisory Services, LLC, Lafayette, Louisiana, an investment advisory firm. Mr. Barton has been a practicing certified public accountant since 1984, for most of that time as the owner of his own accounting firm. He became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 1993.

Skills and Expertise:

•   Extensive experience in accounting and tax matters, including audit, review, and compilation of financial statements, the preparation of individual and corporate tax returns, tax planning for business and high net worth clients, and consulting and advising on business mergers and acquisitions

•   Knowledge of public company audit, risk and compliance matters due to public company board service

•   Louisiana resident with knowledge of the Louisiana market

Prior Public Company Board Service: IBERIABANK Corporation (1993-2020)

Non-Profit Board Service: Serves on the boards of two non-profit organizations

Certified Public Accountant and Owner, Barton Advisory Services, LLC
Independent director since 2020
Age 67
Committees: • Audit • Information Technology Audit Committee Financial Expert

Kenneth A. Burdick

Kenneth A. Burdick retired in January 2021 as Executive Vice President of Products and Markets at Centene Corporation (“Centene”), St. Louis, Missouri, a diversified, multi-national healthcare enterprise that provides services to government sponsored and commercial healthcare programs. He now serves as a consultant for Centene. From 2015 until January 2020, he served as the Chief Executive Officer of WellCare Health Plans, Inc. (prior to its acquisition by Centene). He joined WellCare in 2014, serving initially as president, national health plans, and then as president and chief operating officer. Mr. Burdick served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota from February 2012 to July 2012. From August 2010 to February 2012, he served as Chief Executive Officer of the Medicaid and Behavioral Health businesses of Coventry Health Care, Inc., and from October 1995 to May 2009, Mr. Burdick held a variety of positions with UnitedHealth Group, Inc.

Skills and Expertise:

•   Leadership experience at a public company

•   Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies

•   Knowledge of public company board matters due to public company board service

•   Florida resident with knowledge of the Florida market

Public Company Board Service: Orion Acquisition Corporation (2021-present); Centene Corporation (2022-present)

Prior Public Company Board Service: WellCare Health Plans, Inc. (2014-2020)

Non-Profit Board Service: Serves on the board of a non-profit organization

Retired Executive Vice President of Products and Markets, Centene Corporation
Independent director since 2019
Age 63
Committees: • Audit • Compensation • Nominating & Corporate Governance Audit Committee Financial Expert

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Daryl G. Byrd

Daryl G. Byrd became the Executive Chairman of the Board of First Horizon and First Horizon Bank upon the closing of the merger of equals of IBKC and First Horizon in July 2020. From 1999 to 2020, he served as the President and Chief Executive Officer and a director of IBKC and IBERIABANK. Mr. Byrd began his career in banking with Trust Company Bank of Georgia (now Truist) in 1980. He later held positions with three subsidiaries of First Commerce Corporation: First National Bank of Lafayette, Rapides Bank and Trust Company, and First National Bank of Commerce. Following the First Commerce/Bank One merger, Mr. Byrd served as President and CEO of Bank One, Louisiana, New Orleans region until 1999.

Skills and Expertise:

•   Extensive experience in the banking and financial services industry, including digital innovation and fintech

•   Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, environmental matters, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies

•   Knowledge of public company governance matters due to public company board service

Prior Public Company Board Service: IBERIABANK Corporation (1999-2020)

Non-Profit Board Service: Serves on the boards of two non-profit organizations

Executive Chairman of the Board, First Horizon Corporation and First Horizon Bank
Director since 2020
Age 67
Committees: • Executive & Risk

John N. Casbon

John N. Casbon serves as Executive Vice President of First American Title Insurance Company, New Orleans, Louisiana, a title insurance company and member of The First American Corporation family of companies. He has been associated with First American for over 30 years. Mr. Casbon has served on the boards of the American Land Title Association, the New Orleans Police Foundation, the LSU Department of Psychiatry Advisory Board, the Louisiana Trooper Foundation, the Business Council of New Orleans and the River Region, the New Orleans/River Region Chamber of Commerce, The New Orleans Advocate newspaper and the Anti-Defamation League. Mr. Casbon became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 2001.

Skills and Expertise:

•   Executive experience at a large subsidiary of a public company

•   Experience in matters affecting public companies, including finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/ cybersecurity, environmental matters, civic affairs, government relations, corporate governance and compliance and similar matters

•   Knowledge of public company executive compensation, governance, risk and compliance matters due to public company board service

•   Louisiana resident with knowledge of the Louisiana market

Prior Public Company Board Service: IBERIABANK Corporation (2001-2020)

Non-Profit Board Service: Serves on the board of a non-profit organization

Executive Vice President, First American Title Insurance Company
Independent director since 2020
Age 73
Committees: • Compensation • Executive & Risk

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John C. Compton Partner at Clayton, Dubilier & Rice Independent director since 2011 Age 60 Committees: • Executive & Risk • Nominating & Corporate Governance (chair)

John C. Compton is a Partner at Clayton, Dubilier & Rice, a New York-based private equity firm. Prior to 2015, he was a private investor and consultant and served as an Operating Advisor to Clayton, Dubilier & Rice. He served as CEO of Pilot Flying J, Knoxville, Tennessee, a national operator of travel centers, until February 2013. Prior to September 2012, he served for twenty-nine years in various senior leadership positions with PepsiCo Inc., a global food, snack and beverage company, including Chief Executive Officer of PepsiCo Americas Foods, President and CEO of Quaker, Tropicana, Gatorade and CEO of PepsiCo North America, culminating in his service as President of PepsiCo.

Skills and Expertise:

•   Leadership experience at a public company

•   Experience in matters affecting public companies, including finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters

•   Extensive experience in sales, marketing, operations, digital innovation, environmental matters and general management

•   Knowledge of public company governance matters due to public company board service

•   East Tennessee resident with knowledge of the east Tennessee market

Prior Public Company Board Service: US Foods Holding Corp. (2015-2018); Pepsi Bottling Group (2008-2010)

Non-Profit Board Service: Serves on the boards of two non-profit organizations

Wendy P. Davidson President-Americas, Glanbia Performance Nutrition Independent director since 2019 Age 52 Committees: • Audit • Information Technology

Wendy P. Davidson became the President–Americas for the Performance Nutrition segment of Ireland-based Glanbia plc (“Glanbia”), a global nutrition company, in November 2020. Prior to assuming her position with Glanbia, Ms. Davidson had served as President, Away from Home of Kellogg Company since 2013. From 2010 to 2013, she served in various senior roles at McCormick & Company, Inc., including as Vice President, Custom Flavor Solutions, U.S. & Latin America, and from 1993 to 2009 she held a variety of executive positions at Tyson Foods, Inc., including Senior Vice President and General Manager – Global Customer and Group Vice President – Foodservice Group, culminating in her service as Senior Vice President and General Manager – Prepared Foods.

Skills and Expertise:

•   Extensive general management experience, including marketing, sales, operations, supply chain, strategic planning, new market development, disruptive business model innovation, crisis management, digital commerce, brand building and commercial execution

•   Senior level policy-making experience at a public company

•   Experience in human capital management, finance and accounting, mergers and acquisitions, government relations, enterprise risk management, and similar matters associated with running a large division of a public company

Non-Profit Board Service: Serves on the boards of several non-profit organizations

William H. Fenstermaker

Chairman and Chief Executive Officer, C.H. Fenstermaker and Associates, LLC

Independent director since 2020

Age 73

Committees:

•   Executive & Risk (chair)

•   Nominating & Corporate Governance

William H. Fenstermaker is Chairman and Chief Executive Officer of C.H. Fenstermaker and Associates, LLC, Lafayette, Louisiana, a surveying, mapping, engineering, and environmental consulting company that has been serving the oil and gas industry for over 65 years. He has been employed in this capacity since 1971, is responsible for the financial and operational stability of the company and also serves as Chief Risk Officer. Mr. Fenstermaker became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 1990 and was serving as the Chairman of the Board of IBERIA and IBERIABANK at the time of the merger.

Skills and Expertise:

•   Extensive general management experience, including finance, operations, information technology/cybersecurity, and risk management and compliance

•   Expertise in environmental matters, including coastal protection, flood plain management and air permitting

•   Knowledge of public company executive compensation governance matters due to public company board service

•   Louisiana resident with knowledge of the Louisiana market

Prior Public Company Board Service: IBERIABANK Corporation (1990-2020)

Non-Profit Board Service: Serves on the boards of several non-profit organizations

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D. Bryan Jordan President and Chief Executive Officer of First Horizon Corporation and First Horizon Bank Director since 2008 Age 60 Committees: • Executive & Risk

D. Bryan Jordan was elected President and Chief Executive Officer and a director of First Horizon and the Bank in 2008. In 2012, he was elected Chairman of the Board of First Horizon and the Bank as well, and he served in that position until Mr. Byrd became Executive Chairman upon the closing of the merger of equals of IBKC and First Horizon. Mr. Jordan was the Chief Financial Officer of First Horizon and the Bank from 2007 to 2008, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer. Prior to 2000, he held various finance and accounting related positions at Wachovia Corporation.

Skills and Expertise:

•   Extensive experience in the banking and financial services industry, including digital innovation/fintech

•   Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies

•   Knowledge of public company audit and governance matters due to public company board service

Other Current Public Company Board Service: AutoZone, Inc. (since 2013)

Non-Profit Board Service: Serves on the boards of several non-profit organizations

J. Michael Kemp, Sr. Founder and CEO, Kemp Management Solutions Independent director since 2020 Age 51 Committees: • Audit • Information Technology • Nominating & Corporate Governance

J. Michael Kemp, Sr. is the Founder and CEO of Kemp Management Solutions (“KMS”), a program management and consulting firm based in Birmingham, Alabama. With 30 years in the construction industry, he has managed or built more than $6.8 billion in construction projects. Mr. Kemp founded KMS in January 2011 to provide program management services and consulting on environmental and sustainability matters in the U.S. and Europe to the healthcare, financial, retail, municipal, infrastructure and higher education sectors. Mr. Kemp became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 2019.

Skills and Expertise:

•   Extensive general management experience, including finance, operations, information technology/cybersecurity and risk management

•   Expertise in environmental matters gained from management of large environmental-related projects and consulting on environmental/sustainability matters

•   Knowledge of public company governance matters due to public company board service

•   Birmingham resident with knowledge of the Birmingham market

Prior Public Company Board Service: IBERIABANK Corporation (2019-2020)

Non-Profit Board Service: Serves on the boards of several non-profit organizations

Rick E. Maples Retired Co-Head of Investment Banking, Stifel, Nicolaus and Company Incorporated Independent director since 2020 Age 63 Committees: • Compensation (chair) • Executive & Risk

Rick E. Maples retired after 31 years at Stifel, Nicolaus and Company Incorporated (“Stifel Nicolaus”), in 2015 and served as a Senior Advisor to Stifel Financial Corp. (“Stifel Financial”) from 2016 until 2018. Headquartered in St. Louis, Missouri, Stifel Financial is a diversified financial services holding company which conducts business through several subsidiaries. Its primary broker dealer subsidiary is Stifel Nicolaus, which is a full service brokerage and investment banking firm. Mr. Maples joined Stifel Nicolaus in 1984, and in 1991, he became Head of Investment Banking. With Stifel Financial’s acquisition of Legg Mason Capital Markets in 2005, Mr. Maples became Co-Head of Investment Banking for the combined investment bank. In addition, when in 2013 Stifel Financial acquired Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm specializing in investment banking services for the financial services industry, Mr. Maples was named Executive Vice President and Co-Head of Global Investment Banking of KBW. Mr. Maples became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 2016.

Skills and Expertise:

•   Understanding of corporate finance, business value, business risk, digital innovation/fintech and strategic decision-making with a focus on the financial services industry

•   Experience analyzing various matters, including finance and accounting, securities markets, corporate governance, mergers and acquisitions, and risk assessment, that affect public companies

•   Knowledge of public company audit, executive compensation, human capital management and governance matters due to public company board service

Prior Public Company Board Service: IBERIABANK Corporation (2016-2020)

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Vicki R. Palmer President of The Palmer Group, LLC Independent director since 1993 Age 68 Committees: • Audit (chair) • Compensation • Executive & Risk Audit Committee Financial Expert

Vicki R. Palmer is the President of The Palmer Group, LLC, Atlanta, Georgia, a general consulting firm. Between 2004 and 2009, she served as Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. (“CCE”), Atlanta, Georgia, a bottler of soft drink products. She was responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management, was a member of CCE’s Risk Committee, served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process.

Skills and Expertise:

•   Extensive experience in public company finance, risk management, human capital management (including diversity and inclusion) and general administration

•   Senior level policy-making experience at a public company

•   Knowledge of public company audit, executive compensation, human capital management, and governance matters due to public company board service

Other Current Public Company Board Service: Haverty Furniture Companies Inc. (since 2001)

Non-Profit Board Service: Serves on the boards of several non-profit organizations

Colin V. Reed Chairman of the Board and Chief Executive Officer of Ryman Hospitality Properties, Inc. Independent director since 2006 Lead Director Age 74 Committees: • Compensation • Executive & Risk

Colin V. Reed is the Chairman of the Board and Chief Executive Officer of Ryman Hospitality Properties, Inc. (“Ryman”), Nashville, Tennessee, a real estate investment trust. Ryman is the successor by merger to Gaylord Entertainment Company (“Gaylord”), a diversified hospitality and entertainment company whose conversion to a real estate investment trust and subsequent merger into Ryman was led by Mr. Reed. Mr. Reed was elected Chairman of the Board of Gaylord in 2005 and Chief Executive Officer in 2001.

Skills and Expertise:

•   Leadership experience at a public company

•   Extensive experience in finance and accounting as well as human capital management, mergers and acquisitions, risk management and compliance, environmental matters, information technology/cybersecurity, digital innovation/fintech, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies

•   Knowledge of public company matters due to public company board service

•   Nashville resident with knowledge of the Nashville market

Other Current Public Company Board Service: Ryman Hospitality Properties, Inc. (since 2001)

Prior Public Company Board Service: Rite Aid Corporation (2003-2005)

E. Stewart Shea, III Private investor Independent director since 2020 Age 70 Committees: • Compensation • Nominating & Corporate Governance

E. Stewart Shea, III served as the Managing Partner and a member of the board of The Bayou Companies, LLC, New Iberia, Louisiana, a provider of services to the domestic gas pipeline industry and to international markets, from 1994 until 2009, when the majority of the company’s assets were sold in an asset based transaction. Mr. Shea continues to manage the remaining assets of the company and is also actively involved in other investments. Mr. Shea became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 1990 and was serving as the Vice Chairman of the Board of IBKC and IBERIABANK and Co-Chairman of IBERIABANK’s New Iberia Advisory Board at the time of the merger.

Skills and Expertise:

•   Extensive general management experience, including finance, operations, human capital management, risk management and compliance, and management of international business activities

•   Knowledge of public company executive compensation, human capital management, governance and risk matters due to public company board service

•   Louisiana resident with knowledge of the Louisiana market

Prior Public Company Board Service: IBERIABANK Corporation (1990-2020)

Non-Profit Board Service: Serves on the board of a non-profit organization

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Cecelia D. Stewart Retired President of U.S. Consumer and Commercial Banking of Citigroup, Inc Independent director since 2014 Age 63 Committees: • Audit • Information Technology (chair)

Cecelia D. Stewart retired as the President of U.S. Consumer and Commercial Banking of Citigroup, Inc., a global diversified financial services holding company, in 2014. She had held that position since 2011. From 2009 to 2011, she was President of the retail banking group and CEO of Morgan Stanley Private Bank N.A. Ms. Stewart’s career in banking began at Wachovia Bank N.A. in 1978, where she held a variety of regional banking positions, culminating in her service as Executive Vice President and Head of Retail and Small Business Banking from 2003 to 2008.

Skills and Expertise:

•   Extensive experience in banking and financial services

•   Senior level policy-making experience at a public company

•   Experience in human capital management, finance and accounting, risk management and compliance, and similar matters associated with running a large division of a public company

•   Knowledge of public company audit, executive compensation, human capital management, information technology, digital innovation/fintech and other matters due to public company board service

Other Current Public Company Board Service: United States Cellular Corporation (since 2013)

Rajesh Subramaniam President and Chief Operating Officer of FedEx Corporation Independent director since 2016 Age 56 Committees: • Information Technology • Nominating & Corporate Governance

Rajesh Subramaniam is President and Chief Operating Officer and a director of FedEx Corporation (“FedEx”), Memphis, Tennessee, a provider of transportation, e-commerce and business services. He is also Co-President and Co-CEO of FedEx Services, Inc. and a member of FedEx’s Strategic Management Committee. Prior to March 1, 2019, he served as President and CEO of FedEx Express, and prior to January 1, 2019, he served as Executive Vice President and Chief Marketing and Communications Officer of FedEx as well as Chairman of FedEx Trade Networks and Chairman of FedEx Office and Print Services, Inc. He served as Senior Vice President (2006 to 2013) and Executive Vice President (2013 to 2016) of Marketing and Communications, FedEx Services, Inc. From 2003 to 2006, Mr. Subramaniam was the President of FedEx Canada, and from 1999 to 2003, he served as Vice President of Marketing for FedEx’s Asia Pacific business.

Skills and Expertise:

•   Leadership experience at a public company

•   In-depth experience in marketing, public relations, communications, crisis management, corporate strategy, global pricing and revenue management, customer experience, portfolio management and innovation

•   Experience in information technology/cybersecurity and leadership of digital transformation

•   Knowledge of public company matters due to public company board service

•   Memphis resident with knowledge of the Memphis market

Other Current Public Company Board Service: FedEx Corporation (since 2020)

Non-Profit Board Service: Serves on the boards of several non-profit organizations

Rosa Sugrañes Founder and former Chief Executive Officer, Iberia Tiles Independent director since 2020 Age 64 Committees: • Audit • Information Technology

Rosa Sugrañes was the founder and served as the Chief Executive Officer of Iberia Tiles, Miami, Florida, a ceramic tile distributor, from 1980 until 2012 when the company was sold. She currently serves on the board of directors of Rosa Gres, a manufacturer of ceramic tiles in Barcelona, Spain, and on the board of directors of Sabadell Consumer Finance, a Spanish consumer bank. She was a director of Sabadell United Bank in Miami from 2006 to 2017, and a former Board member and past Chairman of the Federal Reserve Bank of Atlanta, Miami Branch. Ms. Sugrañes became a director of First Horizon in July 2020 upon the closing of the merger of equals of IBKC and First Horizon. She had previously served as a director of IBKC since 2018.

Skills and Expertise:

•   Extensive general management experience, including finance, operations, human capital management, risk management, marketing and retail distribution and management of international business activities

•   Experience in the banking and financial services industry due to service on bank boards and on the board of the Miami Branch of the Federal Reserve Bank of Atlanta

•   Knowledge of public company audit, governance and risk matters due to public company board service

•   Florida resident with knowledge of the Florida market

Prior Public Company Board Service: IBERIABANK Corporation (2018-2020)

Non-Profit Board Service: Serves on the boards of two non-profit organizations

45	2022 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS

R. Eugene Taylor Retired Chairman of the Board of Directors and Chief Executive Officer, Capital Bank Financial Corp. Director since 2017 Age 74 Committees: • Executive & Risk

R. Eugene Taylor served until 2020 as the Vice Chairman of the Board of Directors of First Horizon, a position he assumed upon the closing in 2017 of First Horizon’s acquisition of Capital Bank Financial Corp. (“Capital Bank”), a financial services company. He served as Chairman of the Board of Directors and Chief Executive Officer of Capital Bank from 2009 until 2017. Prior to 2009, Mr. Taylor spent 38 years at Bank of America Corporation, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking.

Skills and Expertise:

•   Extensive experience in the banking and financial services industry, including digital innovation/fintech

•   Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, environmental matters, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies

•   Knowledge of public company executive compensation and governance matters due to public company board service

•   North Carolina resident with knowledge of the North Carolina market

Other Current Public Company Board Service: DHB Capital Corp. (since 2021) and Sonic Automotive, Inc. (since 2015)

Prior Public Company Board Service: Capital Bank Financial Corp. (2009- 2017), Capital Bank Corp. (2011-2012), Green Bankshares, Inc. (2011-2012) and TIB Financial Corp. (2011-2012)

The Board of Directors unanimously recommends that
shareholders vote FOR the election of all director nominees as described in Vote Item 1.

46	2022 PROXY STATEMENT

VOTE ITEM 2—AUDITOR RATIFICATION

Vote Item 2—Auditor Ratification

Appointment of Auditors for 2022

KPMG LLP audited our annual consolidated financial statements for the year 2021. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2022. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as vote item 2 the ratification of KPMG LLP’s appointment as our auditors for the year 2022, with the recommendation that the shareholders vote for item 2. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions. The 2021 engagement letter with KPMG LLP was subject to alternative dispute resolution procedures that comply with applicable federal bank regulatory guidance. If the shareholders do not vote to ratify KPMG LLP’s appointment as our auditors for the year 2022, the Board of Directors will consider what course of action would be appropriate.

Auditor Fees Past Two Years

The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2020 and 2021 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.

KPMG Fees Paid 2020-21

Service Type	2020	2021
Audit Fees	$4,673,935	$3,535,455
Audit-Related Fees	113,500	115,000
Tax Fees	—	—
All Other Fees	—	—
Total	$4,787,435	$3,650,455

Audit Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our consolidated financial statements, including the audit of internal controls over financial reporting, and review of our quarterly financial statements or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, including registration statements and offerings, and acquisition-related audit procedures.

Audit-Related Fees. Represents the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under Audit Fees above. The amount for both years consists of fees for attestation and reports on controls placed in operation and tests of operating effectiveness.

Tax Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning.

All Other Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs.

None of the services provided to us by KPMG LLP and described in the paragraphs entitled Audit-Related Fees, Tax Fees and All Other Fees above were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(i)(C).

Pre-Approval Policy for Auditor’s Services

The Audit Committee has adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. Services either may be approved in advance by the

Audit Committee specifically on a case-by-case basis (“specific pre-approval”) or may be approved in advance (“advance pre-approval”). Advance pre-approval requires the Committee to identify in advance the specific types of services that may be provided and the fee limits applicable to such types of services, which limits may be expressed as

47	2022 PROXY STATEMENT

VOTE ITEM 2—AUDITOR RATIFICATION

a limit by type of service or by category of services. All requests to provide services that have been pre-approved in advance must be submitted to the Chief Accounting Officer prior to the provision of such services for a determination that the service to be provided is of the type and within the fee limit that has been pre-approved. Unless the type of service to be provided by KPMG LLP has received advance pre-approval under the policy and the fee for such service is within the limit pre-approved, the service will require specific pre-approval by the Committee.

The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Committee. Audit, Audit-related, Tax, and All Other services, as those terms are defined in the policy, have the advance pre-approval of the Committee, but only to the extent those services have been specified by the Committee and only in amounts that do not exceed the fee limits specified by the Committee. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Committee specifically provides for a different term. Unless the Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax return preparation.

The policy delegates the authority to pre-approve services to be provided by KPMG LLP, other than the annual audit engagement and any changes thereto, to the chair of the Committee. The chair may not, however, make a determination that causes the 75% limit described above to be exceeded. Any service pre-approved by the chair will be reported to the Committee at its next regularly scheduled meeting.

The Board of Directors unanimously recommends that
shareholders vote FOR the ratification of our auditors under Vote Item 2.

48	2022 PROXY STATEMENT

VOTE ITEM 3—SAY ON PAY

Vote Item 3—Say on Pay

Say on Pay Vote Last Year

At our 2021 annual meeting, the advisory resolution to approve executive compensation, commonly known as “say on pay”—received a FOR vote of 97% of the shares voted.

Alignment of Pay with Performance

We remain committed to the principle of paying our executives based on their performance and the company’s financial and strategic results. Our compensation policies and practices continue to be designed to align the interests of all of our associates, including our executives, with the interests of our shareholders. As always, we seek to attract, retain, incent, and reward individuals who contribute to the long-term success of the company. Key practices linking performance to compensation include significant weighting of pay mix in favor of awards at risk for financial or market performance, meaningful share retention requirements for executives, and correlation of the payouts of financial performance awards with total returns to our shareholders. A detailed discussion of the executive compensation decisions made by the Compensation Committee, including information on the achievement of key performance indicators directly related to goals established for 2021’s annual incentive awards, can be found in the Compensation Discussion & Analysis portion of this proxy statement beginning on the next page.

Say on Pay Resolution

Under Section 14A of the Securities Exchange Act, our shareholders are entitled to an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, compensation tables and the related material. This advisory vote, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay program. At the 2017 annual meeting, our shareholders had the opportunity to cast an advisory vote on how frequently we should hold a say on pay vote. The Board recommended and the shareholders approved an annual frequency for the say on pay vote, and the Board subsequently determined that we would in fact conduct a say on pay vote at each annual meeting.

We believe that the information we have provided in the Compensation Discussion & Analysis, the executive compensation tables and the related disclosure contained in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support the long-term success of First Horizon. Accordingly, the Board of Directors unanimously recommends that you vote in favor of the following resolution:

RESOLVED, that the holders of the common stock of First Horizon Corporation (“Company”) approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2022 annual meeting of shareholders as such compensation is disclosed in such proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the executive compensation tables and the related disclosure contained in the proxy statement.

Because your vote is advisory, it will not be binding upon the Board, and the vote on this item will not be construed as overruling a Board decision or as creating or implying any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that
shareholders vote FOR Vote Item 3.

49	2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

Compensation Discussion & Analysis

CD&A Selected Contents
Executive Summary	50
CD&A Glossary	54
2021 Pay Components & Decisions	54
Total Direct Compensation (TDC)	54
Salary	54
Incentive Mix	55
Annual Cash Incentive	55
Long-Term Incentive Awards	57
Compensation Practices & Philosophies	59
Peer Group & Market Benchmarking	60
Deferral, Retirement, & Other Benefits	60
Clawback Policy & Practices	62
Compensation Governance	62
Compensation Committee Report	63

The Compensation Committee of the Board oversees compensation for executives, as discussed under Compensation Committee beginning on page 23 of this proxy statement. This CD&A section discusses and analyzes executive compensation decisions made by the Committee related to 2021. Several technical terms are used in this section. A glossary is provided on page 54.

This CD&A section, along with the two compensation sections that follow, focuses on the compensation of five executives plus two former executives. These seven are our “Named Executive Officers” or “NEOs” for 2021:

2021 NEOs
Name	Position
D. Bryan Jordan	President & Chief Executive Officer
Hope Dmuchowski	Senior Executive Vice President—Chief Financial Officer
Daryl G. Byrd	Executive Chairman of the Board
Anthony J. Restel	President—Regional Banking
David T. Popwell	President—Specialty Banking
Michael J. Brown	Former President—Regional Banking
William C. Losch III	Former Senior Executive Vice President—Chief Financial Officer

Executive Summary

Key Events Shaping 2021 Pay

In 2021, one member of our executive team retired, and one left to pursue another opportunity. Both of these individuals are listed in the 2021 NEOs table above. In response to Michael Brown’s retirement, Anthony Restel moved from Chief Operating Officer to become the President of our Regional Banking segment. After an executive search to replace William C. Losch III, we hired Hope Dmuchowski to become our Chief Financial Officer, allowing Mr. Restel to step down from his role as interim CFO. These events affected compensation decisions after the first half of last year, as described in this CD&A.

We believe our financial performance for the year was solid. That performance is discussed under Performance Highlights within the Proxy Summary section beginning on page 2. Our 2021 reported earnings per share of $1.74 was modestly lower than reported earnings per share of $1.89 in 2020. However, 2020 results included a net after-tax benefit of $0.68 per share from notable items largely related to our 2020 merger of equals with IBERIABANK Corporation. Adjusting notable items out of the calculations, 2021 adjusted EPS of $2.07 improved substantially compared with 2020 adjusted EPS of $1.22. Performance for the year impacted two key compensation outcomes, as explained in the next two sections, Pay & Performance Alignment and Financial Performance Related to Incentives. (Notable items and non-GAAP adjustments are described more fully in Appendix B.)

50	2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

Pay & Performance Alignment

First Horizon’s compensation policies and practices are designed to align the interests of our executives with those of our shareholders. We seek to attract, retain, incent, and reward individuals who contribute to our long-term success. Key practices linking performance to compensation include:

•	Significant weighting of pay mix in favor of performance-based pay and equity-based compensation. 60% of the CEO’s total direct compensation is at risk for financial performance, and 85% is at risk for financial or market performance.

•	Meaningful share retention requirement. Our stock ownership guidelines extend the effective time horizon of our stock awards substantially, requiring executives to hold 50% of net after-tax shares realized from stock awards until retirement after multiple-of-salary minimum ownership levels are attained (increasing to a 75% retention requirement if an executive holds less than the minimum ownership level).

Financial performance goals in 2021 were focused on metrics that management could control and that are meaningful to shareholders’ long-term interests in stock value. Specifically:

2021 Financial Performance Metrics

2021 Annual Cash Incentive

•   Pre-provision net revenue (PPNR) – target payout at budget performance (50% weight)

•   Merger integration – non-quantitative with focus on cost synergies, talent retention, & client experience (40% weight)

•   Credit Quality – non-quantitative with focus on net charge-offs and non-performing loans (10% weight)

2021 PSU Long-Term Incentive Award	• ROTCE Rank – target payout at median performance vs KRX index banks over 3-yr period • TSR-rank modifier – ROTCE outcome adjusted based on TSR rank vs KRX banks over 3 yrs

Our strong alignment of pay with performance and shareholder interests is discussed further in Financial Performance Related to Incentives and in CEO Pay & Performance, which immediately follow.

Financial Performance Related to Incentives

Annual Incentive for 2021

Our achievement of key performance indicators directly related to goals established for 2021’s annual incentive was largely on track. PPNR results were slightly below budget, while expense outcomes were on-track and credit quality was excellent, blending to a 100% corporate rating.

KPIs for 2021 Annual Incentive

KPI	Budget/Goal	Achieved
PPNR*	$1,244 million	$1,213 million
Annualized cost reductions	$200 million by YE 2022	$104 million thru YE 2021
One-time IBKC merger expenses	$460 million thru YE 2022	$381 million thru YE 2021
Credit Quality	Net charge offs between 25-35bps for 2021	Net charge offs of 0 bp for 2021
*	Adjusted to exclude merger expenses & gains, non-strategic results, and certain other amounts. See Annual Cash Incentive starting on page 55.

PSUs Vested in 2021

Performance stock units granted in 2018 vested in May 2021. The performance goal was our return on equity averaged over the three years 2018-2020, ranked against the ROEs of the fifty banks in the KRX regional bank index over the same period.

KPI for 2018 PSUs

KPI	KRX Median	FHN Achieved
Average ROE over the period 2018-2020	ROE = 9.28%	ROE* = 9.70%
	Rank = 25th	Rank = 18th
Payout = 133%
*	FHN’s ROE was adjusted to exclude merger expenses & gains, non-strategic results, and certain other amounts. Without adjustment, our ROE averaged 11.88% over this period, our rank would have been 5th, and payout would have been 150%.

CEO Pay & Performance

Overview

Early each year, the CEO develops a personal plan that contains financial and strategic goals aligned with the Board-approved company plan for the year. The CEO submits that personal plan to the Committee for review and approval. The Board of Directors also reviews the plan. After the end of each year, the Committee reviews the CEO’s achievement of objectives in his personal plan.

The Compensation Committee considered Mr. Jordan’s significant contributions to our financial results and

51	2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

competitive position when making decisions about his pay for 2021. In each of the past five years, Mr. Jordan has met or exceeded his personal goals. He continues to provide consistent, critical leadership.

Mr. Jordan’s leadership is known throughout the industry. He is a director or executive committee member of the Federal Reserve Board’s Federal Advisory Council, American Bankers Association, and Operation Hope (which strives to provide banking services to financially or socially disadvantaged persons). He has been named CEO of the year by Inside Memphis Business, has been featured as a top-ten CEO in American Banker, and has been a director of the Federal Reserve Bank of St. Louis and an executive committee member of the Mid-Size Bank Coalition of America. These associations and recognitions, as well as others outside of banking, reflect well on our company and enhance Mr. Jordan’s connections to the financial services community.

CEO Pay At Risk for Performance

Of the CEO’s 2021 total direct compensation, 62% was at risk for market performance of our common stock, and

60% was at risk for financial performance of the company. Combined, 85% of the CEO’s TDC was at risk for market or financial performance, or for both, as illustrated in this chart:

Executive & Compensation Changes in 2021

The Committee re-set all executive pay levels and components in July 2020, after the closing of First Horizon’s merger of equals with IBKC. No broad or categorical changes were made for 2021. Changes in executive roles during 2021 resulted in special RSU awards late in the year, and, in 2022, resulted in general changes to compensation for affected persons consistent with their new roles.

Specifically, changes among the NEOs in 2021 were:

•	Mr. Losch was our Chief Financial Officer until he stepped down in July 2021. Mr. Restel was elected to be interim Chief Financial Officer in addition to his position at that time of Chief Operating Officer.
•	Mr. Brown retired in October, and Mr. Restel was elected to succeed him as President—Regional Banking while retaining his interim position as Chief Financial Officer. Mr. Restel received a special award of RSUs after he was promoted to President—Regional Banking following the retirement of Mr. Brown.

•	Ms. Dmuchowski joined us in November as Chief Financial Officer, ending Mr. Restel’s interim position. Components of her negotiated compensation package are reflected in the remainder of this CD&A; her package included a special new-hire/retention RSU award.

Say on Pay Vote History

Each year, we present to our shareholders an advisory resolution to approve executive compensation. This is commonly known as “say on pay.” We ask our shareholders to approve, on an advisory basis, our executive compensation programs. See Vote Item 3—Say on Pay beginning on page 49 for further information. For nine of the past ten years, our FOR vote has exceeded 90%:

Say on Pay Past Ten Years
Year	FOR Vote	Year	FOR Vote
2012	95%	2017	95%
2013	91%	2018	32%
2014	94%	2019	97%
2015	94%	2020	94%
2016	98%	2021	97%

52	2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

Shareholder Outreach

We are committed to enhancing our corporate governance outreach to engage with, and solicit feedback from, external stakeholders. Members of management, the Committee’s Chair, and our Lead Director met with shareholders representing about 18% of our outstanding common shares. The findings and outcomes from this process are discussed in Shareholder Outreach beginning on page 12 of this proxy statement.

Best Practice Policies

Our executive compensation programs are designed to align with industry best practices.

Practices We Employ Include	Practices We Avoid or Prohibit Include

   Majority of executive pay is performance-based (at-risk)

   All executive long-term incentives are stock-based and aligned with shareholder interests

   Incentive measures reflect outcomes that our executives control and that we believe drive shareholder value

   Performance measures emphasize controllable outcomes for which management is accountable

   Committee use of independent compensation consultant

   Meaningful stock ownership requirements

   Require holding 50% of after-tax vested stock awards during career with the company, rising to 75% if multiple-of-salary minimum stock ownership levels are not met

   Double-trigger on change in control features and agreements (CIC event plus qualifying termination)

   Clawbacks for certain restatements of financial results or if executive engages in misconduct or fraud

   NO tax gross-up features*

   NO stock option repricings

   NO discount-priced stock options

   NO single-trigger change in control plans, awards, or agreements

   NO dividends paid on long-term incentive awards until vesting; failure to vest means no dividends

   NO employment agreements**

   NO hedging transactions allowed in First Horizon stock (e.g., no trading derivatives, no taking short positions, no hedging long positions)

*	An excise tax gross-up feature is grandfathered in certain older change in control severance agreements, but has not been used in new agreements since 2008. Also, change in control and other benefits under certain legacy IBKC arrangements contained or preserved a tax gross-up feature, and we are obligated to honor those for the duration of each contractually binding arrangement.

**	We have agreed to retain Mr. Byrd as Executive Chairman for two years after closing the First Horizon/IBKC merger (in July 2020), subject to certain exceptions. See Agreements related to IBKC Merger beginning on page 77 for additional information.

Direct Compensation Components Overview

The major components of executive compensation in 2021 consisted of cash salary, annual cash incentive, and annual long-term incentive (LTI) awards. Regular annual LTI awards for executives in 2021 consisted of PSUs and RSUs.

The following table presents an overview of the total direct compensation components for our executives.

Direct Compensation Components in 2021

Component	Primary Purpose	Key Features
Cash salary	To provide competitive baseline compensation to attract and retain executive talent.	Salaries are determined based on prevailing market levels with adjustments for individual factors such as performance, experience, skills, and tenure.
Annual cash incentive	To motivate and reward executives for achieving and exceeding annual performance goals, both company-wide and individual, that support our business strategies.	Key metrics were earnings and merger integration coupled with several other factors, including earnings quality, efficiency, risk management, and individual performance. See Annual Cash Incentive starting on page 55 for details.
Annual LTI awards: PSUs and RSUs	To motivate and reward long-term performance by providing performance and service-vested, equity-based, long-term incentives that reward achievement of specific corporate goals, provide a retention incentive, and promote alignment with shareholders’ interests.	PSUs vest based on pre-defined three-year goals relative to an industry index, modified by our TSR ranking within that index over the same period. RSUs vest after three years and are paid in shares of stock. See Long-Term Incentive Awards starting on page 57 for details.

53	2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

CD&A Glossary

NEO	Executive officer named in this CD&A
TDC	Total direct compensation (salary, annual incentive, & long-term incentive awards)
IP	2021 Incentive Plan (long-term incentive awards starting April 2021)
PSU	Performance stock unit award
RSU	Restricted stock unit award; variations include ARSU (regular annual award), BRSU (award granted in lieu of annual cash incentive), and RRSU (targeted retention or other special award)
LTI	Long-term incentive
RSA	Restricted stock award
CIC	Change in control
IBERIA or IBKC	IBERIABANK Corporation
IB RSA	Special restricted stock award granted in 2019 shortly after the IBKC-First Horizon merger was announced
KPI	Key performance indicator
PPNR	Pre-provision net revenues
ROA	Return on average assets
ROE	Return on average equity
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TSR	Total shareholder return
EPS	Earnings per share
GAAP	Generally accepted accounting principles
CECL	Current expected credit loss accounting

2021 Pay Components & Decisions

Total Direct Compensation (TDC)

In July 2020, after our merger with IBKC closed, the major components of direct compensation—salary, annual incentive, and long-term incentive awards—for each NEO were set after a review of practices within our post-merger peer group (see Peer Group & Market Benchmarking beginning on page 60 below). Peer data was for 2019, the latest available at that time.

Post-merger, the Committee’s preferences and goals were to set target total direct compensation aligned with peer median, recognizing that individual packages may be higher or lower at any particular time based on individual factors including performance, experience, skills, tenure and retention needs.

Salary

Salary is the foundation for all major components of direct compensation: the size of each incentive is a percentage of base salary (see Incentive Mix immediately below). Early each year the Compensation Committee reviews the salaries of the CEO and other executives, considering market data, competitive practices within the industry and the company’s performance.

The salary rates set in July 2020, as described in Total Direct Compensation immediately above, applied for the second half of 2020 and were not changed for 2021. The outcome of that review is summarized in the following table.

NEO Salaries 2021
Mr. Jordan	1,030,000
Ms. Dmuchowski	600,000
Mr. Byrd*	1,150,000
Mr. Restel	675,000
Mr. Popwell	700,000
Mr. Brown	700,000
Mr. Losch	675,000

*	Mr. Byrd’s pay is governed by an employment agreement.

54	2022 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

Incentive Mix

Key factors considered when incentive target levels are set include the appropriate mix of salary versus pay at risk for financial performance or stock value performance, and the mix between short- and long-term compensation. The following table shows that the CEO’s regular compensation package is more heavily weighted in favor of financial performance, and more heavily at-risk overall, than the other NEOs. This practice is consistent with the greater responsibilities of the CEO position, prevalent market practices among our peer group, and our compensation philosophy, which endeavors to link a substantial portion of executive pay to performance. For all NEOs, PSUs were 60% of total LTI awards, while RSUs were 40%.

2021 Incentive Mix

(at target level, as a percentage of salary)

	Annual	Long-Term Incentive Awards
NEO	Incentive	PSUs	RSUs	Total LTI
Mr. Jordan	150%	240%	160%	400%
Ms. Dmuchowski*	85%	90%	60%	150%
Mr. Byrd	124%	215%	143%	358%
Mr. Restel	100%	105%	70%	175%
Mr. Popwell	100%	105%	70%	175%
Mr. Brown	100%	105%	70%	175%
Mr. Losch**	100%	105%	70%	175%
*	Ms. Dmuchowski’s 2021 annual incentive had a one-time $500,000 floor as part of her negotiated offer letter. Her regular annual LTI awards began in 2022 at the levels shown.
**	Mr. Losch’s annual incentive and long-term incentive awards were forfeited when he left the company in July 2021.

Annual Cash Incentive

In February 2021, the Committee decided to continue (from 2020) using pre-provision net revenue (PPNR) as a key (50% weighting) financial/quantitative driver of annual incentive performance outcomes for 2021. PPNR—operating revenue net of operating expenses before counting loan-loss provision expense—is a performance measure often used by financial industry analysts and regulators in forecasting, modelling, and risk management. PPNR is used to measure operating performance without the impact of loan-loss provision, which can be unpredictably volatile and largely outside of management’s control. The Committee also maintained high focus (40% weighting) on the merger integration process and outcomes, and assigned credit quality outcomes a 10% weighting. These decisions are illustrated in the following table:

Annual Incentive Drivers & Goals
		Pre-Provision Net Revenue (PPNR) Factor (50% wtg)
Drivers of 2021 Annual Incentive		Adjusted PPNR	% of Budget	PPNR Factor
Corporate Rating Factors: • Pre-provision net revenue (50%) • Merger integration (40%) • Credit quality (10%) Adjustments: • Corporate rating adjustment • Individual rating		$1,555 million & above	125% & above	150%
	à	$1,244 to $1,555 million	100% to 125%	100% to 150%
		$1,244 million	100%	100% (target)
		$933 to $1,244 million	75% to 100%	50% to 100%
		below $933 million	below 75%	0%

Corporate Rating: PPNR (50%)

In contrast to many other measures of operating earnings, PPNR ignores provision for loan loss expense. This can be an advantage in times of economic uncertainty or flux, when loan loss provisioning can be largely outside of management’s control. The Committee knew that the COVID-19 pandemic, coupled with CECL accounting rules, had created substantial provisioning in 2020, enlarging the loan loss reserve to very high levels even though, through year-end 2020, loan charge-offs had remained relatively low. In early 2021, vaccines offered the hope of economic recovery along with the risk that new viral variants might cause significant setbacks. Using PPNR removed the risk of large provision expenses, and large provision reversals (reserve releases), from the annual incentive calculus.

Corporate Rating: Merger Integration (40%)

The IBKC merger integration factor was intended to be judged using both quantitative and non-quantitative

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)

considerations, viewed by the Committee with hindsight. Items the Committee expected to assess included, without any pre-determined weighting:

•	Retain key talent in the top three tiers of the company who are critical to integration and long-term success

•	Achieve 2021 target to reduce annual expenses by $132M, plus make meaningful progress toward the company’s ultimate annual cost reduction goal of $200 million

•	One-time merger expenses remain on track to be not more than $460 million

•	Achieve customer retention targets and minimize customer impact

•	Achieve systems integration milestones

Corporate Rating: Credit Quality (10%)

Credit risk management plays a critical role in our long-term results over the course of a credit cycle. PPNR ignores loan loss provision, and the credit quality factor is intended to fill this gap. It includes a non-quantitative assessment of credit underwriting, grading, and other related management practices. Key focus points for 2021 compared actual results to forecast/budget net charge offs (NCOs) and non-performing loans (NPLs).

Corporate Rating Adjustment

The calculated corporate rating—the outcome of the PPNR, merger integration, and credit quality factors—can be adjusted by the Committee to arrive at a final corporate rating. The adjustment could encompass both quantitative and non-quantitative considerations, including:

•	Balanced scorecard results

•	Quality of earnings assessment

•	Other adjustments, as determined by the Committee

The balanced scorecard process ranks our company relative to peer group companies on various financial measures. The scorecard process used quantitative financial measures and peer rankings, but was not used in a quantitative manner to determine a specific numerical rating.

For quality of earnings, the Committee intended, among other things, to take account of unusual shortfalls or windfalls in revenues associated with interest rate movements, asset sales, and other events during the year relative to budgetary expectations.

Individual Rating

In addition to the corporate rating, which applies to all NEOs, the Committee also considers each NEO’s individual performance in determining final results. Each individual rating is based on the Committee’s assessment of personal plan results and any other individual factors the Committee chooses to consider. Individual ratings range from 0% to 150%, and are multiplied by the corporate rating to arrive at a final performance percentage.

The CEO’s 2021 personal plan included four major performance area groups:

Strategic Priorities

•	ESG framework & progress

•	systems and business integration

•	culture & processes

•	differentiated customer experience

•	information technology

•	brand awareness

Associates

•	promotion of diversity and inclusion

•	engaging associates

•	succession and talent development

Financial

•	efficiency and revenue improvements

•	shareholder value creation

•	strong risk culture and credit quality

IBKC Merger

•	integration

•	optimization

These areas had no particular weighting.

Actual individual rating impacts are discussed under Annual Incentive Outcomes below.

Pre-Defined Quantitative Adjustments

The Committee, in setting the performance goals, provided that PPNR and other financial performance measures must be adjusted for certain specific items, including changes in accounting principles and certain unusual or non-recurring items, such as litigation settlements. Also, the unusual gains and losses recognized for the merger of equals, as required by accounting rules, were adjusted out of budget and performance calculations. The required adjustments were similar to, but not the same as, the notable item adjustments presented in Appendix B.

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2021 Annual Incentive Outcomes

Corporate Rating

The corporate rating for 2021 was 100%. The quantitative and qualitative determinations leading to that result are summarized below:

2021 Corporate Rating
Drivers	Results & Rationales	Rating
PPNR (50%) • Outcome: 95%	PPNR for 2021, after all required adjustments, was 95% of forecast/budget. After all discretionary adjustments, PPNR was 97% of forecast/budget.	100%
Merger (40%) • Outcome: 100%	Annualized expense reduction by year-end 2021 was on-track at $104 million, vs. $200 million target by year-end 2022. Estimated merger expenses increased and systems integration was delayed until early 2022 in significant part due to hurricane and other severe events in several markets in third quarter 2021. Customer and talent retention, and impact mitigation, all were judged to be good.
Credit (10%) • Outcome: 125%	Net Charge-Offs for 2021 were zero basis points (0.00%) vs 25-35 bps forecast in January 2021. The Committee judged credit management to be excellent.
Overall Rating Adjustments • Outcome: 100%	The Committee adjusted the PPNR rating up by about 2%, mainly to exclude the costs of retiring financing instruments obtained in the IBKC merger, but did not make any overall adjustments. In the balanced scorecard assessment, First Horizon ranked third among the peer group banks in NCOs, and was near-median for most other financial performance categories.

Individual Ratings

The Committee determined that each of the five still-active NEOs achieved an individual rating of 100%, other than Mr. Restel, whose bonus was increased $50,000 (7.4%) over target largely because he served as interim Chief Financial Officer as well as Chief Operating Officer from July until November. The key factors the Committee considered in approving individual ratings were similar to those considered for the corporate rating:

•	Systems integration was delayed in third quarter due to severe weather events impacting key markets and clients. Mr. Jordan and the rest of the management team appropriately judged that the practical realities facing clients outweighed the desire to stay on schedule.

•	Credit quality during the year was excellent.

•	By year-end 2021, merger-related cost saves remained on track.

•	Management adjusted well to two unplanned departures, by Messrs. Losch and Brown.

•	Revenue synergies, especially in certain commercial lending areas, continued to be developed and to show good promise and early results.

2021 Outcomes

Applying these processes and determinations to the target opportunities established early in the year for each NEO led to the outcomes in the following table. Mr. Losch is omitted from the table; his opportunity was forfeited when he departed.

2021 Annual Incentive Outcomes
NEO	Target ($)	Corp. Rating	Indiv. Rating	Incentive Paid ($)
Mr. Jordan	1,545,000	100%	100%	1,545,000
Ms. Dmuchowski	500,000	100%	100%	500,000
Mr. Byrd	1,425,000	100%	100%	1,425,000
Mr. Restel	675,000	100%	107%	725,000
Mr. Popwell	700,000	100%	100%	700,000
Mr. Brown	700,000	100%	100%	700,000

In order to induce her to join First Horizon, we agreed to pay Ms. Dmuchowski a full-year annual incentive for 2021 with the target level shown in the table. Also, we agreed that her 2021 annual incentive would pay at least $500,000. No future annual incentives have any agreed minimum amount. See Dmuchowski Offer Letter beginning on page 79 below.

In Mr. Brown’s separation agreement with us, we agreed to pay him his annual incentive for 2021 as established early in the year, determined in the normal manner as described above except that we agreed that his individual rating would be fixed at 100% and that his incentive for 2021 would not be less than $525,000. See Brown Separation Agreement beginning on page 80 below.

Long-Term Incentive Awards

2021 LTI Award Mix

As mentioned above, in 2021, the annual long-term incentive award mix for all NEOs was 60% PSUs, 40% RSUs. The Committee believed that these components provided an appropriate balance between performance and retention.

Further information about each award type is provided in the remainder of this discussion.

Performance Stock Units (PSUs)

Consistent with our philosophy to tie a significant portion of our executives’ pay to our long-term performance and align executives’ interests with shareholders’, the

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Committee believes PSUs should comprise a majority of the long-term incentive program. PSU awards vest only if pre-defined goals are achieved over a three-year performance period. The metrics are established at the beginning of each performance period. The Committee approves the performance metrics and goals each year based on the company’s objectives at that time, and may change the types and amounts of awards compared to prior years based on desired managerial focus, competitive pressures, and other factors.

For the 2021 PSUs, payout is based on how we rank relative to the group of banks included in the KBW regional bank index (symbol “KRX”), an objective industry comparator group. We believe these metrics and the relative perspective reflect how shareholders view our performance. Specifically, the vesting percentage of 2021 PSUs will be based on achievement of two metrics:

•	Our adjusted ROTCE averaged over the three-year period 2021-23, ranked against the average ROTCE results of the KRX banks.

•	A TSR modifier, applied to the ROTCE outcome. Our TSR performance will be ranked against the KRX banks.

Banks that fall out of the KRX index after grant for certain specific reasons (including merger and certain types of delisting) will not be included in the final peer calculation.

Both rankings will follow our traditional practice: top-quartile performance will results in maximum payout, and bottom-quartile performance will result in zero (ROTCE) payout or minimum (TSR) modification. For the middle quartiles, the percentages are interpolated. The ROTCE percentage (of target) will range from 0% to 150% (with 50% the “threshold” level), the TSR percentage will range from 75% to 125%, and the final payout calculation will multiply the two with equal weighting. Dividends accrue until payment but are paid only to the extent the underlying units vest.

If the TSR percentage outcome is similar to the ROTCE outcome, the TSR adjustment will amplify the degree to which the overall payout percentage deviates from target. For example, if both percentages are 109%, overall payout will be 119%; if both percentages are 85%, overall payout will be 72%. On the other hand, if one measure is above target and the other is below, the TSR adjustment will moderate the degree to which overall payout will deviate from target. The Committee believes using the TSR modifier in this manner more closely aligns PSU awards with the interests of shareholders.

The adjustments to our ROTCE are the same as the required adjustments associated with the 2021 annual incentive opportunity, discussed earlier under Annual Cash Incentive starting on page 55. The required adjustments are similar to, but not the same as, the notable item adjustments presented in Appendix B.

For the 2021 PSUs, the KRX index represented 50 regional banks, a wider range of institutions than those in our peer group used for other purposes. For 2021 PSU awards, the Committee believed that an independently-selected comparator group, like the banks in the KRX index, provided a larger, more stable group against which to measure our performance over a three-year period. This rank structure was continued from recent years primarily because the use of a relative-rank goal rather than an absolute measure should provide a better reflection of our results versus competitors, from an investor perspective. It was chosen in part because of the volatile environment for us and our industry. The awards should self-adapt to industry events that will unfold over a three-year time horizon and cannot be predicted in advance.

Most Recent PSU Performance

Before 2019, PSUs performed based on our return on equity (ROE) performance ranked against KRX index banks. Before 2019, there was no TSR adjustment, so ROE ranking was the sole driver of PSU performance. ROE data for a given year is not fully available from the index banks until the following March. The most recent PSUs with final performance determined were granted in February 2018 with a 2018-20 performance period, vesting in May 2021. Our adjusted ROE over those three performance years ranked well above the KRX median, and those PSUs were paid at 133% of target. FHN’s ROE was adjusted to exclude merger expenses and gains, non-strategic results, and certain other amounts. Without adjustment, our ROE averaged 11.88% over this period, our rank would have been 5th, and payout would have been 150%.

Impact of IBKC Merger on pre-Merger PSUs

In July 2020, First Horizon and IBKC closed their merger of equals transaction. Later that month, the newly constituted Compensation Committee determined that unvested PSUs, with performance periods that were

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partially pre-merger and partially post-merger, did not need to have performance goals adjusted.

Those PSUs, granted in 2018, 2019, and 2020, collectively used these performance goals: the ranking of our average adjusted ROTCE among the KRX banks (2019-20); the ranking of our TSR among the KRX Banks (2019-20); and the ranking of our average adjusted return on equity (ROE) among the KRX banks (2018). The merger changed our situation in relation to those goals in two important ways: we became much larger, roughly the size of the largest KRX bank; and the merger resulted in significant expenses and significant income related to the transaction rather than our operating results. The Committee determined that no adjustment to those goals was necessary for two key reasons: our ranking among the KRX banks pertained to ROTCE, TSR, and ROE, all of which are ratios and, therefore, are not driven by our size in any direct manner; and all items of expense and income directly related to the merger transaction were excluded from performance calculations. During 2020 the impacts of the merger netted to a substantial accounting gain unrelated to operating results. Excluding that gain from the performance calculations for the 2018 PSUs significantly lowered our ROE ranking, as described immediately above under the caption Most Recent PSU Performance.

Restricted Stock Units (RSUs)

RSUs align executives’ interests with shareholder interests by providing rewards in stock and rewarding for increases in our stock value. These awards also promote ownership and retention through service-based vesting and our stock ownership guidelines. Regular annual RSUs cliff-vest in March three years after grant if the NEO remains employed with the company through the vesting date. Special RSU awards can and often do have longer vesting periods. Like PSUs, RSUs are settled in shares, and dividends accrue during the vesting period. Dividends are paid in cash if and when the award vests.

RSU Awards In Lieu of 2020 Annual Incentive

In early 2021, the Committee determined to hold back a significant portion of the 2020 annual cash incentive for each NEO other than Ms. Dmuchowski. Instead, the Committee approved grants of extra RSUs, with the same grant date, vesting date, and other terms as the regular 2021 RSU awards, and having a grant date value equal to 45% of the 2020 annual incentive target.

The Committee believed it prudent to use RSUs with a service period consistent with the time horizon for significant realization of management’s longer-term synergy goals for the IBKC merger of equals. Also, RSUs align well with shareholder interests and enhance retention of key leaders during that period.

The RSUs granted in lieu of the 2020 annual incentives are reflected in the Summary Compensation Table (on page 64) as part of 2021 compensation, included with the regular and any special equity awards granted in 2021.

Dividends Related to LTI Awards

For PSUs and RSUs, cash dividends accrue during the vesting period but are paid (without interest) only if and when the award vests. If an award forfeits, dividends also forfeit.

Valuation of LTI Awards

All 2021 long-term incentive awards were based upon the 2021 salary rates and incentive mix discussed above, using our closing stock price on the grant date, February 11, 2021, which was $15.45 per share. See Incentive Mix on page 55 for details.

Compensation Practices & Philosophies

Our compensation programs are designed to attract and retain experienced and talented executives that develop and execute strategic goals driving long-term shareholder value. We recruit from a broad talent pool including other large regional banks as well as other industries. In return, our people may be recruited by competitors, other financial services firms, and firms in other industries. Our executive compensation program is designed to provide pay opportunities that are competitive and enable us to attract and retain top talent. While target pay is designed to be competitive, over 70 percent of our executives’ pay is variable and tied to overall company and individual performance. The mix of fixed and at-risk components, before and after the merger of equals, is examined in the Pay & Performance Alignment section, which begins on page 50.

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Peer Group & Market Benchmarking

Peer Benchmarking

The Committee’s independent consultant conducted comprehensive benchmarking of the compensation peer group to provide reference for pay levels as well as program designs for the organization after the IBKC merger. The Committee used this information to set salaries, target incentive opportunities and determine the components of direct compensation for executives. Post-merger, the Committee’s preferences and goals were to set target total direct compensation aligned with peer median, recognizing that individual packages may be higher or lower at any particular time based on individual factors including performance, experience, skills, tenure and retention needs.

Peer Group Used for Benchmarking

To ensure our pay programs are competitive and fair, the Compensation Committee reviews the compensation practices of a peer group of selected U.S. banks of roughly comparable size and business mix. The Committee uses peer group data to benchmark our executive compensation and to provide context and reference points when setting pay levels.

In July 2020, the Committee updated our peer group to better reflect our new size. Our peer group, unchanged for 2021, reflects regional banks with assets (at year-end 2020) ranging from $48 billion to $205 billion, positioning us near median. Our peer banks are shown in the following table, with First Horizon included for context:

Peer Banks 2021
Rank	Peer	Assets $B
1	Fifth Third Bancorp	205
2	Citizens Financial Group, Inc.	183
3	KeyCorp	170
4	Regions Financial Corporation	147
5	M&T Bank Corporation	143
6	First Republic Bank	143
7	Huntington Bancshares	123
8	SVB Financial Group	116
9	Comerica, Inc.	88
	First Horizon Corporation	84
10	Zions Bancorporation	81
11	Signature Bank	74
12	Popular, Inc.	66
13	People’s United Financial	63
14	CIT Group Inc.	58
15	Synovous Financial Corp.	54
16	East West Bancorp, Inc.	52
17	TCF Financial Corporation*	48
*	Merged with Huntington Bancshares June 2021.

Tally Sheets

The Committee uses tally sheets to review executive pay packages and when considering adjustments to executive pay levels and mix. A “sheet” for each executive summarizes all major categories of current and recent direct compensation, including the aggregate retention value and duration of unvested awards. Tally sheets are reviewed in conjunction with peer group market data related to each executive position.

Deferral, Retirement, & Other Benefits

Benefits other than Change in Control

In order to remain competitive in retaining and recruiting talent, we provide retirement and other post-employment benefits that we believe are customary in our industry. The table below summarizes the major types of benefits provided to NEOs. Many of these benefits are broad-

based, meaning that they are available to most or all full-time associates, and many others are available generally to associates whose compensation levels exceed certain thresholds, regardless of officer status.

Non-CIC Benefits Summary
Benefit	Type	Benefit Provided	Further Information
Savings Plan (broad-based)	Tax-qualified defined contribution (retirement savings)	Participants may defer a portion of salary into a fully funded tax-advantaged savings account, up to IRS dollar limits. We provide a 100% match on the first 6% of salary deferred, subject to IRS limits.	Match amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 64, with additional information provided in the explanatory table captioned All Other Compensation (Col (i)) for 2021 and its explanatory notes.

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Benefit	Type	Benefit Provided	Further Information
Savings Restoration Plan	Nonqualified deferral	Provides a restorative benefit to savings plan participants whose compensation exceeds IRS limits, as if the savings plan were not subject to those limits.	Restoration match amounts for the NEOs are included with savings plan match amounts; see the row above. Match amount and withdrawal information is provided under Nonqualified Deferred Compensation Plans beginning on page 73.
Deferred Compensation Plan	Nonqualified deferral	Participants may defer payment of a portion of salary, annual incentive, and other cash compensation. Taxation deferred until paid; no company match. Plan pays at-market returns indexed to the performance of certain mutual funds selected by the participant.	Deferral and withdrawal information for the NEOs, along with other plan information, is provided under Nonqualified Deferred Compensation Plans beginning on page 73.
Pension Plan (broad-based)	Tax-qualified defined benefit (retirement)	Participants earned a defined retirement benefit dependent mainly on salary level (up to IRS limits) and tenure. The plan was closed to new hires after August 31, 2007; the benefit was frozen at year-end 2012. Of the NEOs, only Messrs. Jordan and Popwell participate.	Pension benefit information for the NEOs, along with other plan information, is provided under Pension Plans beginning on page 72. Any change in pension value for the NEOs is included in column (h) of the Summary Compensation Table on page 64 and the related note.
Pension Restoration Plan	Nonqualified defined benefit (retirement)	Provides a restorative benefit to pension plan participants. The two plans work together as if the IRS limits did not exist.	Restoration benefits and value changes are included with those of the pension plan; see the row above.
Health & Welfare Programs (broad-based)	Cafeteria benefit program	Associates may elect annually to participate in several programs such as health and dental insurance, vision, dependent care, etc. We provide an allowance for this purpose based on salary, tenure, and certain wellness incentives, subject to IRS limits. A participant may elect to use any leftover allowance for the savings plan.	The amounts of these broad-based benefits for the NEOs are not reported in other tables or charts of this proxy statement, except that any savings plan contributions made by the company are reported as part of the match amounts. See the Savings Plan row above.
Survivor Benefit Plan	Death benefit	Provides a benefit of 2.5 times base salary if death occurs during active service, which is reduced to 1.0 times salary if death occurs following departure due to disability or retirement. This executive benefit substitutes for a broad-based survivor benefit.	Cost amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 64, with additional information provided in the table captioned All Other Compensation (Col (i)) for 2021 on page 66 and its explanatory notes.
Executive Disability Program	Disability benefit	The executive benefit cap is $25,000 per month. An executive may elect to purchase, with personal funds, an additional disability benefit of up to $5,000 per month. This executive benefit substitutes for a broad-based survivor benefit.	Cost amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 64, with additional information provided in the table captioned All Other Compensation (Col (i)) for 2021 on page 66 and its explanatory notes.
Other	Miscellaneous	We provide items customary in our industry, including financial counseling, an executive charitable gift match program, executive home security, limited usage of corporate aircraft, and executive wellness.	Cost amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 64, with additional information provided in the table captioned All Other Compensation (Col (i)) for 2021 on page 66 and its explanatory notes.

Change in Control (CIC) Benefits

The financial services industry experiences periods of significant consolidation separated by periods of modest activity. Merger activity abated substantially following the last recession, but (excluding the four largest U.S. banks) resumed several years ago. Although this industry pattern has created substantial business opportunities for us and others, it also has created substantial personal uncertainties for associates. Our CIC severance agreements and CIC plan features were put in place a number of years ago in response to these uncertainties.

We have CIC severance agreements with Messrs. Jordan and Popwell. These are not employment agreements. They provide benefits if employment is terminated in connection with a CIC event, but otherwise provide no employment protection. Additional information about these contracts is provided under the caption CIC Severance Agreements within the Change in Control (CIC) Arrangements section, which begins on page 75 of this proxy statement.

The primary objective of our CIC severance agreements is to allow us to compete for executive talent during normal times, mitigating the personal risk that a CIC would present. If a CIC situation arises, the agreements also provide an incentive for our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany CIC transactions in our industry.

The IBKC merger of equals was a CIC transaction under our executive CIC severance agreements, as well as under legacy IBKC’s similar agreements. Mr. Jordan, Mr. Popwell, and Mr. Losch signed letter agreements with us waiving their right to treat the IBKC transaction and related events as a benefit trigger under their CIC severance agreements. Each of the NEOs from legacy IBKC also signed letter agreements confirming the benefits under their legacy agreements with IBKC. Additional information about the letter agreements is provided under the caption and Agreements related to IBKC Merger beginning on page 77.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)

In 2021, our Board of Directors adopted a new Executive Change in Control Severance Plan (the “CIC Plan”). We stopped offering new individual CIC severance agreements, and began offering participation in the CIC Plan instead, to selected executives. Each legacy CIC severance agreement will remain in place unless the executive is invited to participate in the CIC Plan and agrees to switch. Several legacy First Horizon CIC agreements remain in place, including those of Messrs. Jordan and Popwell. We expect the CIC Plan to supplant the agreements by attrition over time.

The CIC Plan offers benefits similar to the individual agreements described above, and is used for the same purposes: to allow us to compete for executive talent during normal times, and to provide an incentive for our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany CIC transactions. Ms. Dmuchowski and Mr. Restel became participants in the CIC Plan in 2021. Additional information about the CIC Plan is provided under the caption CIC Severance Plan within the Change in Control (CIC) Arrangements section, which begins on page 75 of this proxy statement.

Under many of our programs, a CIC event can cause awards or benefits to vest, be paid, or be calculated and paid at target payout levels. The main objective of these features is to allow us to offer competitive compensation packages in an industry where robust periods of consolidation occur. Like our CIC severance agreements, these program features have a double trigger, which means that vesting or payment is accelerated only when a CIC event occurs resulting in termination of employment.

Clawback Policy & Practices

Performance compensation under our executive bonus programs, long term incentive awards, or otherwise that is paid based on erroneous financial data is recoverable under our Compensation Recovery Policy if the recipient caused the error or is responsible for the data’s accuracy.

Additional clawback provisions apply to most types of stock awards if certain misconduct occurs, such as fraud or solicitation; grant or payment of an award is based on erroneous financial data; or if employment is terminated for cause. The look-back period for recovery for stock awards is two years after vesting.

Compensation Governance & Other Practices

Stock Ownership Guidelines

Under our stock ownership guidelines, all NEOs and directors are required to retain 50% of the net after-tax shares received from stock awards. The retention level increases to 75% if the person fails to meet certain minimum stock ownership levels. For each person, the retention requirement applies during the rest of their career with us, although executives who reach age 55 are permitted to sell shares held at least three years to diversify ahead of retirement. Supportive of the guidelines, a separate policy prohibits hedging our stock.

The CEO’s minimum ownership level under the guidelines is six times cash salary, as is the Executive Chairman’s. The minimum levels for the other named executives are two or three times their respective cash salaries, depending upon position. For this purpose, shares owned outright, restricted stock, RSUs paid in shares, and shares held in tax-deferred plans are counted, while PSUs, stock options, and RSUs paid in cash are not counted.

We intend for the combined emphasis on corporate performance in setting executive compensation and meaningful stock retention to strongly link the interests of our executives with those of our shareholders.

Guideline ownership levels are assessed annually in the third quarter. In the 2021 assessment, all still-active NEOs exceeded guideline ownership levels and all complied with the retention requirement.

Compensation Consultants

For 2021, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide analysis and advice on all executive and director compensation-related matters, including peer group development, market benchmarking, trends and best practices, and incentive program design. Among other things, Meridian assisted the Committee in its reviews of compensation program actions recommended by management in July 2020 and in 2021.

Key engagement items were:

•	Review and discuss written Committee materials in preparation for meetings

•	Confer with the Committee chair and management regarding compensation matters

•	Regularly meet with the Committee

•	Provide observations on current external trends and developments

•	Advise the Committee regarding executive programs for annual cash incentives and long-term equity awards approved during and for 2021

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•	Advise the Committee regarding current peer and market practices related to annual incentive, long-term incentive, and change in control plans and programs

•	Advise the Committee regarding the new executive change in control plan

•	Assist the Committee in preparing for shareholder outreach and engagement

The Committee determined that Meridian is independent and has no other relationships with the Company or management.

Additional information concerning our use of compensation consultants appears under the caption Use of Consultants appearing within Board Committees—Compensation Committee, which begins on page 23.

Management Role

Management administers our compensation plans, monitors compensation programs used by other companies, and considers whether new or amended compensation programs are needed to maintain the competitiveness of our executive compensation packages. Management provides information and presents recommendations to the Committee for approval. The CEO provides recommendations to the Committee related to executives reporting to him. No member of management, including the CEO, is a participant in the meeting(s) during which his or her pay is discussed. The Committee regularly meets in executive session without management.

Tax Deductibility

In 2017 and earlier years, section 162(m) of the U.S. Internal Revenue Code generally disallowed a tax deduction to public companies for compensation exceeding $1 million paid during the year to the CEO and the three other highest-paid executive officers at year-end (excluding the Chief Financial Officer). Certain performance-based compensation was not, however, subject to the deduction limit.

In 2017 Congress repealed the performance-based exception, applicable starting with 2018’s awards. As a result, section 162(m) has not played a significant role in structuring executive compensation awards since 2017.

Transition provisions apply to qualifying awards that were outstanding when repeal occurred. Deductibility generally is preserved if those awards run their course as granted. One award, from 2016, remains outstanding and subject to the old rules.

Compensation Committee Report

The Compensation Committee Report is provided under the caption Compensation Committee Report at the end of the Board Committees—Compensation Committee discussion, which begins on page 23 of this proxy statement.

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RECENT COMPENSATION

Recent Compensation

This Recent Compensation section provides detailed information about the compensation paid to our NEOs in 2021. This section should be read in conjunction with the immediately preceding Compensation Discussion & Analysis section.

Summary Compensation Table

The amounts shown in the Summary Compensation Table include all compensation earned by our NEOs for 2021, including amounts deferred by those persons, for all services rendered in all capacities to us and our subsidiaries. Compensation amounts from the past two years are also included. Additional compensation information is provided in the remainder of this section. No NEO who served as a director was separately compensated as a director.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
D.B. Jordan President & CEO	2021	1,030,000	—	4,815,250	—	1,545,000	868,537	155,709	8,414,496
	2020	1,037,538	—	2,000,000	292,327	1,236,000	893,748	120,575	5,580,188
	2019	900,000	—	1,800,000	314,360	1,500,000	921,334	115,350	5,551,044
H. Dmuchowski [1] SEVP & Ch. Financial Off.	2021	57,692	—	375,000	—	500,000	—	6,100	938,792
D.G. Byrd [2]	2021	1,150,000	—	4,791,250	—	1,425,000	—	1,646,253	9,012,503
Executive Chairman of the Board	2020	552,885	—	—	—	1,140,000	—	23,148,573	24,841,458
A.J. Restel [2,4]	2021	675,000	—	2,485,000	—	725,000	—	55,252	3,940,252
President—Regional Banking	2020	326,000	—	—	—	540,000	—	8,770,954	9,636,954
D.T. Popwell [3,4]	2021	700,000	—	1,540,000	—	700,000		124,012	3,064,012
President—Specialty Banking	2019	550,000	—	1,917,103	134,475	630,000	157,899	90,804	3,480,281
M.J. Brown [5]	2021	700,000	—	1,540,000	—	700,000	—	40,300	2,980,300
former President—Regional Banking	2020	337,535	—	—	—	540,000	—	10,668,026	11,565,561
W.C. Losch III [4,5] former SEVP & Ch. Financial Officer	2021	389,423	—	1,485,000	—	—	—	36,470	1,910,893
	2020	626,538	—	577,500	112,544	540,000	—	57,093	1,913,675
	2019	500,000	—	1,721,059	122,252	575,000	—	70,461	2,988,772

[1]	Ms. Dmuchowski joined First Horizon in November 2021. She did not receive annual stock awards for 2021, but did receive a retention award of RSUs as an inducement to join us. See Dmuchowski Offer Letter beginning on page 79.
[2]	Messrs. Byrd, Brown, and Restel joined First Horizon on July 1, 2020, when First Horizon’s merger with IBKC was completed. Compensation granted or paid by IBKC before the merger closing is not included in this table. Specifically: salary is shown since July 1, 2020; no stock awards were granted by First Horizon to these executives in 2020 after the merger closed; but non-equity incentive compensation (plan-based cash bonus) is included for the entire year, since First Horizon paid bonus for both halves of the year after the merger closed. All Other Compensation generally includes only amounts paid after closing; included in that total are change in control benefits under agreements with IBKC that were vested and deferred after the merger closed.
[3]	Mr. Popwell’s pre-2021 compensation is reported only for the years for which he was an NEO in previous proxy statements.
[4]	Mr. Restel received a special retention award of RSUs connected with his promotion to President—Regional Banking late in 2021, having a grant date value of $1,000,000. Messrs. Popwell and Losch received a special award of restricted stock in 2019 shortly after the IBKC merger agreement was announced. That “IB RSA” vested on July 1, 2021, and would have forfeited if the merger had failed to close. The NEOs who were executives of IBKC pre-merger received similar awards granted by IBKC.
[5]	Messrs. Brown and Losch left First Horizon’s employment during 2021. Mr. Brown negotiated a retirement agreement with First Horizon; see Brown Separation Agreement beginning on page 80. Mr. Losch forfeited his opportunity for an annual incentive (col. (g)), and forfeited all then-unvested long-term incentive stock awards.

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Explanations of certain columns follow:

Col (c) Salary. Cash salary is shown in full, whether or not deferred. Ms. Dmuchowski’s salary started in November.

Col (d) Bonus. Column (g) shows the annual cash incentive awards for each year under our bonus plan for executive officers, to the extent earned. Column (d) reports discretionary off-plan bonuses, if any. No NEO received a Col (d) bonus for any of the years shown.

Cols (e)-(f) Accounting Values. Columns (e) and (f) show the grant date fair value of the awards using the accounting method applicable to our financial statements. For RSUs and RSAs, the award value is simply our stock value on the grant date, with no discount for the risk of forfeiture. The accounting valuation method for PSUs makes assumptions about growth and volatility of our stock value, vesting, performance forfeiture, and other matters, and therefore differs from the target dollar value assigned by the Committee at grant. A discussion of those assumptions appears in note 19 to the financial statements in our 2021 annual report on Form 10-K. Actual future events may be substantially inconsistent with the assumptions and, for both award types, our stock price will change over time. Accordingly, the actual values realized by an award holder are likely to differ substantially from these accounting values.

Col (e) Stock Awards. Column (e) includes the accounting values of RSU, PSU, and IB RSA awards granted by First Horizon during each year. These do not represent amounts paid or earned; they are the values attributed to awards under applicable accounting rules. As noted under the table, the IB RSA awards were granted as part of the IBKC merger transaction.

Col (e) Regular PSUs. PSUs are performance based, using a three-year performance period. Eventual payout may be higher or lower than the accounting values used in column (e) and may be zero. PSUs also have a service-vesting requirement. For the years shown, PSU performance depends upon our adjusted ROTCE ranking relative to certain peer banks during the performance period, and a total shareholder return (TSR) modifier, also measured against peers. PSUs will vest if threshold or higher performance goals are achieved during the performance period and if the holder remains employed with the company through the vesting date. PSUs settle with shares rather than cash. In column (e), PSU amounts are shown at their original accounting values assigned at grant. Those accounting values are substantially less than the possible payouts if all performance conditions are maximally achieved. The following table provides a summary of the maximum payouts of the PSU awards for each NEO other than Ms. Dmuchowski, based on our stock values on the respective grant dates.

Maximum Dollar Values* of PSUs

(Based on Share Price at Grant Date)

	Year Granted
Name	2019	2020	2021
Mr. Jordan	2,754,805	3,129,359	4,635,000
Mr. Byrd	—	—	4,668,749
Mr. Restel	—	—	1,328,883
Mr. Popwell	785,628	na	1,378,101
Mr. Brown	—	—	1,378,101
Mr. Losch*	714,197	803,179	1,328,883

*	All PSUs shown were forfeited when Mr. Losch left in July 2021.

Col (e) Regular RSUs. The annual equity award package includes RSUs which vest in three years and settle in shares.

Col (e) 2020 Annual Incentive RSUs. The Committee significantly reduced the cash incentive paid for the 2020 bonus year, and correspondingly increased the 2021 RSU awards.

Col (e)-(f) Retention Awards. On occasion special retention awards are made to selected individuals. No ordinary retention awards were granted by First Horizon to NEOs in 2019-21. Messrs. Popwell and Losch received IB RSA awards in 2019, as explained in footnote 3 of the table.

Col (f) Stock Options. Column (f) includes the accounting values of stock options granted.

Col (g) Annual Plan-based Cash Bonus Awards. This column shows the annual plan-based bonus earned for each year. For 2019, bonuses were based upon achievement in the following areas: pre-set levels of adjusted annual pre-tax earnings; execution of personal plan goals; individual contribution to risk management, quality of earnings, and objectives for our non-strategic business segment; and the results of a balanced scorecard process ranking us among selected peer banks on a matrix of balance sheet, capital, expense, earnings, and other measures. For the first half of 2020, bonuses were set up in a manner similar to earlier years, but the COVID pandemic, and management’s responses to it, made the budget-driven grids useless as tools to measure management achievement. Also, in 2021 RSUs were granted to the NEOs in lieu of a portion of 2020 plan-based bonuses; Col. (g) reports only the cash paid. For the second half of 2020, bonuses were based on similar criteria, using pre-provision net revenue instead of pre-tax earnings. For 2021, bonuses were based upon achievement in the following areas: pre-set levels of adjusted annual pre-provision net revenue; merger integration; credit quality; execution of personal plan goals; individual contribution to risk management, quality of earnings, and objectives for our non-strategic business segment; and the results of a balanced scorecard process

65	2022 PROXY STATEMENT

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ranking us among selected peer banks on a matrix of balance sheet, capital, expense, earnings, and other measures.

Col (h) Pension & Deferred Compensation. Column (h) includes changes in defined benefit pension actuarial values, which are the aggregate increase during the year in actuarial value of both pension plans (qualified and restoration). Our pension plans were closed to new associates in 2007; among the NEOs, only Mr. Jordan and Mr. Popwell participate. Pension benefits were frozen in 2012. Incremental changes in actuarial pension values occur after 2012 mainly due to changes in discount rates, mortality tables, and life expectancy due to the passage of time. No above-market earnings on deferred compensation were accrued during the year for any of the named executives.

Col (i) All Other. Elements of “All Other Compensation” for 2021 consist of the following:

All Other Compensation (Col.(i)) for 2021

	(i)(a)	(i)(b)	(i)(c)	(i)(d)	(i)(e)
Name	Perqs. & Other Personal Benefits $	401(k) & Savings Rest. Match $	Life Insur. Premiums $	Tax Reim- bursements $	Integration $
Mr. Jordan	85,117	61,800	8,792	—	—
Ms. Dmuchowski	6,100	—	—	—	—
Mr. Byrd	823,094	69,000	204	3,955	750,000
Mr. Restel	11,388	40,500	204	3,160	—
Mr. Popwell	75,146	41,408	7,458	—	—
Mr. Brown	21,512	17,400	204	1,185	—
Mr. Losch	8,070	23,365	5,035	—	—

Explanations of certain columns in the Col (i) table follow:

Col (i)(a) “Perqs. & Other Personal Benefits” includes the following types of benefits: Flexible Dollars, Financial Counseling, Disability Insurance, Charitable Match, Aircraft Usage, Club, Auto, and Security. Benefits are valued at the incremental cost to us. “Flexible Dollars” represents our contribution to our broad-based benefits plan, a qualified cafeteria-type benefit plan. “Financial Counseling” represents payments for the preparation of income tax returns and related financial counseling. “Disability Insurance” represents insurance premiums with respect to our disability program. “Charitable Match” includes gifts made by First Horizon Foundation to match qualifying gifts made by an executive under our executive gift match program. “Security” includes security alarm expenses. “Aircraft Usage” represents imputed income to the executives when spouses accompany them on business trips using non-commercial aircraft, or direct incremental cost to us when the executive uses such aircraft for non-

business trips. We estimate direct incremental cost of aircraft usage based on average operating cost (which includes direct costs such as fuel, maintenance, and landing fees) per flight hour or, in the case of chartered aircraft, based on the cost of the charter. This column also includes imputed taxable income from our company-wide wellness program, and the cost of participating in an executive health program. The remaining types of benefits apply only to the NEOs who joined us in July from IBKC, and reflect continuations of IBKC’s practices: “Club” includes dues and other expenses associated with social or recreational club membership; and “Auto” represents an automobile allowance.

Col (i)(b) “401(k) & Savings Rest. Match” represents our matching contribution to our 401(k) savings plan and to the related savings restoration plan. Any flexible benefits plan contributions to the savings plan are included in column (i)(b).

Col(i)(c) “Life Insur. Premiums” represents supplemental life insurance premiums. Under our survivor benefits plan a benefit of 2.5 times annual base salary is paid upon the participant’s death prior to retirement, or one times final salary upon death after retirement.

Col (i)(d) “Tax Reimbursements” represents income and other taxes levied on former IBKC NEOs which we reimbursed after the IBKC merger closed. Reimbursed taxes primarily related to change in control benefits associated with legacy IBKC’s contracts with each executive, which benefits primarily included a cash benefit (see col. (i)(e)) and acceleration of stock awards. Reimbursement also included taxes on certain perquisites, which was a legacy IBKC practice continued by First Horizon for a transition period following the merger, except for Mr. Byrd, who is entitled to receive this benefit for a longer period in accordance with our agreement with him. See Byrd Letter Agreements within the section captioned Agreements related to IBKC Merger, which begins on page  77, for additional information.

Col (i)(e) “Integration” represents a cash integration and continuity award which was contractually promised in connection with the IBKC merger. For additional information, see Byrd Letter Agreements within the section captioned Agreements related to IBKC Merger, which begins on page 77.

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2021 Grants of Plan-Based Awards

The following table provides information about the annual cash incentive opportunity established for, and the grants of PSUs and RSUs during, 2021. In this table each annual incentive opportunity is considered a “Non-Equity Incentive Plan Award” in columns (c) through (e) and is noted as “Cash”; PSUs are considered to be “Equity Incentive Plan Awards” in columns (f) through (h); and RSUs are shown as “All Other Stock Awards” in column (i). Each row represents a separate award grant; a column for a row is blank if it does not apply to the type of award listed in that row or if the dollar amount is zero.

The table shows three types of RSUs. One was the regular annual award (noted in the table as “ARSU”), one was granted in lieu of a portion of the 2020 annual cash incentive which the Committee determined not to pay (“BRSU”), and the third type consisted of targeted retention RSUs (“RRSU”). RRSUs were granted in October to Mr. Restel in connection with his promotion to President—Regional Banking and in November to Ms. Dmuchowski in connection with her hiring. No stock options were granted to any NEO in 2021.

Awards Granted in 2021

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
NEO	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr. Jordan	Cash	2/11	772,500	1,545,000	2,317,500
	PSU	2/11				60,000	160,000	300,000
	ARSU	2/11							106,666
	BRSU	2/11							45,000
Ms. Dmuchowski [1]	Cash	11/29	255,000	500,000	765,000
	RRSU	12/6							22,590
Mr. Byrd	Cash	2/11	712,500	1,425,000	2,137,500
	PSU	2/11				60,436	161,165	302,184
	ARSU	2/11							107,443
	BRSU	2/11							41,504
Mr. Restel	Cash	2/11	337,500	675,000	1,012,500
	PSU	2/11				17,202	45,873	86,011
	ARSU	2/11							30,582
	BRSU	2/11							19,660
	RRSU	10/26							59,594
Mr. Popwell	Cash	2/11	350,000	700,000	1,050,000
	PSU	2/11				17,839	47,572	89,197
	ARSU	2/11							31,715
	BRSU	2/11							20,388
Mr. Brown [2]	Cash	2/11	350,000	700,000	1,050,000
	PSU	2/11				17,839	47,572	89,197
	ARSU	2/11							31,715
	BRSU	2/11							20,388
Mr. Losch [3]	Cash	2/11	337,500	675,000	1,012,500
	PSU	2/11				17,202	45,873	86,011
	ARSU	2/11							30,582
	BRSU	2/11							19,660

[1]	Ms. Dmuchowski was hired in November in 2021. To induce her to join us, we agreed that her 2021 annual cash incentive (cols. (c)-(e)) would not be less than $500,000. See Dmuchowski Offer Letter beginning on page 79 for additional information.
[2]	Mr. Brown retired in 2021. As part of his separation agreement, we agreed that his 2021 annual cash incentive (cols. (c)-(e)) would not be less than $525,000. See Brown Separation Agreement beginning on page 80 for additional information.
[3]	Mr. Losch left First Horizon’s employment during 2021. As a result, he forfeited his opportunity for a 2021 annual cash incentive (cols. (c)-(e)), and forfeited all other 2021 awards (cols. (f)-(i)).

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Explanations of certain columns follow:

Col (b). An award is effective for legal and accounting purposes on its grant date. For each award shown, the Compensation Committee took final action to grant each award on that date.

Cols (c)-(e) Plan-based Bonus Opportunities. The Committee established performance criteria and set target amounts early in 2021 for annual cash incentive opportunities for each NEO. Details about the opportunities, their goals, and their limitations are discussed in Annual Cash Incentive beginning on page 55.

The information in columns (c)-(e) shows bonus opportunities. Information concerning bonuses actually earned for 2021 is shown in column (g) of the Summary Compensation Table and in Annual Cash Incentive, beginning on pages 64 and 55, respectively.

Cols (f)-(h) Stock Incentives. The performance requirements for the 2020 PSU awards are discussed in the notes for column (e) of the Summary Compensation Table above. Performance below the threshold level will result in 0% payout. Performance above threshold will result in payouts ranging from 37.5% (col (f)) to 100% (col (g)) to 187.5% (col (h)) of target levels. See Performance Stock Units within the section captioned Long-Term Incentive Awards, which begins on page 57, for additional information. The 2021 PSUs will vest on May 12, 2024 if threshold performance is achieved.

Col (i) Other Stock Awards. Column (i) shows regular annual RSUs granted in 2021, RSUs granted in lieu of a portion of the 2020 annual cash incentive, and retention RSUs granted to Ms. Dmuchowski and Mr. Restel.

Cols (j)-(k) Stock Options. No stock options were granted to any NEO in 2021.

Col (l) Grant Date Fair Values. Column (l) reflects the accounting value of the awards shown in columns (g), (i) and (j). Our stock price on the grant date, February 11, 2021, was $15.45 per share. For additional information see the discussion of columns (e) and (f) of the Summary Compensation Table beginning on page 64.

Supplemental Compensation Disclosures

For information about the rationale behind, sizing of, and other aspects of the major compensation elements, see 2021 Pay Components & Decisions beginning on page 54.

The vesting and expiration schedules of equity-based awards granted in 2021 are as follows:

•	PSUs vest on May 12 three years after grant if goals are achieved at the 37.5% payout level or greater.

•	ARSUs and BRSUs vest on March 2 three years after grant.

•	RRSUs vest in three installments on the third, fourth, and fifth anniversaries of grant.

Vesting information related to all equity awards held by the NEOs at year-end appears under the heading Awards Outstanding at Year-End beginning on page 69, especially in the notes to the table in that section. For all awards, vesting will or may be accelerated or pro-rated in the cases of death, disability, retirement, and qualifying termination after a change in control. For performance awards, service-vesting may be waived, but performance goals generally are not waived, following retirement, and awards may be pro-rated. Additional information concerning the acceleration features of awards is set forth under the caption Change in Control (CIC) Arrangements on page 75.

Dividends or dividend equivalents accrue at normal declared rates on stock awards other than options. Accrued dividends and equivalents are paid at vesting or forfeit if the award is forfeited.

The Compensation Committee has approved a mandatory tax withholding feature under which vested shares are automatically withheld in an amount necessary to cover minimum required withholding taxes. A supplemental feature allows the holder to elect withholding at the maximum tax rate instead. Options have no mandatory or supplemental tax feature. We do not re-use, in new grants, shares withheld to cover taxes.

The Compensation Committee generally has the power to impose deferral of payment as a term or condition of an award. No 2021 executive awards contained a deferral requirement at grant.

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Awards Outstanding at Year-End

The following table provides information about stock options, all types of restricted stock and stock units, and all performance stock awards (at target levels) held at December 31, 2021 by the named executive officers other than Mr. Losch, whose awards all forfeited or expired before year-end. Values are based on our market price at year-end, $16.33 per share.

Outstanding Equity Awards at Fiscal Year-End 2021

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
NEO	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($/ sh)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested (#)	Market Value of Shares or Units of Stock Held that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Mr. Jordan	—	137,249	—	11.62	3/2/2023
	110,871	—	—	19.73	3/2/2024
	90,288	30,097	—	18.69	3/2/2025
	58,328	58,327	—	15.43	3/2/2026
	31,447	94,339	—	15.90	3/2/2027
						212,275	3,466,451	515,425	8,416,890
Ms. Dmuchowski [1]	—	—	—			22,590	36,889	—	—
Mr. Byrd	155,328	—	—	11.42	2/22/2022
	51,853	—	—	11.43	2/19/2023
	67,338	—	—	14.27	2/17/2024
	73,068	—	—	13.65	2/20/2025
	121,406	—	—	10.33	2/18/2026

	50,914	—	—	18.68	2/15/2027
	59,472	—	—	17.94	2/22/2028
	76,103	—	—	15.35	1/11/2029
	27,835	55,662	—	16.01	1/9/2030
						243,784	3,980,993	161,165	2,631,824
Mr. Restel	15,626	—	—	11.43	2/19/2023
	17,400	—	—	14.27	2/17/2024
	18,880	—	—	13.65	2/20/2025
	32,009	—	—	10.33	2/18/2026
	12,445	—	—	18.68	2/15/2027
	1,251	—	—	16.89	3/28/2027
	17,367	—	—	17.94	2/22/2028
	22,227	—	—	15.35	1/11/2029
	8,182	16,369	—	16.01	1/9/2030
						137,725	2,249,033	45,873	749,106
Mr. Popwell	35,478	—	—	19.73	3/2/2024
	30,898	10,300	—	18.69	3/2/2025
	24,952	24,950	—	15.43	3/2/2026
	12,767	38,302	—	15.90	3/2/2027
						77,345	1,263,044	103,138	1,684,244
Mr. Brown [2]	16,163	—	—	18.68	3/31/2022
	19,633	—	—	17.94	3/31/2022
						81,925	1,337,835	47,572	776,851

[1]	Ms. Dmuchowski was hired in November in 2021 and received no regular equity awards. To induce her to join us, we agreed to grant the retention RSU award shown. See Dmuchowski Offer Letter beginning on page 79 for additional information.
[2]	Mr. Brown forfeited 17,505 options priced at $16.01 per share that were not yet exercisable as of his retirement date.

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Explanations of certain columns in the table follow:

Col (c) Unvested Options. Column (c) reports unvested stock options. A special retention award to the CEO in 2016 included stock options, two-thirds of which had vested by year-end. The vesting dates of options reported in column (c) are:

Stock Options Unvested at Year-End
Grant Date	Vesting Date	Mr. Jordan	Ms. Dmuchowski	Mr. Byrd	Mr. Restel	Mr. Popwell	Mr. Brown
2/11/2016	3/2/2022	137,249	—	—	—	—	—
2/8/2018	3/2/2022	30,097	—	—	—	10,300	—
2/11/2019	3/2/2022	29,164	—	—	—	12,475	—
	3/2/2023	29,163	—	—	—	12,475	—
2/19/2020	3/2/2022	31,447	—	—	—	12,767	—
	3/2/2023	31,446	—	—	—	12,767	—
	3/2/2024	31,446	—	—	—	12,768	—
1/9/2020	1/9/2022	—	—	27,829	8,187	—	—
	1/9/2023	—	—	27,833	8,182	—	—

Col (g) Unvested Non-Performance Shares & Units. Column (g) includes RSUs and RSAs unvested at year-end. Numbers represent units or shares, respectively. The vesting dates of those awards are shown in the following table:

RSUs & RSAs Unvested at Year-End
Grant Date	Award Type	Vesting Date	Mr. Jordan	Ms. Dmuchowski	Mr. Byrd	Mr. Restel	Mr. Popwell	Mr. Brown
2/11/2019	RSU	3/2/2022	29,163	—	—	—	12,475	—
2/19/2020	RSU	3/2/2023	31,446	—	—	—	12,767	—
1/9/2020	RSA	1/9/2022	—	—	47,416	13,944	—	14,911
	RSA	1/9/2023	—	—	47,421	13,944	—	14,911
2/11/2021	ARSU	3/2/2024	106,666	—	107,443	30,582	31,715	31,715
	BRSU	3/2/2024	45,000	—	41,504	19,660	20,388	20,388
10/26/2021	RRSU	10/26/2024	—	—	—	19,864	—	—
	RRSU	10/26/2025	—	—	—	19,864	—	—
	RRSU	10/26/2026	—	—	—	19,866	—	—
12/6/2021	RRSU	12/6/2024	—	7,530	—	—	—	—
	RRSU	12/6/2025	—	7,530	—	—	—	—
	RRSU	12/6/2026	—	7,530	—	—	—	—

Col (i) Performance Equity Awards. Column (i) reports PSU awards and a special retention stock unit award that are outstanding at year-end. The performance periods and target numbers of units for those awards are shown below. The performance period for the regular 2019 PSU awards has ended, but performance (relative to peers) cannot be determined until all peer companies have reported 2021 earnings. Awards are reported in units at target levels. For the PSUs, the maximum is 187.5% of target. For the special retention award in 2016, the maximum is 100%; that award pays if the total shareholder return value of a share of stock is at least $11.63 on the seventh anniversary of grant. The special award requires continuous employment with the company during the performance period.

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PSUs Unvested at Year-End (Stock Units at Target Levels)
Grant Date	Performance Period	Mr. Jordan	Ms. Dmuchowski	Mr. Byrd	Mr. Restel	Mr. Popwell	Mr. Brown
2/11/2016	2/2016 to 2/2023	155,238	—	—	—	—	—
2/11/2019	2019-21	95,219	—	—	—	27,155	—
2/19/2020	2020-22	104,968	—	—	—	28,411	—
2/11/2021	2021-23	160,000	—	161,165	45,873	47,572	47,572

Cols (h) & (j) Values. Columns (h) and (j) reflect year-end market values ($12.76/share) of the awards reported in columns (g) and (i), respectively, with no discount for risk of forfeiture or time delay until vesting. The values reported are not based on financial accounting methods.

Awards Exercised & Vested

The following table shows stock options exercised by the NEOs along with stock awards that vested during 2021.

The value realized on exercise of options is the pre-tax difference between the market value on the exercise date and the option price, multiplied by the number of options exercised. Option awards have no dividend feature.

Stock awards consist of RSUs and PSUs granted in 2018, all of which are paid in stock, as well as RSAs granted in 2019 as special retention/closing incentive awards associated with the IBKC merger, and RSAs granted in 2020 by legacy IBKC before the merger closed. The dollar values shown for the stock awards are based on market prices of our stock on the respective vesting dates plus accrued cash dividend equivalents, before withholding taxes.

Of the Stock Award amounts shown in the table, the portions associated with PSUs are: Jordan, 93,339 shares and $1,698,770; Byrd, Restel, and Brown, no PSUs vested; Popwell 31,942 shares and $581,344; and Losch, 29,038 shares and $528,492.

Ms. Dmuchowski is omitted since she had no exercises or vestings in 2021.

Options Exercised & Stock Awards Vested During 2021
(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired or Units Paid on Vesting (#)	Value Realized upon Vesting ($)
Mr. Jordan	689,087	4,249,684	123,435	2,417,206
Mr. Byrd	108,113	307,459	346,790	4,552,364
Mr. Restel	45,843	216,379	94,773	1,609,090
Mr. Popwell	104,357	583,928	125,189	2,436,474
Mr. Brown	243,100	1,047,638	98,734	1,675,423
Mr. Losch	121,578	585,480	112,461	2,112,482

71	2022 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

Post-Employment Compensation

We offer programs providing benefits after retirement and for certain other terminations. Other programs have features that enhance, accelerate, reduce, shorten, or forfeit benefits if employment terminates in various ways. Those programs and features are discussed in this section.

Common terms used in the post-employment context include:

•	Discharge or Resignation. A termination of employment by First Horizon or by the executive, respectively, other than for disability or retirement.

•	Disability. A permanent inability to work.
•	Retirement. A termination of employment after meeting certain age and service requirements specified in the applicable program. Some programs specify early and normal retirement requirements; others specify only normal retirement or make no provision for retirement.

•	Change in Control, or CIC. A corporate change in control of First Horizon as defined in the program. The definition used in active programs is discussed in CIC Definition on page 75.

Pension Plans

We operate two defined benefit retirement plans: a broad-based tax-qualified pension plan and an unfunded nonqualified pension restoration plan limited to associates for whom the qualified benefit is limited by tax law. The restoration plan extends the benefit beyond that tax law limit. The two plans effectively provide a single pension benefit.

The plans were closed to new hires in 2007, and benefits were frozen at year-end 2012. Credited service years do not increase after 2012, and changes in compensation are ignored.

Pension benefits are based on average compensation for the highest 60 consecutive months of the last 120 months of service prior to 2013, length of service prior to 2013, and social security benefits. Covered compensation includes cash salary reportable to the IRS plus pre-tax contributions under the savings plan and employee contributions under the flexible benefits plan, and excludes bonuses, commissions, other deferred compensation, and incentives.

A “normal” pension benefit provides a monthly payment to the associate for life beginning at retirement at age 65. Participants under age 65 who are at least age 55 with 15 years of service may retire early with a reduced pension benefit. The reduction varies based on age at retirement. Similarly, a delay in retirement will increase benefits. A participant may make other elections which change the benefit. Those include a spousal benefit election, a minimum (certain) payment term, and a lump sum benefit (restoration plan only). Married participants often choose a qualified joint and survivor annuity with a surviving spouse receiving 50 percent of the participant’s benefit.

The following table shows estimated normal retirement benefits under the pension plans as of December 31,

2021. Messrs. Jordan and Popwell are the only NEOs who participate in the pension plans.

Pension Benefits at Year-End 2021
(a)	(b)	(c)	(d)	(e)

		Number of		Payments
		Years of	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan	Service (#)	Benefit ($)	($)
Mr. Jordan	Qualified	6 years	376,384	—
	Restoration	6 years	1,134,671	—
Mr. Popwell	Qualified	6 years	396,003	—
	Restoration	6 years	520,455	—

Explanations of certain columns follow:

Col (c). This column shows full years of credited service, unchanged since 2012.

Col (d). Column (d) reflects the actuarial present value of each NEO’s accumulated benefit, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to 2021 except that retirement age is assumed to be the normal retirement age of 65. Column (d) amounts were calculated by the pension plan actuary using the projected unit credit cost method. This method recognizes cost in an increasing pattern as a participant approaches retirement. The 2021 discount rates are 2.95% for the pension plan and 2.65% for the pension restoration plan and reflect the expected average term until settlement of each of these plans. The assumptions on which the amounts presented in the table are based are discussed in note 18 to our financial statements.

Col (e). No pension benefit amounts were paid during 2021 to any NEO.

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Nonqualified Deferred Compensation Plans

We provide a traditional deferral plan for executives, not qualified under tax rules, which allows executives to defer receipt and taxation of cash salary and bonus. Deferred amounts are credited to accounts and earnings accrue according to the provisions of the plan. Participants have some discretion regarding the length of the deferral period, the investment criteria upon which earnings are based, and whether payout will be lump sum or an annuity. A commonly selected deferral period lasts until employment terminates.

Our qualified savings deferral plan allows an associate to make contributions of salary into a plan account, subject to limits imposed by tax laws. We provide a 100% match under the qualified savings plan for the first 6% of salary each eligible participant (having at least one year of service) elects to defer into the plan.

We have adopted a nonqualified savings restoration plan for those associates, including executives, whose base salary exceeds the tax limits imposed on the qualified savings plan. The restoration plan provides a nonqualified vehicle for employees to participate in a savings plan beyond the tax law limits. Unlike the qualified plan, the restoration plan is unfunded. The restoration plan offers many of the same investment options as the qualified plan, but our stock is not among those.

Our nonqualified plans are unfunded, meaning that no trust holds funds or investments for any of the accounts other than, in certain cases, a rabbi trust that our management cannot access but that our creditors could access in case of our bankruptcy. Legally, each plan account is an unsecured debt we owe the participant. Each account is fully vested and non-forfeitable. Except for the timing of payments, plan accounts are not reduced or enhanced by termination of employment, change in control, or other event.

We reduce the risk of our obligations under our nonqualified deferred compensation plans by purchasing investments designed to track the performance of the investment elections made by participants. The qualified savings plan has no such risk to us because all accounts are fully funded with the plan’s trust holding the investments selected by each participant.

Information concerning account activities and balances of the NEOs with respect to nonqualified deferred compensation plans, including the savings restoration plan, is presented below.

Nonqualified Deferred Compensation During 2021 & at Year-End
(a)	(b)	(c)	(d)	(e)	(f)

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last Fiscal	in Last Fiscal	Last Fiscal Year	Distributions	Fiscal Year End
Name	Year ($)	Year ($)	($)	($)	($)
Mr. Jordan	353,400	1,910,247	727,647	—	8,006,009
Ms. Dmuchowski	—	—	—	—	—
Mr. Byrd	51,600	51,600	433	—	103,657
Mr. Restel	23,100	23,100	(1,476)	—	46,846
Mr. Popwell	24,600	663,121	(44,489)	—	901,877
Mr. Brown	—	—	—	—	—
Mr. Losch	5,965	586,435	(994)	—	931,560

Explanations of certain columns follow:

Col (b). Traditional nonqualified deferred compensation plan. Currently up to 80% of cash salary and 80% of annual cash bonus may be deferred in our traditional nonqualified deferred compensation plan for executives.

Col (b). Savings restoration plan. Column (b) also includes salary contributions to our savings restoration plan.

Col (c). Company matching contributions & deferred PSUs. Matching contributions are made under the savings restoration plan. Also included in column (c) are PSUs that vested during the year (valued at vesting). PSUs granted before 2019 (vested before 2022) are subject to a

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mandatory two-year payment deferral after vesting. We make no company contributions to the traditional nonqualified deferred compensation plan.

Col (d). Earnings. Earnings reflect interest for those accounts that earn interest. For accounts that hold phantom shares of stock or mutual funds, earnings reflect increases and decreases of account value throughout the year. Those amounts are netted as applicable to the individual.

Col (e). PSU payouts. For 2021, amounts shown are the values of deferred PSUs paid in 2021 that had vested in 2019. Hardship withdrawals are allowed under certain deferral plans. In our traditional plan, an in-service distribution date may be selected when the deferral election is made.

Col (f). Valuations. Certain plan accounts are denominated as numbers of shares of stock or mutual funds. All such accounts are valued based on the fair market value of those shares at year-end.

The information above excludes our tax-qualified savings plan. For additional information concerning deferred compensation plans see Deferral, Retirement, and Other Benefits beginning on page 60.

Employment & Termination Arrangements

We have no traditional employment agreement with any NEO except Mr. Byrd. Many plans and programs contain special provisions regarding termination of employment in various common situations, including in connection with retirement or a change in control. We have certain other arrangements that deal primarily with retirement and change in control situations.

•	Each of the NEOs except Ms. Dmuchowski signed letter agreements in connection with our merger with IBKC. See Agreements related to IBKC Merger beginning on page 77.

•	Mr. Byrd had an employment agreement with IBKC that continues with First Horizon. See Byrd Employment Agreement within the section captioned
Agreements related to IBKC Merger, which begins on page 77.

•	Ms. Dmuchowski signed an offer letter with us setting out the initial terms of her employment. See Dmuchowski Offer Letter beginning on page 79.

•	Mr. Brown signed a separation agreement with us setting out the terms of his retirement at year-end. See Brown Separation Agreement beginning on page 80.

This section provides information concerning those provisions, arrangements, and agreements.

Termination Unrelated to a Change in Control

The table below summarizes the impact upon the amounts of various items of compensation of a termination of employment under certain circumstances, other than termination related to a change in control event. Change in control situations are discussed in the following section. In addition to forfeiture of unpaid benefits, many awards provide for clawback of paid benefits if discharge “for cause,” as defined in the applicable program, occurs within two years of payment.

Impact of Termination Events on Unpaid Compensation Items
Compensation Item	Resignation / Discharge	Death / Disability	Retirement	Key Factors
Annual Incentive Opportunity (cash bonus)	Forfeit	Generally forfeit, but discretionary payment is possible	Generally forfeit, but discretionary payment is possible	Committee may pro-rate or fully waive service requirement while maintaining performance conditions.
PSUs	Forfeit	Generally pro-rate for service period worked; no waiver of performance requirement	If approved, generally pro- rate for service period worked; no waiver of performance requirement	Committee may pro-rate or fully waive service requirement while maintaining performance conditions.
RSUs & RSAs	Forfeit	Full or pro-rated payment, depending on award	Discretionary payment is possible, often pro-rated if approved	For retirement, Committee may accelerate vesting or waive forfeiture without acceleration. Approval often is conditioned on accepting departure covenants, such as non-solicitation.
Stock Options— exercisable	Expire 3 months after termination	Expire 3 years after termination	Expire 3 years after termination	Option term is shortened to new expiration date, cannot be extended.

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Compensation Item	Resignation / Discharge	Death / Disability	Retirement	Key Factors
Stock Options— unexercisable	Forfeit	Expire 3 years after termination	Expire 3 years after termination	Option term is shortened to new expiration date, cannot be extended.
Qual’d Savings Plan, Pension Plans, NQ Deferred Compensation Plans	No impact	No impact	No impact	Contributions, accounts, and benefits are fully vested.
Savings Restoration Plan	Lump sum payment	Lump sum payment	Lump sum payment	Benefits are fully vested; any termination triggers payment.

Change in Control (CIC) Arrangements

Special change in control (CIC) severance arrangements are in place with certain of the NEOs. In addition, many of our compensation programs have special provisions that apply if we experience a CIC event. This section provides information concerning arrangements and benefits that would apply if a CIC occurs.

CIC Definition

In our plans and programs, the term “change in control” includes the following events:

•	A majority of the members of our Board of Directors changes, with certain exceptions.

•	A person or other entity becomes the beneficial owner of 20 percent or more of our outstanding voting stock, with certain exceptions.

•	Our shareholders approve, and there is a consummation of, a merger or other business combination, unless (i) more than 50% (60% in the CIC severance agreements and CIC Plan) of the voting power resulting from the business combination is represented by voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20% or more of the resulting corporation, and (iii) at least a majority (a two-thirds majority in the CIC severance agreements) of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the transaction.

•	Our shareholders approve a plan of complete liquidation or dissolution or a sale of substantially all of our assets. Two major plans—the Equity Compensation Plan and the Management Incentive Plan—provide that consummation of an asset sale, rather than mere approval, is a CIC event.

Summary of CIC Effects

The following table summarizes the impacts of a CIC event on various items of compensation. Details about current dollar amounts of many of these items are provided in the CIC Potential Payout section below.

Impact of CIC on Unpaid Compensation Items
Compensation Item	Impact of CIC	Key Factors
Annual Incentive Opportunity (cash bonus)	Pro-rate target amount of bonus if employment terminates	Performance at target is presumed; pro-rating is based on % of performance period that has elapsed.
PSUs	Award is paid at target if employment terminates. Award may be adjusted, or converted to non-performance RSUs, if employment continues.	Awards have a double-trigger feature. The Committee has discretion to adjust or convert awards depending on the CIC context.
RSUs & RSAs	Accelerate if employment terminates; otherwise no impact	Awards have a double-trigger feature.
Stock Options—exercisable	No impact is mandated by option plan or program. If First Horizon ceases to exist, options will convert to shares of the acquiring company.	The CIC merger agreement may require options to be exercised or cashed out.
Stock Options—unexercisable	Vesting is accelerated if employment terminates. If First Horizon ceases to exist, options will convert to shares of the acquiring company.	The Committee may accelerate vesting without termination if the CIC merger agreement requires or permits that.
Qualified Pension Plan	Limited impact	Any excess funding in the Plan is allocated to all participants.
Pension Restoration Plan	Lump sum payment	See details in the discussion immediately following this table.
Qualified Savings Plan	No impact	Accounts are fully vested regardless of CIC.
Savings Restoration Plan	No impact	Any separation from service results in lump sum payment. CIC itself has no effect on the timing or amount of payment.

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Compensation Item	Impact of CIC	Key Factors
Nonqualified Deferred Compensation Plans	Limited impact	Accounts are paid into rabbi trusts when a CIC occurs. CIC itself has no effect on the timing or amount of payment.
CIC Severance Agreements & Executive CIC Severance Plan	Cash payment and other benefits if employment terminates.	All CIC agreements and plans have a double-trigger feature where benefits are triggered only if employment terminates. Benefits are discussed in the next section.

Under the pension restoration plan, a lump sum payment is made to participants representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected benefits actuarially adjusted based on the participant’s age at the time of the CIC event. For participants under age 55, the CIC calculation is made assuming age 55 has been reached.

CIC Severance Agreements

We have CIC severance agreements with two of the NEOs, Messrs. Jordan and Popwell. The agreements provide a cash severance benefit equal to three times annual base salary plus three times a “bonus amount” if we discharge the officer other than for disability, retirement, or cause, or if the officer resigns for a predefined good reason, in either case within 36 months after a CIC event. The “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses. Mr. Jordan’s 2007 agreement provides generally for a federal excise tax gross-up; Mr. Popwell’s newer agreement has no gross-up provision. Severance payments are to be reduced if a small reduction in benefit (up to 5% or $50,000) would avoid the excise tax. The agreements provide for continued healthcare and life insurance benefits for an 18-month period as allowed by tax laws. Non-disparagement, cooperation, and non-solicitation covenants are included in the agreements. These agreements do not guarantee employment for any term or period; they only apply if employment ends within a certain period following a CIC event. Each agreement generally can be terminated unilaterally with three years’ prior notice.

CIC Severance Plan

Two of the NEOs, Ms. Dmuchowski and Mr. Restel, participate in our new (2021) Executive Change in Control Severance Plan (“CIC Plan”). For these two officers, the CIC Plan provides a cash severance benefit equal to 2.5 times annual base salary plus 2.5 times a “bonus amount” if we discharge the officer other than for disability, retirement, or cause, or if the officer resigns for a predefined good reason, in either case within 36 months after a CIC event. The “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses. Severance payments are to be reduced if a small reduction in benefit (up to 5% or $50,000) would avoid the excise tax. The agreements provide for continued healthcare and life insurance benefits for an 18-month period as allowed by tax laws. Non-disparagement, cooperation, and non-solicitation covenants are incorporated into the Plan. The CIC Plan does not guarantee employment for any term or period. Participation in the CIC Plan generally can be terminated unilaterally with three years’ prior notice, subject to certain extensions.

CIC Potential Payout

The following table shows potential amounts payable to the still-active NEOs if a CIC had occurred and employment with us had terminated on December 31, 2021. The closing stock price on December 31, 2021 of $16.33 per share is used when valuing stock based items. For purposes of the table, the following assumptions and adjustments have been made: (1) the present value of future health and welfare and other non-cash benefits is calculated by using current costs; (2) the value of non-forfeited stock options is based solely on the spread between the option price and our actual year-end stock value; and (3) no forfeiture factors exist. Many of the amounts shown in the table accelerate the timing of payment of an amount that would have been paid eventually without increasing the amount paid. The table shows all payment amounts, whether or not increased by the CIC and termination, for the sake of completeness. Messrs. Brown and Losch are omitted from the table because they have left First Horizon.

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Potential Dollar Value of Payments Upon an Assumed Termination of
Employment at Year-End Related to a CIC Event

	Cash	Pro Rated	Stock	Pension	Savings	Health &		Tax Gross-up
Name	Severance	Bonus[1]	Awards	Restoration[2]	Restoration	Welfare	Other[3]	Payments[4]	Total
Mr. Jordan	6,874,000	1,261,333	13,650,749	829,006	820,553	33,094	25,000	6,694,538	30,188,273
Ms. Dmuchowski	2,750,000	500,000	372,283	na	na	20,536	25,000	na	3,667,819
Mr. Byrd	na	na	6,816,696	na	103,657	—	3,525,000	na	10,445,353
Mr. Restel	2,995,588	675,000	3,069,985	na	46,846	20,212	25,000	na	6,832,631
Mr. Popwell	3,775,000	558,333	3,168,686	417,893	308,714	31,093	25,000	na	8,284,719

[1]	The amounts in this column reflect “the bonus amount” defined in each CIC severance agreement or plan, as applicable, discussed above.
[2]	Absent a CIC event, a participant in the pension restoration plan can elect, at termination of employment, to receive a lump sum payment based on the present actuarial value of the expected pension payment stream. In a CIC context, participants will receive a lump sum payment in lieu of the payment stream. If a participant terminated in relation to a CIC is under age 55 or has less than 15 years of service, the CIC lump-sum payment would be enhanced to reflect that age and those service years. The amount in the Pension Restoration column of the table for Mr. Jordan reflects an estimate of that enhancement measured at year-end.
[3]	Mr. Byrd’s “Other” amount is driven mainly by agreements we have with him. See Byrd Letter Agreements and Byrd Employment Agreement below.
[4]	Mr. Jordan has the right to receive an excise tax gross-up payment, an estimate of which is included in the table.

Agreements Related to IBKC Merger

When we signed the IBKC merger agreement in 2019, we also signed a letter agreements with Messrs. Jordan, Byrd, Popwell, and Losch. In addition, at that time IBKC signed letter agreements with Messrs. Byrd, Restel, and Brown. Mr. Byrd’s letter agreements amended his pre-merger employment agreement with IBKC which continues, as amended, with First Horizon.

Jordan Letter Agreement

Our letter agreement with Mr. Jordan (the “Jordan Letter Agreement”) required Mr. Jordan to resign as Chairman of the Board on July 1, 2020, which was the closing date of the IBKC merger. It further provides that he will continue to serve as the President and Chief Executive Officer of our company and First Horizon Bank. Mr. Byrd became our Executive Chairman, as discussed in the next section. Mr. Jordan will be reappointed as Chairman after Mr. Byrd steps down. Under the Jordan Letter Agreement, Mr. Jordan waived any rights to terminate his employment for “Good Reason” under his Change in Control Severance Agreement as a result of those changes, so long as Mr. Jordan remains President and Chief Executive Officer and later is reappointed as Chairman as provided in his Letter Agreement.

Byrd Letter Agreements

First Horizon Letter

Our letter agreement with Mr. Byrd (the “Byrd-FH Letter Agreement”) provides that Mr. Byrd will serve as Executive Chairman of our company and of First Horizon Bank through July 1, 2022, which is the second anniversary of the closing date of the merger of equals (the “Employment Period”). Mr. Byrd has the right to shorten his Employment Period in certain respects, at his election.

Following his Employment Period, Mr. Byrd has agreed to serve as Special Advisor to the chief executive officer until July 1, 2025 (the “Advisor Period”).

During his Employment Period, Mr. Byrd’s annual target direct compensation and form of long-term incentive awards will be in the same amounts and on the same terms, and with the same payout determinations and amounts, as those that apply to Mr. Jordan, subject to certain exceptions. Mr. Byrd is eligible to participate in the same employee benefit plans as are made available to similarly situated First Horizon executives, and he will continue to receive the same or similar perquisites as IBKC made available to him before the merger of equals.

During his Advisor Period, Mr. Byrd will receive an annual consulting fee equal to (i) $3.75 million for the first two years and (ii) $3.5 million for the third year. Through the end of the Consulting Period, Mr. Byrd will continue to have access to administrative support, office space and security arrangements provided by the surviving entity.

Mr. Byrd also is being paid a one-time cash Integration and Continuity Award in the total amount of $5 million, payable in $250,000 quarterly installments over five years. We are required to accelerate payment of the remaining installments of the award when Mr. Byrd transitions from Executive Chairman to Special Advisor, or if Mr. Byrd’s employment terminates earlier, unless his termination is by First Horizon for “cause” or by Mr. Byrd without “good reason,” in each case as defined in the Byrd-FH Letter Agreement. Any paid portion of the award is subject to repayment and recovery by First Horizon, and any unpaid portion will be forfeited, if (i) First Horizon terminates Mr. Byrd for cause, (ii) Mr. Byrd resigns other than for good

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reason, or (iii) Mr. Byrd materially violates the restrictive covenants in the Byrd-FH Letter Agreement (described below).

If Mr. Byrd’s employment or consulting arrangement, as applicable, is terminated by First Horizon other than for cause or by him for good reason, that termination will not affect the compensation to be provided to him under the Byrd-FH Letter Agreement, subject to his continued compliance with certain restrictive covenants. If Mr. Byrd dies during the Employment Period or the Advisor Period, any remaining unpaid amounts due to him under the Byrd-FH Letter Agreement (determined assuming target-level performance) will be paid to his estate, to the extent such unpaid amounts exceed the value of incremental life insurance benefits.

Under the Byrd-FH Letter Agreement, Mr. Byrd has agreed to certain restrictive covenants, including non-competition and non-solicitation covenants, for the 5-year period following the closing date of the merger of equals (through July 1, 2025). He will also be subject to indefinite non-disparagement and confidentiality covenants.

The Byrd-FH Letter Agreement does not affect certain severance and other benefits under the terms of his Employment Agreement in the context of the IBKC-First Horizon merger. See Byrd Employment Agreement within the section captioned Agreements related to IBKC Merger, which begins on page 77.

IBKC Letter

IBKC’s letter agreement with Mr. Byrd (the “Byrd-IB Letter Agreement”) provided for a special restricted stock award. The award was granted in November 2019 and would have forfeited if the merger had not been closed. The award had a grant-date value of $5,000,000 and vested on January 1, 2021, the six-month anniversary of the merger’s closing date. This special award is subject to repayment and recovery by First Horizon if (i) First Horizon terminates Mr. Byrd for cause, (ii) Mr. Byrd resigns other than for good reason, or (iii) Mr. Byrd materially violates the restrictive covenants in the Byrd-FH Letter Agreement, in each case prior to July 1, 2022.

Byrd Employment Agreement

Mr. Byrd had an employment agreement with IBKC (the “Byrd Employment Agreement”). The Byrd-FH Letter Agreement changed the duration of the Byrd Employment Agreement, along with Mr. Byrd’s position, it modified his compensation arrangements, and it superseded the Employment Agreement in many other respects. The Byrd-IB Letter agreement provided Mr. Byrd with a special restricted stock award, not contemplated by the Byrd Employment Agreement. These and other matters are noted above in Byrd Letter Agreements.

The Byrd-FH Letter Agreement left in place a change in control severance benefit for Mr. Byrd. For purposes of the Byrd Employment Agreement, the IBKC-First Horizon merger was a change in control event, and the changes to Mr. Byrd’s position gave him good reason to resign. The Byrd Employment Agreement provides Mr. Byrd with a change in control cash benefit of $14,979,262 which, by the terms of the Byrd-FH Letter Agreement, will be paid to Mr. Byrd when he transitions from Executive Chairman to Special Advisor, or if earlier, when his employment otherwise ends (subject to a possible 6-month delay for tax reasons). The benefit is not forfeitable, and payment is supported by a rabbi trust arrangement. Although the benefit has not yet been paid to Mr. Byrd, it is included as other compensation for 2020 in the Summary Compensation Table on page 64 and is included in his nonqualified deferred compensation balance as discussed in Nonqualified Deferred Compensation Plans beginning on page 73.

In addition, we are required to pay Mr. Byrd certain tax gross up amounts, which we estimate will be approximately $7,370,457, assuming 2021 tax laws remain in effect. The Byrd Employment Agreement also provides for the continuation of certain health and welfare benefits for Mr. Byrd and certain of his dependents for 39 months after his employment ends.

Bylaw Provision Restricting Removal

As we agreed in the IBKC merger agreement, under our bylaws (as amended when the IBKC merger closed), the affirmative vote of at least 75% of our Board would be required to remove Mr. Jordan or Mr. Byrd from serving in the capacities set forth in their respective letter agreements. This provision expires on the third anniversary of the merger, July 1, 2023.

Other NEO Letter Agreements

First Horizon Letter Agreements

Our letter agreements with Messrs. Popwell and Losch specified position and role with First Horizon after the merger, and provided for the grant of a special RSA award in consideration for a waiver of any right to terminate employment for good reason in connection with the IBKC merger of equals. The award was granted in November 2019 and would have been forfeited if the merger had not closed. The award had a grant-date value of $ 1,250,000 and vested on July 1, 2021, the anniversary of the merger’s closing date. Mr. Popwell’s waiver will not operate if, during his 36-month protected period (expiring July 1, 2023), we terminate his employment without cause or take actions (beyond those which took effect when the merger closed) which would give him good reason to resign.

Each special RSA award is subject to repayment and recovery by First Horizon if the executive materially

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violates certain restrictive covenants, including non-solicitation covenants, for one year following the closing date of the merger of equals. Each is also subject to indefinite non-disparagement and confidentiality covenants.

IBKC Letter Agreements

IBKC’s letter agreements with Messrs. Restel and Brown specified their positions and roles with First Horizon after the merger and provided each with a special RSA award. Each award was granted in November 2019 and would have been forfeited if the merger had not closed. The awards had grant-date values of $1,350,000 (Mr. Restel) and $1,400,000 (Mr. Brown) and vested on July 1, 2021, the anniversary of the merger’s closing date.

Each special RSA award is subject to repayment and recovery by First Horizon if the executive materially violates certain restrictive covenants, including non-solicitation covenants, for one year following the closing date of the merger of equals. Each executive is also subject to indefinite non-disparagement and confidentiality covenants.

Messrs. Restel and Brown each had a change in control severance agreement with IBKC. Each agreement allowed the executive to trigger a severance benefit if a change in control of IBKC occurred, and if the executive resigned within 30 days after closing for any reason. To incentivize these executive officers to remain with First Horizon following the closing, the letter agreements guarantee that each executive will receive, when employment ends, the cash benefit that otherwise would have been paid had the executive resigned in July 2020. Those amounts were $5,766,018 for Mr. Restel, and $7,097,327 for Mr. Brown, and were treated as contributions to their nonqualified deferred compensation plan accounts. Although those benefits have not yet been paid to the executives, they are included as other compensation for 2020 in the Summary Compensation Table on page 64, and are included in their nonqualified deferred compensation balances as discussed in Nonqualified Deferred Compensation Plans beginning on page 73.

In addition, we are required to pay Messrs. Restel and Brown certain tax gross up amounts, which we estimate will be approximately $2,990,417 (Mr. Restel) and $3,529,024 (Mr. Brown), assuming 2021 tax laws remain in effect.

Each letter agreement also provides for the continuation of certain health and welfare benefits for the executive and certain dependents for 39 months after the executive’s employment ends.

Dmuchowski Offer Letter

Ms. Dmuchowski joined us in November 2021 as our new Chief Financial Officer. The negotiated terms of her hiring were approved by our Board of Directors, and were reflected in an offer letter (“Offer Letter”). Key terms of the Offer Letter are:

•	Full title: Senior Executive Vice President—Chief Financial Officer

•	Salary: $600,000 annually

•	Executive Bonus Program: Ms. Dmuchowski became eligible to participate in our executive bonus program starting with the 2021 bonus year. Her “target” bonus amount for 2021 is 85% of her salary rate. For the 2021 bonus year, as an inducement to sign the Offer Letter, we agreed to set a bonus minimum for her of $500,000, of which half was paid within 30 days after her start date.

•	Executive Stock Award Program: Ms. Dmuchowski is eligible to participate in our executive stock award program starting with the 2022 annual grant cycle. Her awards in 2022 will have a target of up to 150% of her annual salary rate.

•	New-Hire Retention Awards: Within 30 days after her start date, we granted to Ms. Dmuchowski RSUs having a grant date value of $375,000, vesting in three installments on the third, fourth, and fifth anniversaries of grant. In addition, we agreed to pay Ms. Dmuchowski $125,000 in cash on the first anniversary of her start date.

•	Executive CIC Plan: Ms. Dmuchowski became a participant in FHN’s Executive Change in Control Severance Plan at the Tier 1 level, which provides a severance multiple of 2.5 times salary and bonus (all as provided in that Plan).

•	Relocation: Ms. Dmuchowski was provided executive-level relocation services and benefits.

•	Other Program Participation: Ms. Dmuchowski is eligible to participate in executive and associate plans and programs not listed above, including in the savings (401(k)) plan, nonqualified savings restoration plan, nonqualified deferred compensation plan, survivor benefit program, disability benefit program, and executive perquisites.

The Offer Letter is not an employment agreement. Ms. Dmuchowski has no term of employment; she is an “at will” associate.

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Brown Separation Agreement

On September 30, 2021, we entered into a Separation Agreement and General Release (“Separation Agreement”) with Mr. Brown. Key provisions of the Separation Agreement are: (1) Mr. Brown agreed to retire as President—Regional Banking and as an executive officer; (2) Mr. Brown continued to be paid his 2021 salary for the remainder of 2021; (3) Mr. Brown continued to be eligible to earn an annual cash incentive (bonus) for 2021 on corporate performance terms previously established under our Management Incentive Plan, and in 2021 he was paid 75% of his target bonus amount ($525,000) as a non-refundable advance against the final bonus determined early in 2022; (4) a total of 81,927 unvested RSAs and RSUs have had the continuing employment or service requirement waived after December 31, 2021; (5) 47,572 (measured at target) unvested PSUs have had the continuing employment or service requirement waived after December 31, 2021; (6) Mr. Brown’s participation in the Company’s Executive Change in Control Severance Plan was terminated; and (7) Mr. Brown agreed to comply with certain non-competition, non-solicitation, and other covenants, and gave us a general legal release of any claims.

The RSAs, RSUs, and PSUs mentioned above did not have vesting or payment accelerated. The continuing employment or service requirement will be waived, but all other terms and conditions will remain in place. Mr. Brown’s outstanding stock options were not affected by the Separation Agreement. Among other things, this meant that then-vested options remained outstanding for a 90-day post-separation period prescribed by the terms of the awards, and then-unvested options were forfeited at separation.

The applicable corporate performance metrics of Mr. Brown’s 2021 bonus award and of the PSUs mentioned above were not altered by the Separation Agreement. Applicable corporate performance will be determined at the usual time and in the usual manner for each such award.

The Separation Agreement did not alter benefits and rights under other plans or programs not mentioned above.

80	2022 PROXY STATEMENT

OTHER MATTERS

Other Matters

The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

2023 Annual Meeting—Proposal & Nomination Deadlines

Rule 14a-8 Proposals

If you intend to submit a shareholder proposal for inclusion in our proxy materials for the 2023 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it must be received by the Corporate Secretary, First Horizon Corporation, 165 Madison Avenue, Memphis, Tennessee, 38103, not later than November 14, 2022.

Proxy Access Nominations

If you would like to nominate a director for inclusion in the proxy materials for our 2023 annual meeting in accordance with Section 3.16 of our Bylaws (our proxy access bylaw), such nomination must be submitted to the Corporate Secretary, 165 Madison Avenue, Memphis, Tennessee 38103 no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the company mailed its proxy statement for the prior year’s annual meeting of shareholders. Our mailing date for the 2022 annual meeting is March 14, 2022, so a proxy access nomination would have to be submitted not earlier than October 15, 2022 and not later than November 14, 2022. If our annual meeting is not scheduled to be held within 30 days before or 30 days after the first anniversary date of the previous year’s annual meeting, the nomination must be submitted by the later of the close of business on the date that is 180 days prior to the annual meeting date or the tenth day following the date such annual meeting date is first publicly announced or disclosed.

Other Proposals or Nominations
To be Brought before the 2023 Annual Meeting

Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to bring before a shareholder meeting a director nomination or other proposal, outside the processes that permit them to be included in our proxy statement, must comply with certain procedures. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholder meeting. Such shareholder proposals and nominations must be submitted to the Corporate Secretary. Section 2.4 of our Bylaws provides that our annual meeting of shareholders will be held each year on the date and at the time fixed by the Board of Directors. The Board of Directors has determined that our 2023 annual meeting will be held on  April 25, 2023. Thus, shareholder proposals and director nominations submitted outside the processes that permit them to be included in our proxy statement must be submitted to the Corporate Secretary between December 26, 2022 and

January 25, 2023, or the proposals will be considered untimely. If we give fewer than 100 days’ notice or public disclosure of a shareholder meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Untimely proposals may be excluded by the Chairman of the Board, or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than February 25, 2023.

81	2022 PROXY STATEMENT

OTHER MATTERS

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the SEC, is included as part of these proxy materials. If you are a shareholder of record who did not receive a printed copy of the Annual Report on Form 10-K but would like one, you may obtain one free of charge upon written request to the Treasurer, First Horizon Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders. The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of the exhibits to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the requested printed copy of Annual Report on Form 10-K.

Pay Ratio of CEO to Median Employee

We are required to disclose a comparison of the 2021 total compensation of our CEO with that of our median-paid associate. For that purpose, we selected the median associate using total federally taxable income reported by us for 2020 to the U.S. Internal Revenue Service. The median associate was that person, employed by us at year-end 2021, whose 2020 taxable income ranked at the fiftieth percentile of all our associates other than the CEO. For this purpose, all associates included part-time and seasonal personnel as well as persons who joined us during the year. Total compensation for our CEO in 2021, calculated using the methodology reported in the Summary Compensation Table section starting on page 64, was $7,545,408. Total compensation for our median associate for 2021, calculated using the same methodology, was $61,465. The ratio of 2021 total compensation for the CEO in relation to that for the median associate is 123 to one.

The information disclosed in this section was developed and is provided solely to comply with specific legal requirements. We do not use any of this information in managing our company. We do not believe this information provides shareholders with a useful mechanism for evaluating our management’s effectiveness, operating results, or business prospects, nor for comparing our company with any other in any meaningful respect.

BY ORDER OF THE BOARD OF DIRECTORS

Clyde A. Billings, Jr.

Senior Vice President,

Assistant General Counsel and

Corporate Secretary

March 14, 2022

82	2022 PROXY STATEMENT

APPENDIX A

NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE

CHARTER

FIRST HORIZON CORPORATION

(As Amended and Restated July 27, 2021)

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(a) of the Corporation’s restated charter, as amended, and Section 3.5 of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon Corporation hereby creates the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors, which shall serve as a nominating committee and as a corporate governance committee for the Corporation, with such specific authority as is herein provided.

Purposes of the Committee

The purposes of the Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, (3) to oversee the evaluation of the Board and management, and (4) to perform such other duties and responsibilities as set forth herein.

Qualifications of Committee Members

The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Committee, and shall consist of at least three members of the Board, each of whom is “independent” under the rules of the New York Stock Exchange (“NYSE”). Members of the Committee may be replaced by the Board.

Operation of the Committee

The Committee shall generally meet four times yearly (and in no event shall it meet fewer than two times yearly). Meetings may be called at any time by the Committee Chair or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chair of the Committee, or acting Chair of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Horizon Bank (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain consultants or search firms used to identify director candidates, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	With respect to the nominating function,

a.	To consider recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof;

A-1	2022 PROXY STATEMENT

APPENDIX A

b.	To identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate. These factors may include:

•	personal qualities and characteristics, experience, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	diversity of viewpoints, background, experience and other demographics;

•	ability and willingness to commit adequate time to Board and committee matters; and

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

The Committee may consider candidates proposed by management, but is not required to do so;

c.	To develop and recommend to the Board, in connection with its assessment of director independence, guidelines to be applied in making determinations as to the absence of material relationships between the Corporation and a director;

d.	To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members; and
e.	To review, monitor and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of directors.

2.	With respect to corporate governance and other matters,

a.	To exercise oversight of the evaluation of the Board and management;

b.	To develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, to review and reassess those principles at least once a year, and recommend any proposed changes to the Board for approval;

c.	To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair of the Committee or any other member of the Committee designated by the Committee to make this report; and

d.	To oversee the Corporation’s management of and commitment to environmental, social and governance (“ESG”) matters and ESG reporting, except to the extent that such matters are within the scope of the authority delegated by the Board to another Board committee.

A-2	2022 PROXY STATEMENT

APPENDIX B

Reconciliation of Non-GAAP to GAAP
Financial Information

Portions of this proxy statement show financial measures that are not presented according to generally accepted accounting principles (GAAP). Non-GAAP financial measures are noted in this proxy statement when used. A reconciliation of those non-GAAP measures to comparable GAAP measures is provided in this Appendix.

Although most non-GAAP measures have no standard definition, our management believes the measures presented in this proxy statement are useful for understanding our financial results.

Non-GAAP measures are reported to our management and Board of Directors through various internal reports. The non-GAAP financial measures used in this proxy statement are:

•	adjusted net income available to common shareholders (NIAC), diluted EPS for 2021;

•	adjusted return on average common equity for 2021;

•	return on tangible common equity (ROTCE) and adjusted ROTCE, in each case for 2021;

•	adjusted efficiency ratio for 2021;

•	pre-provision net revenue and adjusted pre-provision net revenue; and

•	average loans not including the impact of the Paycheck Protection Program for 2021.

Notable Items

All adjusted measures exclude from GAAP measures certain “notable items” which are listed in the table below. The amount of each notable item is listed to show relative size. Except for the tax-related adjustments, amounts shown are pretax, and do not flow directly into adjustment calculations. Certain calculated amounts do not add, subtract, or divide precisely as shown due to rounding.

Notable Items
(in millions)	2021	2020
Summary of Notable Items:
Purchase accounting gain (other noninterest income)*	$(1)	$533
Gain/(loss) on TRUPS redemption (other noninterest income)	(26)	—
Branch sale gain (other noninterest income)	5	—
Merger/acquisition expense	(187)	(155)
Charitable contributions	—	(15)
Other notable expenses	(26)	—
Merger/acquisition non-PCD provision expense	—	(147)
Total notable items	$(235)	$216
EPS impact of notable items**	$(0.32)	$0.68

*	Purchase accounting gain is non-taxable income.
**	2021 and 2020 include $56 million and $78 million, respectively, of provision for income taxes associated with notable items.

B-1	2022 PROXY STATEMENT

APPENDIX B

Non-GAAP to GAAP Reconciliations

In millions, except per share data
Adjusted Net Income Available to Common Shareholders/Diluted EPS		2021	2020
Net income available to common shareholders (“NIAC”) (GAAP)	a	$962	$822
Plus Tax effected notable items (Non-GAAP)*		179	(294)
Adjusted Net income available to common shareholders (Non-GAAP)	b	$1,140	$528

Diluted Shares (GAAP)	c	551	434

Diluted EPS (GAAP)	a/c	$1.74	$1.89
Adjusted diluted EPS (Non-GAAP)	b/c	$2.07	$1.22

Adjusted Return on Average Common Equity (“ROCE”)/ Return on Average Tangible Common Equity (“ROTCE”)		2021	2020

Net income available to common shareholders (“NIAC”) (GAAP)	d	$962	$822
Adjusted Net income available to common shareholders (Non-GAAP)	e	1,140	528

Average Common Equity (GAAP)	f	7,677	6,016

Intangible Assets (GAAP)		1,836	1,696
Average Tangible Common Equity (Non-GAAP)	g	5,841	4,320
Equity Adjustment (Non-GAAP)		71	23
Adjusted Average Tangible Common Equity (Non-GAAP)	h	$5,912	$4,343

ROCE (GAAP)	d/f	12.53%	13.66%
ROTCE (Non-GAAP)	d/g	16.46%	19.03%
Adjusted ROTCE (Non-GAAP)	e/h	19.29%	12.16%

Adjusted Efficiency Ratio		2021	2020
Noninterest expense (GAAP)	i	$2,095	$1,718
Plus Pre-tax notable expense items		(212)	(170)
Adjusted noninterest expense (Non-GAAP)	j	1,883	1,549

Total revenue (GAAP)	k	3,070	3,155
Plus Taxable equivalent adjustment		12	11
Revenue-Taxable-equivalent (Non-GAAP)		3,082	3,166
Plus Revenue notable items (GAAP)		23	(533)
Adjusted revenue (Non-GAAP)	l	$3,105	$2,633

Efficiency ratio (GAAP)	i/k	63.25%	54.47%
Adjusted efficiency ratio (Non-GAAP)	j/l	60.64%	58.82%

Adjusted Pre-provision net revenue/ Pre-provision net revenue		2021	2020
Net interest income (GAAP)		$1,994	$1,662
Noninterest income (GAAP)		1,076	1,492
Total revenue (GAAP)		3,070	3,155
Noninterest expense (GAAP)		2,095	1,718
Pre-provision net revenue (Non-GAAP)		975	1,436
Provision for credit losses (GAAP)		(310)	503
Pre-tax income (GAAP)		$1,285	$933

B-2	2022 PROXY STATEMENT

APPENDIX B

Pre-provision net revenue (Non-GAAP)	$975	$1,436
Plus Pre-tax impact of notable items (Non-GAAP)*	235	(363)
Plus Taxable-equivalent adjustment	12	11
Adjusted Pre-provision net revenue (Non-GAAP)	$1,222	$1,084

Average Loans not including the impact of the Paycheck Protection Program	2021	2020
Commercial Loans not including the impact of PPP	$40,955	$33,290
Consumer Loans	11,974	10,039
Total Loans not including the impact of PPP	52,929	43,329
PPP Loans	3,369	2,854
Total Loans	$56,298	$46,183

*	Refer to the listing of Notable Items in the Notable Items section above.

B-3	2022 PROXY STATEMENT

Notice & Proxy Statement
for 2022 Annual Meeting
of Shareholders

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors unanimously recommends a vote FOR Items 1, 2 and 3.

1.	Election of seventeen directors to serve until the 2023 Annual Meeting of Shareholders:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	Harry V. Barton, Jr.	☐	☐	☐	10	Rick E. Maples	☐	☐	☐

02	Kenneth A. Burdick	☐	☐	☐	11	Vicki R. Palmer	☐	☐	☐

Please fold here — Do not separate.

03	Daryl G. Byrd	☐	☐	☐	12	Colin V. Reed	☐	☐	☐

04	John N. Casbon	☐	☐	☐	13	E. Stewart Shea, III	☐	☐	☐

05	John C. Compton	☐	☐	☐	14	Cecelia D. Stewart	☐	☐	☐

06	Wendy P. Davidson	☐	☐	☐	15	Rajesh Subramaniam	☐	☐	☐

07	William H. Fenstermaker	☐	☐	☐	16	Rosa Sugrañes	☐	☐	☐

08	D. Bryan Jordan	☐	☐	☐	17	R. Eugene Taylor	☐	☐	☐

09	J. Michael Kemp, Sr.	☐	☐	☐

2.	Ratification of appointment of KPMG LLP as auditors	☐	For	☐	Against	☐	Abstain

3.	Approval of an advisory resolution to approve executive compensation	☐	For	☐	Against	☐	Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

Meeting Attendance. Mark box to the right if you plan to attend the Annual Meeting.	☐

Date	, 2022

Signature(s) in Box
Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.

ANNUAL MEETING

April 26, 2022
8:00 a.m. Central Time

First Horizon Building
M-Level Auditorium
165 Madison Avenue
Memphis, TN 38103

If you plan to attend the annual meeting in person, you will need proof of your share ownership and a form of valid photo identification (or other identification acceptable to the company).

See What You Will Need to Attend the Meeting in Person in the proxy statement for additional details.

Directions to the Annual Meeting can be obtained by contacting our transfer agent at (877) 536-3558.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND VOTING INSTRUCTION CARD FOR
FIRST HORIZON CORPORATION SAVINGS PLAN (“Plan”)

Shareholders of Record: The undersigned appoints Ben C. Adams, Jr., Clyde A. Billings, Jr, George P. Lewis and Charles T. Tuggle, Jr. or any one or more or all of them with full power of substitution, as proxy or proxies, to represent and vote all shares of stock standing in my name on the books of the corporation at the close of business on February 25, 2022, which I would be entitled to vote if personally present at the annual meeting of shareholders of First Horizon Corporation, to be held in the M-Level Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, TN 38103 on April 26, 2022 at 8:00 a.m. Central Time, or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The proxies are further authorized to vote in their discretion as to any other matters which may properly come before the meeting. The board of directors, at the time of preparation of the proxy statement, knows of no business to come before the meeting other than that referred to in the proxy statement.

Plan Shareholders: Under the terms of the Plan, each participant having funds allocated to the First Horizon Common Stock Fund is entitled to instruct State Street Bank and Trust Company, plan trustee (“Plan Trustee”), as to the manner in which to vote the shares of First Horizon Common Stock held in the First Horizon Common Stock Fund represented by the participant’s interest therein as of the close of business on February 25, 2022 (the record date for the annual meeting of shareholders). The purpose of this instruction card is for the participant to give instructions to the Plan Trustee as to how to vote such shares in connection with the annual meeting of shareholders of First Horizon Corporation to be held on April 26, 2022, at 8:00 a.m. Central Time, or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side and also to give discretion to the Plan Trustee to vote on any other matters that may properly come before the meeting. The undersigned hereby directs the Plan Trustee to vote the shares of First Horizon Common Stock in the First Horizon Common Stock Fund represented by the undersigned’s interest therein as specified on the reverse side.

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

YOU CAN VOTE BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD AS DIRECTED ON THE REVERSE SIDE.

Vote by Internet, Telephone, or Mail

There are three ways to vote. Internet or telephone voting is available 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies and/or the Plan Trustee to vote your shares in the same manner as if you had marked, signed and returned this card.

INTERNET/MOBILE	TELEPHONE	MAIL
www.proxypush.com/FHN	1-866-883-3382	Mark, sign, and date this card and return it in the postage- paid envelope provided or mail to Shareowner Services, P.O. Box 64873, St. Paul, MN 55564-0873 in time to be received by April 25, 2022.
Use the Internet to vote your shares until 10:59 p.m. Central Time on April 25, 2022.*	Use any touch-tone telephone to vote your shares until 10:59 p.m. Central Time on April 25, 2022.*

*For shares held in the First Horizon Corporation Savings Plan, you must vote your shares no later than April 21, 2022 at 10:59 p.m. Central Time.

If you vote by Internet or by telephone, you do NOT need to mail back this card.